Exhibit 4.14

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FARFETCH US HOLDINGS, INC.,

a Delaware corporation,

YANKEE MERGER SUB, LLC,

a Delaware limited liability company,

STADIUM ENTERPRISES LLC,

a Delaware limited liability company,

Jed Stiller as the Members’ Agent,

and, solely for purposes of Section 9.15,

FARFETCH LIMITED, a Cayman limited company

Dated as of December 12, 2018

TABLE OF CONTENTS

Article I The Merger		1
1.1	The Merger	1
1.2	Closing Deliveries	2
1.3	Effect on Company Units and Options	4
1.4	Payment and Exchange Procedures	5
1.5	No Further Ownership Rights in the Company Units	7
1.6	Closing Cash Consideration Adjustment	7
1.7	Tax Consequences	8
1.8	Certain Taxes	9
1.9	Withholding Rights	9
1.10	Taking of Necessary Action; Further Action	9
Article II Representations and Warranties of the Company		9
2.1	Organization, Standing, Power and Subsidiaries	9
2.2	Capital Structure	10
2.3	Authority; Non-contravention	11
2.4	Financial Statements; No Undisclosed Liabilities	12
2.5	Absence of Changes	13
2.6	Litigation	13
2.7	Restrictions on Business Activities	14
2.8	Compliance with Laws; Governmental Permits	14
2.9	Title to, Condition and Sufficiency of Assets; Real Property	14
2.10	Intellectual Property	15
2.11	Taxes	23
2.12	Employee Benefit Plans and Employee Matters	25
2.13	Interested-Party Transactions	29
2.14	Insurance	29
2.15	Books and Records	29
2.16	Material Contracts	29
2.17	Transaction Fees	32
2.18	Anti-Corruption Law	32
2.19	Environmental, Health and Safety Matters	32
2.20	Export Control Laws	33
2.21	Distributors	33
2.22	Suppliers	33
2.23	Member Notice	34
2.24	No Other Representations and Warranties; Non-reliance	34
Article III Representations and Warranties of Acquirer and Merger Sub		34
3.1	Organization and Standing	34
3.2	Authority; Non-contravention	34
3.3	Issuance of Shares	35
3.4	Member Notice	35
3.5	No Prior Merger Sub Operations	35
3.6	SEC Filings; NYSE Compliance	35
3.7	Sufficiency of Funds	35
3.8	Compliance with Laws	36
3.9	No Other Representations and Warranties; Non-reliance	36
Article IV Conduct Prior to the Effective Time		37
4.1	Conduct of the Business; Notices	37
4.2	Restrictions on Conduct of the Business	37
Article V Additional Agreements		40
5.1	Member Notice	40
5.2	No Solicitation	40
5.3	Confidentiality; Public Disclosure	41
5.4	Reasonable Best Efforts	42
5.5	Third-Party Consents; Notices	42
5.6	Litigation	42
5.7	Access to Information	42
5.8	Spreadsheet	43

5.9	Expenses; Company Debt	43
5.10	Employees	43
5.11	Termination of Benefit Plans	44
5.12	Certain Closing Certificates and Documents	44
5.13	Tax Matters	45
5.14	Rule 144	46
5.15	Directors’ and Officers’ Tail Insurance	46
Article VI Conditions to the Merger		47
6.1	Conditions to Obligations of Each Party to Effect the Merger	47
6.2	Additional Conditions to Obligations of the Company	47
6.3	Additional Conditions to the Obligations of Acquirer	47
Article VII Termination		48
7.1	Termination	48
7.2	Effect of Termination	49
Article VIII Escrow Fund and Indemnification		49
8.1	Escrow Fund	49
8.2	Indemnification	50
8.3	Indemnifiable Damage Threshold; Other Limitations	51
8.4	Period for Claims	53
8.5	Claims	54
8.6	Resolution of Objections to Claims	54
8.7	Members’ Agent	55
8.8	Third-Party Claims	57
8.9	Treatment of Indemnification Payments	57
Article IX General Provisions		58
9.1	Survival of Representations, Warranties and Covenants	58
9.2	Notices	58
9.3	Interpretation	59
9.4	Amendment	60
9.5	Extension; Waiver	60
9.6	Counterparts	60
9.7	Entire Agreement; Parties in Interest	60
9.8	Assignment	61
9.9	Severability	61
9.10	Remedies Cumulative; Specific Performance	61
9.11	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	61
9.12	Governing Law	61
9.13	Rules of Construction	62
9.14	Provisions Respecting Legal Representation	62
9.15	Acquirer and Merger Sub Obligations	62

Exhibits
Exhibit A	-	Definitions
Exhibit B	-	Form of Joinder Agreement
Exhibit C	-	Form of Investor Representation Letter
Exhibit D	-	Form of Certificate of Merger
Exhibit E	-	Form of Certificate of Non-Foreign Status
Exhibit F	-	Form of Note Repayment Agreement
Exhibit G	-	Form of Escrow Agreement
Schedules
Company Disclosure Letter
Schedule I	-	Key Employees
Schedule II	-	Contracts to be Amended or Terminated
Schedule III	-	Security Deposits
Schedule IV	-	Payment Escrows
Schedule V	-	Company Convertible Notes
Schedule VI	-	Illustrative Net Working Capital Calculation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 12, 2018 (the “Agreement Date”), by and among Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”), Yankee Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquirer (“Merger Sub”), Stadium Enterprises LLC, a Delaware limited liability company (the “Company”), Jed Stiller, solely in his capacity as agent on behalf of the Converting Holders in accordance with Section 8.7 of this Agreement (the “Members’ Agent”), and, solely for purposes of Section 9.15, Farfetch Limited, a Cayman limited company and the ultimate parent entity of Acquirer (“Parent”). Certain other capitalized terms used herein are defined in Exhibit A.

RECITALS

A.

Parent, Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Acquirer.

B.

John McPheters and Jed Stiller, the sole holders of the Company’s membership interests designated as Class A Units (the “Class A Units”), such Company Units being the sole class of membership interests of the Company entitled to vote with respect to approval of the Merger (such sole holders of Class A Units together being, the “Voting Members”), have approved this Agreement and the transactions contemplated by this Agreement and the Transactions Documents (collectively, the“ Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with Applicable Law and the Operating Agreement (the ”Voting Member Approval”).

C.

Acquirer, as the sole member of Merger Sub, has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, in the best interests of Merger Sub and the sole member of Merger Sub and (2) adopted a resolution approving this Agreement and the Merger.

D.

Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the individuals listed on Schedule I (each, a “Key Employee”) have each executed (1) an employment agreement with the Company and Acquirer, together with a confidential information and assignment agreement (collectively, an “Employment Agreement”), (2) a non-competition and non-solicitation agreement (a “Restrictive Covenant Agreement”) and (3) a share restriction agreement (a “Share Restriction Agreement”), each to become effective upon the Closing.

E.

Concurrently with the execution of this Agreement, the Company has obtained and delivered to Acquirer (1) a written consent (the “Written Consent”) executed by both of the Voting Members, evidencing the Voting Member Approval, (2) joinder agreements in substantially the form attached hereto as Exhibit B (each, a “Joinder Agreement”) executed by both of the Voting Members and each other Key Employee in their capacity as a Company Member (together with the Voting Members, the “Key Members”) and (3) investor representation letters in substantially the form attached hereto as Exhibit C (an “Investor Representation Letter”) executed by each Key Member, and the Company shall exercise its commercially reasonable efforts to cause each other Converting Holder to execute and deliver to Acquirer promptly after the execution of this Agreement (i) a Joinder Agreement and (ii) an Investor Representation Letter.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1The Merger.

(a)Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”) and as a wholly owned subsidiary of Acquirer.

(b)Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA.

(c)Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place at the offices of Fenwick & West LLP, 902 Broadway, Suite 14, New York, New York, 10010, or at such other location as Acquirer and the Company agree, at: (i)10:00 a.m. local time on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); or (ii) such other date and time and/or such other location as Acquirer and the Company agree; provided, however, that in no event shall the Closing occur before January 2, 2019. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

(d)Effective Time. A certificate of merger satisfying the applicable requirements of the DLLCA in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time”).

(e)Certificate of Formation; Limited Liability Company Agreement; Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time:

(i)the certificate of formation of the Surviving Company shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter as provided by the DLLCA;

(ii)the limited liability company agreement of Merger Sub as in effect immediately prior to the Merger shall be the limited liability company agreement of the Surviving Company; and

(iii)the Company shall take all actions necessary to cause the officers of Merger Sub immediately prior to the Effective Time to be the only officers of the Surviving Company immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

1.2Closing Deliveries.

(a)Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing:

(i)a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied; and

(ii)the Escrow Agreement, executed by Acquirer and the Escrow Agent.

(b)Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:

(i)a certificate, dated as of the Closing Date and executed on behalf of the Company by an officer of the Company, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(e) has been satisfied;

(ii)a certificate, dated as of the Closing Date and executed on behalf of the Company by an officer of the Company, certifying (A) the limited liability company agreement of the Company (the “Operating Agreement”) in effect as of the Closing, (B) the resolutions of the Voting Members (I) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Members and (II) approving this Agreement in accordance with the DLLCA and the Operating Agreement and (C) other matters reasonably requested by Acquirer;

(iii)written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that has been incurred and remains payable to such Person and (B) that, upon payment of such remaining payable amount at the Closing, it shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company, its Affiliates and/or the Surviving Company;

(iv)the Joinder Agreement, executed by each Company Member, including holders of Class C Units and the Key Members, who constitute the holders of at least 90% of the outstanding Company Units as of immediately prior to the Closing;

(v)A waiver in a form and substance reasonably satisfactory to Acquirer (a “Unit Waiver Agreement”) from each Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive (A) Class B Units, options to purchase Company Units or other equity awards with respect to Company Units or (B) other securities of the Company, that in each case have not been issued or granted as of the Agreement Date;

(vi)Investor Representation Letters duly completed and executed by each Accredited Converting Holder; 4

(vii)evidence reasonably satisfactory to Acquirer of the resignation of each officer of the Company in office immediately prior to the Closing, effective as of, and contingent upon, the Effective Time;

(viii)unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Voting Members, certified by an officer of the Company, authorizing the termination of each or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, if any, with any such termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;

(ix)a certificate from the Secretary of State of Delaware and each other state or other jurisdiction in which the Company is qualified to do business as a foreign entity, dated within three Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable Taxes and fees of the Company that are due and payable through and including the Closing Date have been paid;

(x)the Spreadsheet completed to include all of the information specified in Section 5.8 in a form reasonably satisfactory to Acquirer and a certificate executed by an officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(xi)the Company Closing Financial Certificate;

(xii)U.S. withholding documentation, consisting of a certification by the Company in accordance with the requirements of Treasury Regulations Section 1.1445-11T(d)(2) and a certification by each Company Member of non-foreign status under Section 1446(f)(2)(A) of the Code (to the extent a Company Member is not a “foreign person” within the meaning of Section 1446(f)(2)(A) of the Code), in each case substantially the form attached hereto as Exhibit E;

(xiii)a separation and release agreement or similar document in a form reasonably satisfactory to Acquirer (a “Separation Agreement”) executed by each of the Designated Employees;

(xiv)to the extent requested by Acquirer in writing at least five Business Days prior to the Closing Date, evidence reasonably satisfactory to Acquirer of the termination of service with the Company of any independent contractor, consultant and/or advisory board member of the Company as requested by Acquirer, to be effective no later than immediately prior to Closing; provided that no such termination of service shall result in any payment obligations or other Liability of the Company;

(xv)evidence reasonably satisfactory to Acquirer of the amendment or termination, as applicable, of each of the Contracts listed on Schedule II, as described therein;

(xvi)the Certificate of Merger, executed by the Company;

(xvii)the Escrow Agreement, executed by the Members’ Agent;

(xviii)payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt (other than the Company Convertible Notes), which letters provide for the release of all Encumbrances relating to the Company Debt 5 following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt);

(xix)a note repayment agreement in substantially the form attached hereto as Exhibit F (a “Note Repayment Agreement”) with respect to each of the Company Convertible Notes; and

(xx)executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Encumbrances on assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.3Effect on Company Units and Options.

(a)Treatment of Company Units. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, any Company Member or any other Person:

(i)Company Units, other than Class B Units. Each Company Unit, other than a Class B Unit, held by a Converting Holder immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Sections 1.3(f), 1.4 and 1.6, (A) an amount in cash, without interest, equal to the Closing Per Unit Cash Consideration and (B) a number of Parent Ordinary Shares equal to the Closing Per Unit Share Consideration. The amount of cash each Converting Holder holding Company Units, other than Class B Units, is entitled to receive for such Company Units shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Units held by such Converting Holder and the number of Parent Ordinary Shares each Converting Holder holding Company Units, other than Class B Units, is entitled to receive for such Company Units shall be determined in accordance with Section 1.3(g).

(ii)Class B Units. Each Class B Unit held by a Converting Holder immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Sections 1.3(f), 1.4 and 1.6, (A) an amount in cash, without interest, equal to the Class B Per Unit Cash Consideration and (B) a number of Parent Ordinary Shares equal to the Class B Per Unit Share Consideration. The amount of cash each Converting Holder holding Class B Units is entitled to receive for such Class B Units shall be rounded to the nearest cent and computed after aggregating cash amounts for all Class B Units held by such Converting Holder and the number of Parent Ordinary Shares each Converting Holder holding Class B Units is entitled to receive for such Class B Units shall be determined in accordance with Section 1.3(g).

(b)Treatment of Company Units Owned by the Company. At the Effective Time, all Company Units that are owned by the Company immediately prior to the Effective Time shall be cancelled 6 and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c)Treatment of Merger Sub Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub or any other Person, equity interests of Merger Sub that are issued and outstanding immediately prior to the Effective Time shall be converted into and become equity interests of the Surviving Company (and the equity interests of the Surviving Company into which the equity interests of Merger Sub are so converted shall be the only equity interests of the Surviving Company that are issued and outstanding immediately after the Effective Time).

(d)Adjustments. In the event of any split, reverse split, dividend (including any dividend or distribution of securities convertible into equity interests), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Units or Parent Ordinary Shares occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of units or shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e)Rights Not Transferable. The rights of the Company Members under this Agreement as of immediately prior to the Effective Time are personal to each such Company Member and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Member. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(f)Non-Accredited Converting Holders. In the event any Converting Holder is not an “Accredited Investor” under the Securities Act, the rules and regulations thereunder and related case law, or otherwise fails to deliver an Investor Representation Letter (each, a “Non-Accredited Converting Holder”), such Non-Accredited Converting Holder shall, in lieu of the Parent Ordinary Shares otherwise issuable to such Non-Accredited Converting Holder pursuant to Section 1.3(a) (the “Ineligible Parent Ordinary Shares”), receive from Acquirer an amount in cash, rounded to the nearest whole cent, equal to the product of (i) such Ineligible Parent Ordinary Shares multiplied by (ii) the Parent Share Price (the aggregate amount paid by Acquirer to all such Non-Accredited Converting Holders pursuant to this sentence, the “Non-Accredited Additional Cash Payment”). Each Converting Holder other than the Non-Accredited Converting Holders (each, an “Accredited Converting Holder”) shall have the (x) aggregate cash amount payable to such Accredited Converting Holder pursuant to Section 1.3(a) reduced by such Accredited Converting Holder’s Accredited Pro Rata Share of the aggregate Non-Accredited Additional Cash Payment and (y) aggregate number of Parent Ordinary Shares issuable to such Accredited Converting Holder increased by such Accredited Converting Holder’s Accredited Pro Rata Share of the total number of Ineligible Parent Ordinary Shares held by all Non-Accredited Converting Holders (the aggregate number of additional Parent Ordinary Shares issued pursuant to this clause (y), the “Additional Parent Ordinary Shares”).

(g)Fractional Shares. The number of Parent Ordinary Shares into which a Converting Holder’s Company Units are converted pursuant to this Article I (including, for the avoidance of doubt, any Additional Parent Ordinary Shares issued pursuant to Section 1.3(f)) shall be rounded down to the nearest whole number of Parent Ordinary Shares. In lieu of any fractional Parent Ordinary Shares to which any Converting Holder would otherwise be entitled (after aggregating, for each particular Converting Holder, all fractional shares of Parent Ordinary Shares to be received by such holder), such Converting Holder shall receive from Acquirer an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Share Price.

(h)No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate, except as provided in the Escrow Agreement with respect to the cash amounts in the Escrow Fund, on any cash payable in connection with the consummation of the Merger or the other Transactions.

1.4Payment and Exchange Procedures.

(a)Joinder Agreement; Payment Instructions; Legends.

(i)As soon as reasonably practicable after the Closing Date, to the extent not previously delivered, the Company shall mail, or cause to be mailed, a Joinder Agreement together with instructions for use thereof to every holder of record of Company Units that were issued and outstanding immediately prior to the Effective Time. The right of each such holder of record of Company Units to receive the Merger Consideration hereunder shall be conditioned upon such holder delivering to Acquirer a properly completed and duly executed Joinder Agreement, including the request for payment instructions and Substitute Form W-9 or Form W-8BEN, as applicable, in each case as attached thereto, and any other documentation required thereby; it being understood and agreed that the Joinder Agreement contains an agreement to be bound by the provisions of Section 1.5 and Article VIII along with a release of the Company and the Surviving Company from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Company Units, the Merger and/or the Transactions.

(ii)Any certificates or book-entry entitlements representing the Parent Ordinary Shares to be issued pursuant to Section 1.3(a) shall bear the following legends to the extent applicable (along with any other legends that may be required under Applicable Law):

(1)THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (II) UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(2)THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AS SET FORTH IN A CERTAIN SHARE RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER, SUCH RIGHT TO REPURCHASE IS BINDING ON THE TRANSFEREES OF THESE SHARES.

It is Parent’s current policy not to issue share certificates in respect of shares in its capital, and all new issuances of shares are reflected on Parent’s books and records in book entry only, with appropriate notations reflecting the applicable legends.

(iii)Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, Acquirer shall (A) pay to each Converting Holder by check or wire transfer of same-day funds, as directed by such Converting Holder, the aggregate amount of cash payable to such Converting Holder pursuant to Section 1.3(a), less such Converting Holder’s Pro Rata Share of the Cash Escrow Amount and the Expense Fund Amount, and (B) subject to any applicable Share Restriction Agreement, deliver, or cause to be delivered, to each Converting Holder evidence of book entries reflected on Parent’s books and records evidencing issuance of the aggregate number of Parent Ordinary Shares issuable to such Converting Holder pursuant to Section 1.3(a),in each case, as promptly as practicable following the later of (x) the Closing Date and (y) submission of a properly completed and duly executed Joinder Agreement, including the request for payment instructions and Substitute Form W-9 or Form W-8BEN, as applicable, in each case as attached thereto, and any other documentation required thereby, to Acquirer by such Converting Holder.

(b)Cash Escrow Amount and Expense Fund Amount.

(i)Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from each Converting Holder’s applicable portion of the Closing Cash Consideration payable to such Converting Holder pursuant to Section 1.3(a) such Converting Holder’s Pro Rata Share of the Cash Escrow Amount, and shall deposit the Cash Escrow Amount with the Escrow Agent pursuant to Section 8.1. The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to the indemnification obligations of the Converting Holders under Section 1.6(i) and Article VIII, and shall be held and distributed in accordance with Section 1.6(i) and Section 8.1. The approval of this Agreement and the Transactions, including the Merger, by the Voting Members shall constitute, among other things, approval of the Cash Escrow Amount, the withholding of the Cash Escrow Amount by Acquirer, the Expense Fund Amount, the withholding of the Expense Fund Amount by Acquirer and the appointment of the Members’ Agent.

(ii)Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from each Converting Holder’s applicable portion of the Closing Cash Consideration payable to such Converting Holder pursuant to Section 1.3(a) such Converting Holder’s Pro Rata Share of the Expense Fund Amount, and shall deposit the Expense Fund Amount with the Members’ Agent by wire transfer of immediately available funds to the account identified by the Members’ Agent to Acquirer, which account shall be identified no less than three Business Days prior to the Closing Date.

(c)Transfers of Ownership. If any cash amount or Parent Ordinary Shares payable or issuable pursuant to Section 1.3(a) is to be paid or issued to a Person other than the Person to which the Company Unit surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that such Company Unit shall be properly endorsed (to the extent applicable) and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash or issuance of Parent Ordinary Shares in any name other than that of the registered holder of such Company Units, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.

(d)No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(e)Unclaimed Consideration. Each holder of a Company Unit who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable or issuable pursuant to Section 1.3(a) in respect of such Company Unit. Notwithstanding anything to the contrary contained herein, if any Company Unit has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable or issuable pursuant to Section 1.3(a) in respect of such Company Unit would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Company Unit shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.5No Further Ownership Rights in the Company Units. The applicable portion of the Merger Consideration paid or payable and issued or issuable following the surrender for exchange of the Company Units in accordance with this Agreement shall be paid or payable or issued or issuable in full satisfaction of all rights pertaining to the Company Units, and there shall be no further registration of transfers on the records of the Surviving Company of Company Units that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any document or instrument representing a Company Unit is presented to the Surviving Company for any reason, such Company Unit shall be cancelled and exchanged as provided in this Article I.

1.6Closing Cash Consideration Adjustment.

(a)Pursuant to Section 5.12, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than three Business Days prior to the Closing Date.

(b)Within 90 days after the Closing, Acquirer may object to the Company’s calculation of Company Net Working Capital, Company Cash, Company Debt and/or Transaction Expenses included in the Company Closing Financial Certificate (each, an “Adjustment Component” and collectively, the “Adjustment Calculations”) by delivering to the Members’ Agent a notice (the “Acquirer Adjustment Notice”) setting forth Acquirer’s calculation of each Adjustment Component as to which Acquirer is objecting and the amount by which each such Adjustment Component as calculated by Acquirer is less than or greater than such Adjustment Component as set forth in the Company Closing Financial Certificate, in each case together with supporting documentation, information and calculations.

(c)The Members’ Agent may object to the calculation of the Adjustment Components set forth in the Acquirer Adjustment Notice by providing written notice of such objection to Acquirer within 20 days after Acquirer’s delivery of the Acquirer Adjustment Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Members’ Agent on behalf of the Converting Holders. During such 20-day period, the Members’ Agent shall have the right to review all books and records of the Surviving Company solely to the extent reasonably required in connection with the Members’ Agent’s review of the Acquirer Adjustment Notice and preparation of the Notice of Objection, if any, and each of Acquirer and the Surviving Company agrees to cooperate in such review as reasonably requested by the Members’ Agent and to provide such access for such limited purpose to the Surviving Company’s books and records during normal business hours as the Members’ Agent shall reasonably request. 10

(d)If the Members’ Agent timely provides the Notice of Objection, then Acquirer and the Members’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.

(e)If, after the 10-Business Day period set forth in Section 1.6(d), Acquirer and the Members’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Members’ Agent shall engage Ernst & Young LLP or, if such firm is not able or willing to so act, another independent auditing firm acceptable to both Acquirer and the Members’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Members’ Agent and the Adjustment Calculations to the extent relevant thereto. After such review and a review of the Surviving Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Converting Holders, and the Reviewing Accountant shall provide Acquirer and the Members’ Agent with a calculation of Adjustment Components at issue in accordance with such determination.

(f)After the Adjustment Calculations are finally determined pursuant to Section 1.6(b), Section 1.6(d) and/or Section 1.6(e), as the case may be (the “Final Adjustment Calculations”), the Closing Cash Consideration shall be recalculated (as so recalculated, the “Final Closing Cash Consideration”) using the Final Adjustment Calculations instead of the Adjustment Calculations set forth in the Company Closing Financial Certificate.

(g)If the Final Closing Cash Consideration is less than the Closing Cash Consideration (such difference, the “Final Shortfall”), then the Converting Holders shall severally, but not jointly, indemnify and hold harmless Acquirer without any dispute by the Members’ Agent, for the full amount of the Final Shortfall; provided that Acquirer shall be permitted to recover all or a portion of the Final Shortfall from the Escrow Fund.

(h)If the Final Closing Cash Consideration is greater than the Closing Cash Consideration (such difference, the “Final Surplus”), then Acquirer shall, within 15 Business Days, pay to the Converting Holders, in accordance with their Pro Rata Shares, the Final Surplus by check or wire transfer of immediately available funds, in accordance with each Converting Holder’s payment instructions delivered in accordance with the Joinder Agreement or as otherwise directed by such Converting Holder at least five Business Days in advance of such payment.

(i)The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirer in the event the absolute value of the differences between the final Adjustment Components as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the Adjustment Components set forth in the Acquirer Adjustment Notice (such aggregate difference, the “Acquirer’s Difference”) is greater than the absolute value of the differences between the final Adjustment Components as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the Adjustment Components set forth in the Notice of Objection (such aggregate difference, the “Members’ Agent’s Difference”), (ii) by the Converting Holders if the Acquirer’s Difference is less than the Members’ Agent’s Difference or (iii) equally by Acquirer on the one hand, and the converting holders on the other hand, if the Acquirer’s Difference is the same as the Members’ Agent’s Difference.

(j)Acquirer’s right to indemnification pursuant to this Section 1.6 will not be subject to the limitations set forth in Section 8.3, but shall constitute Acquirer’s sole and exclusive remedy with respect to each Adjustment Component and any Final Shortfall except in the case of fraud, intentional misrepresentation or willful misconduct. Any payments made pursuant to this Section 1.6 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.

1.7Tax Consequences. The parties hereto intend that the Merger shall constitute a taxable transaction and shall be treated, pursuant to IRS Revenue Ruling 99-6, Situation No. 2, for U.S. federal income Tax purposes as a sale by the Company Members of their respective Company Units in accordance with Section 741 of the Code and as a taxable purchase of the Company’s assets by Acquirer for U.S. federal income Tax purposes, and that IRS Revenue Ruling 2007-49, Situation 3, shall apply with respect to any Key Employee who receives Parent Ordinary Shares that are subject to a Share Restriction Agreement. The parties agree to report the Merger for U.S. federal income Tax purposes in a manner consistent with such intended treatment. Notwithstanding the foregoing, it is understood and agreed that neither Acquirer nor Merger Sub makes any representations or warranties to the Company or to any Company Member regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Member of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Members are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.

1.8Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid equally by Acquirer, on the one hand, and by the applicable Company Member, on the other hand, when due, and such Company Member shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and Acquirer shall cooperate with the applicable Company Member to facilitate such filings.

1.9Withholding Rights. Each of Acquirer, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from any payments of cash or issuances of Parent Ordinary Shares pursuant to this Agreement to any Key Employee, any Continuing Employee or any holder of any Company Units, such amounts in cash and/or Parent Ordinary Shares as Acquirer, the Surviving Company or the Paying Agent is required to deduct and withhold with respect to any such payments or issuances under the Code (including Section 1446(f) of the Code) or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made. Any amounts that are deducted and withheld pursuant to this Section 1.9 shall be deposited by Acquirer, the Surviving Company or the Paying Agent, as the case may be, as required by Applicable Law.

1.10Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers of the Surviving Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:

2.1Organization, Standing, Power and Subsidiaries.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New York. Each of the Company and the Company Subsidiaries has the power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth on Schedule 2.1(a) of the Company Disclosure Letter, the Company has and, since its inception has had, no Subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.

(b)Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the names and titles of the officers of the Company and each Company Subsidiary.

(c)The Company is the owner of all of the Equity Interests of each Company Subsidiary, free and clear of all Encumbrances, and all such Equity Interests are not subject to any preemptive rights created by statute, such Company Subsidiary’s articles of organization, limited liability company agreement or any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued membership interests of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such Equity Interests.

2.2Capital Structure.

(a)The authorized, issued and outstanding Company Units consist solely of (i) 5,954.84 Class A Units, (ii) 2,633.24 Class B Units, (iii) 1,500 Class C Units and (iv) 2,069.97 Class D Units. There are no commitments or Contracts to issue any Company Units other than pursuant to the conversion of Company Convertible Notes that are outstanding as of the Agreement Date. The Company holds no Company Units. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Members and the number and type of Company Units so owned by such Company Member, and any beneficial holders thereof, if applicable, (ii) for each Class B Unit, the applicable Threshold Value and (iii) the number of Company Units that are Unvested Company Units, including as applicable the number and type of such Unvested Company Units, the per unit purchase price paid for such Unvested Company Units, the vesting schedule in effect for such Unvested Company Units (and the terms of any acceleration thereof), the per unit repurchase price payable for such Unvested Company Units and the length of the repurchase period following the termination of service of the holder of such Unvested Company Units. None of the Class B Units were granted with a Threshold Value that would have provided the holder thereof with a share of the proceeds if, as of the date of grant of such Class B Unit, the Company’s assets were sold at their fair market value and the proceeds of such sale were distributed in a complete liquidation of the Company. Except as set forth in the Operating Agreement, all issued and outstanding Company Units are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any distributions on any Company Units. There is no Liability for declared and unpaid distributions by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any Company Units, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. Each Company Unit that is convertible into another class or series of Company Unit in accordance with the Operating Agreement is convertible on a one-for-one basis. All issued and outstanding Company Units and Company Convertible Notes were issued in compliance with Applicable Law and all requirements set forth in the Operating Agreement and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(b)As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than Company Units and the Company Convertible Notes. Other than as set forth on Schedule 2.2(a) of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company or any Company Subsidiary, equity appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any Company Subsidiary or a Company Member is a party or by which it or its assets is bound, (i) obligating the Company, any Company Subsidiary or such Company Member to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any Company Subsidiary or other rights to purchase or otherwise acquire any Equity Interests of the Company or any Company Subsidiary, whether vested or unvested (other than the issuance of Company Units upon the conversion of the Company Convertible Notes), or (ii) obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such, call, right or Contract.

(c)Other than the Company Convertible Notes, no Company Debt (i) granting its holder the right to vote on any matters on which any Company Member may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting units of the Company or any Company Subsidiary, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(d)Other than the Operating Agreement and as set forth on Schedule 2.2(d) of the Company Disclosure Letter, there are no Contracts relating to voting, purchase, sale or transfer of any Company Units (i) between or among the Company and any Company Member, other than written Contracts granting the Company the right to purchase unvested units of membership interests upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Members. No Contract to which the Company is a party or by which the Company or any of its assets is bound relating to any Unvested Company Units requires or otherwise provides for any accelerated vesting of any Unvested Company Units or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise. No Company Units are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(e)As of the Closing, (i) the number of Company Units set forth in the Spreadsheet as being owned by a Person, and the Company Convertible Notes owned by a Person, will constitute the entire interest of such Person in the issued and outstanding Company Units or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any Company Units, Company Convertible Notes or any other Equity Interests of the Company and (iii) the Company Convertible Notes and, to the Company’s knowledge, the Company Units disclosed in the Spreadsheet will be free and clear of any Encumbrances, other than Encumbrances set forth in the Operating Agreement or the Company Convertible Notes.

(f)Schedule 2.2(f) of the Company Disclosure Letter identifies each employee of the Company or other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) Class B Units, options to purchase Company Units or other equity awards with respect to Company Units or (ii) other securities of the Company, that in each case, have not been issued or granted as of the Agreement Date, together with the number of such options, other equity awards or other securities and any promised terms thereof.

2.3Authority; Non-contravention.

(a)Having obtained the Voting Member Approval, the Company has all requisite power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company. Each Transaction Document required to be executed and delivered by the Company has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties thereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Voting Members, by resolutions duly adopted (and not thereafter modified or rescinded) by the Voting Members, have approved this Agreement and the Transactions, including the Merger, in accordance with Applicable Law and the Operating Agreement. The Voting Member Approval is the only vote of the holders of Company Units necessary to consummate the Transactions, including the Merger, distribute the Merger Consideration in accordance with Section 1.3, approve this Agreement and the Merger under the DLLCA and the Operating Agreement, each as in effect at the time of such approval. No rights to appraisals under the Operating Agreement or Applicable Law are available to any Company Member as a result of the Transactions, including the Merger.

(b)Except as set forth on Schedule 2.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement and the other Company Transaction Documents by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or the Company Subsidiaries or any of the Company Units or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Operating Agreement or other equivalent organizational or governing documents of the Company or any Company Subsidiary, in each case as amended to date, (B) any Contract of the Company or any Company Subsidiary or any Contract applicable to any of its or their material assets or (C) any Applicable Law.

(c)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1(d), and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law.

2.4Financial Statements; No Undisclosed Liabilities.

(a)The Company has delivered to Acquirer its consolidated unaudited financial statements for the fiscal years ending December 31, 2016 and December 31, 2017 and its consolidated unaudited financial statements for the nine-month period ended September 30, 2018 (including, in each case, balance sheets, statements of profits and loss and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate are or are reasonably expected to be material in amount), (iv) are true, correct and complete (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate are or are reasonably expected to be material in amount) and (v) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except (A) as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter and (B) for the absence of footnotes in the Financial Statements.

(b)Neither the Company nor any Company Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2018 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s and any Company Subsidiary’s business since the Company Balance Sheet Date in the ordinary course and consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not materially different in nature or amount from Liabilities reflected on the Financial Statements and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, neither the Company nor any Company Subsidiary has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Company Subsidiary. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied, except as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter, and are adequate. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has ever guaranteed any debt or other obligation of any other Person.

(c)Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.

(d)Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any Company Subsidiary maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(e)The accounts receivable of the Company and the Company Subsidiaries (collectively, the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business and consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 90 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied, except as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter, and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business and consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 90 days following the Agreement Date, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied, except as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter, and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(e) of the Company Disclosure Letter sets forth, as of November 30, 2018, an aging of the Accounts Receivable in the aggregate and by customer, and there are no material allowances for doubtful accounts and warranty returns. As of November 30, 2018, the Accounts Receivable are not subject to any asserted warranty claims by customers and no such asserted warranty claims have been made within the last year.

(f)The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Voting Members, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, except as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company or any Company Subsidiary and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any Company Subsidiary, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee or consultant of the Company or any Company Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees or consultants of the Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company, the Company Subsidiaries and, to the knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, or any material weakness with respect thereto, or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Voting Members or to the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or its Representatives. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 450) that are not adequately provided for in the Company Balance Sheet as required by such Topic 450. There has been no change in the Company accounting policies since the Company’s inception, except as described in the Financial Statements.

2.5Absence of Changes. Since the Company Balance Sheet Date, except (a) as set forth on Schedule 2.5 of the Company Disclosure Letter, and (b) in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (i) the Company and the Company Subsidiaries have conducted the Business only in the ordinary course of business and consistent with past practice, (ii) there has not occurred a Material Adverse Effect with respect to the Company and (iii) neither the Company nor any Company Subsidiary has done, caused or permitted any action that would constitute a breach of Section 4.2 if such action were taken by the Company, without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.

2.6Litigation. There is no Legal Proceeding to which the Company or any Company Subsidiary is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of its or their assets or any of its or their officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or such Company Subsidiary), and, to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding. There is no Order against the Company, any Company Subsidiary, any of its or their assets, or, to the knowledge of the Company, any of its or their officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, any Company Subsidiary or any of its or their assets or any of its or their officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) based upon: (i) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company or any Company Subsidiary regarding its or their assets or (iii) any claim that the Company or any Company Subsidiary has agreed to sell or dispose of any of its assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor any Company Subsidiary has any Legal Proceeding pending against any other Person.

2.7Restrictions on Business Activities. Except as set forth on Schedule 2.7 of the Company Disclosure Letter, there is no Contract or Order binding upon the Company or any Company Subsidiary that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any Company Subsidiary to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services. Other than the Material Contracts or as set forth on Schedule 2.7 of the Company Disclosure Letter, there are no Contracts or permits to which the Company or any Company Subsidiary is a party that relate to or affect the assets or properties of the Company.

2.8Compliance with Laws; Governmental Permits.

(a)The Company and the Company Subsidiaries have complied in all material respects with, are not in violation in any material respect of, and have not received any written or, to the Company’s knowledge, other notices of violation with respect to, Applicable Law.

(b)The Company and the Company Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company and the Company Subsidiaries have materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9Title to, Condition and Sufficiency of Assets; Real Property.

(a)The Company or the Company Subsidiaries have good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or a Company Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b)The assets and properties owned by the Company and the Company Subsidiaries (i) constitute all of the assets and properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract.

(c)Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Company Subsidiary. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Company Subsidiary currently owns any real property.

2.10Intellectual Property.

(a)As used herein, the following terms have the meanings indicated below:

(i)“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.

(ii)“Company Data Agreement” means any Contract involving Company Data to which the Company or any Company Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to Acquirer).

(iii)“Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Company Subsidiary.

(iv)“Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any Company Subsidiary is a party or bound by, except for Contracts for (A) Open Source Materials and (B) Third-Party Intellectual Property that is generally, commercially available software and (i) is not material to the Company or any Company Subsidiary, (ii) has not been modified or customized for the Company or any Company Subsidiary and (iii) is licensed for an annual fee under $1,000.

(v)“Company-Licensed Data” means all data owned, or purported to be owned by third parties that is Processed by the Company or any Company Subsidiary.

(vi)“Company-Owned Data” means each element of data collected, generated, or received that the Company or any Company Subsidiary owns or purports to own.

(vii)“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary.

(viii)“Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Company Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Company Subsidiary to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company or any Company Subsidiary as a result of Company’s or any Company Subsidiary’s certification under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks.

(ix)“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary and all products or services currently under development by the Company or any Company Subsidiary.

(x)“Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any Company Subsidiary.

(xi)“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xii)“Company Websites” means all web sites owned, operated or hosted by the Company or any Company Subsidiary or through which the Company or any Company Subsidiary conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.

(xiii)“ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is or has been used in the Business.

(xiv)“Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xv)“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

(xvi)“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xvii)“Personal Data” means any information relating to an identified or identifiable natural person including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal information under Applicable Law.

(xviii)“Privacy Laws” means (A) each Applicable Law applicable to Personal Data, including the General Data Protection Regulation (EU) 2016/679, EU-U.S. and Swiss-U.S. Privacy Shield Framework, the Payment Card Industry Data Security Standards, the Video Privacy Protection Act and direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing, (B) guidance issued by a Governmental Entity that pertains to any Applicable Law and (C) applicable industry self-regulatory principles that are binding on the Company.

(xix)“Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(xx)“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xxi)“Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(b)Status. The Company and each Company Subsidiary has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Encumbrances. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Acquirer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. Neither the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.

(c)Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company or any Company Subsidiary within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and any Company Subsidiary’s ownership interests therein. The Company has provided to Acquirer tangible copies of all of the Company’s and all Company Subsidiary’s pending patent applications.

(d)Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products that have been made available for use or purchase by the Company or any Company Subsidiary, including any product or service currently under development and scheduled for commercial release within 90 days following the Agreement Date, for each such Company Product (and each version thereof) identifying its release date. The inventories of the Company are in good and marketable condition, and are saleable in the ordinary course of business.

(e)No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any Company Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or private source, or any university, college, other educational institution military, multi-national, bi-national or international organization or research center (each, an “R&D Sponsor”) performing (directly or indirectly) research sponsored by any R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Company Subsidiary’s rights in such Company-Owned Intellectual Property. Without limiting the foregoing, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Company or any Company Subsidiary or during the 12-month period immediately prior to his or her employment or engagement with the Company or any Company Subsidiary. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Company Intellectual Property.

(f)Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Company Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.

(g)Invention Assignment and Confidentiality Agreement. The Company and each Company Subsidiary has secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and each Company Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company and each Company Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any Company Subsidiary. Without limiting the foregoing, the Company and each Company Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and each Company Subsidiary and, in the case of patents and patent applications, the Company has provided to Acquirer copies of all such assignments.

(h)No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(i)Confidential Information. The Company and each Company Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company or any Company Subsidiary (“Confidential Information”). All current and former employees and contractors of the Company and each Company Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Company Subsidiary a written legally binding agreement regarding the protection of such Confidential Information. To the knowledge of the Company, there has been no Company, Company Subsidiary or third-party breach of confidentiality.

(j)Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Company Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any Liability for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s and each Company Subsidiary’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted by the Company and each Company Subsidiary, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company or any Company Subsidiary conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. Neither the Company nor any Company Subsidiary has been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that the Company or any Company Subsidiary has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the business of the Company or any Company Subsidiary, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property Rights. The Company has implemented sufficient processes to verify and guarantee that none of the products or goods sold by or through the Company or any Company Subsidiary are counterfeit, and neither the Company nor any Company Subsidiary has any Liabilities arising from any sale of counterfeit products or goods by or through the Company or any Company Subsidiary. None of the products or goods sold by or through the Company or any Company Subsidiary are or have been counterfeit.

(k)Licenses; Agreements.

(i)Neither the Company nor any Company Subsidiary has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of nonexclusive licenses on the Company unmodified standard forms (copies of which have been provided to Acquirer), and neither the Company nor any Company Subsidiary is bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.

(ii)Other than (A) as listed on Schedule 2.10(k) of the Company Disclosure Letter and (B) payments to consignment sellers pursuant to agreements on the Company’s standard unmodified forms of Consignment Agreement (copies of which have been provided to Acquirer), neither the Company nor any Company Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(l)Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i)each such agreement is valid and subsisting and has, where required, been duly recorded or registered;

(ii)neither the Company nor any Company Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii)to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv)at and after the Closing, the Surviving Company (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;

(v)to the knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder;

(vi)no Company Intellectual Property Agreement requires the Company or any Company Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii)none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(viii)none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;

(ix)the Company and each Company Subsidiary has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products; and

(x)no third party that has licensed Intellectual Property Rights to the Company or any Company Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Company Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Company Subsidiary.

(m)Non-Contravention. None of the execution and performance of this Agreement, the consummation of the Transactions and the assignment to Acquirer and/or the Surviving Company by operation of law or otherwise of any Contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer or the Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(n)Company Source Code. Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Company Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(o)Open Source Software. Schedule 2.10(o) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Company Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each Company Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge). Neither the Company nor any Company Subsidiary has modified or created any derivative works of the Magento open source software code, and neither the Company nor any Company Subsidiary has any obligation to make any of its plug-ins or extensions to Magento available to any third parties under the terms of the Open Source License 3.0.

(p)Information Technology.

(i)Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for the 180 days following the Agreement Date with regard to information and communications technology, data processing and communications; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure.

(ii)Except as set forth on Schedule 2.10(p)(ii) of the Company Disclosure Letter, the Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing.

(q)Privacy and Personal Data.

(i)The Company’s each Company Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company and each Company Subsidiary has at all times: (A) had the legal bases (including providing adequate notice and obtained any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Company or any Company Subsidiary, and (B) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by Acquirer of all of the Company Databases, Company Data and other information relating to the Company’s or any Company Subsidiary’s end users, employees, vendors or clients or any other category of individuals, will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by the Company or any Company Subsidiary with individuals the Personal Data of whom is collected, processed or maintained by each of the Company and its data processors. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.

(ii)The Company and each Company Subsidiary has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company, each Company Subsidiary and their data processors have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.

(iii)Neither the Company nor any Company Subsidiary has received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or any Company Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or any Company Subsidiary or (D) claiming compensation from the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.

(iv)Schedule 2.10(q)(iv) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company or any Company Subsidiary under Privacy Laws with relevant Governmental Entities in connection with the Company’s or any Company Subsidiary’s Processing of Personal Data. All such notifications and registrations (including the Company’s and each Company Subsidiary’s certification under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks) are valid, accurate, complete and fully paid up and, to the knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.10(q)(iv) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Company. Neither the Company nor any Company Subsidiary Processes the Personal Data of any natural Person under the age of 13.

(v)Where the Company or any Company Subsidiary uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for the Company’s or such Company Subsidiary’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company or any Company Subsidiary and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts. To the knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or any Company Subsidiary.

(vi)Except as set forth on Schedule 2.10(q)(vi) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments, including the Company’s and each Company Subsidiary’s certification under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks.

(r)Data and Data Security.

(i)No Breach. Except as set forth on Schedule 2.10(r)(i) of the Company Disclosure Letter, no security incident, violation of any data security policy, breach, or unauthorized access in relation to Company Data, Company Databases, or Confidential Information (including Personal Data in the Company’s or any Company Subsidiary’s possession, custody or control) has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing. Except as set forth on Schedule 2.10(r)(i) of the Company Disclosure Letter, no circumstance has arisen in which: (A) Applicable Laws (including Privacy Laws) would require the Company or any Company Subsidiary to notify a Governmental Entity of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under Applicable Laws (including Privacy Laws) would recommend the Company or any Company Subsidiary to notify a Governmental Entity of a data security breach.

(ii)Company Databases. Schedule 2.10(r)(ii) of the Company Disclosure Letter identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company or any Company Subsidiary at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database.

(iii)Processing. The Company and each Company Subsidiary has valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company or any Company Subsidiary in the manner that it is Processed by or for the Company or any Company Subsidiary. The Company and each Company Subsidiary has all rights, and all permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company has been and is in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(r)(iii) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which the Company is a party or is bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(iv)Company Data. The Company is the owner of all right, title and interest in and to each element of Company-Owned Data. The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(r)(iv) of the Company Disclosure Letter, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(v)No Data Warranty. The Company has never directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.

(s)No Defects. The Company Intellectual Property is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company Intellectual Property does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use such software or the Company Intellectual Property, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such Software or Company Intellectual Property.

(t)Standards Bodies. (i) The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization. The Company has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization.

(u)Warranties; Company Products. No Company Product or service related thereto is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of the Company, which are set forth in Schedule 2.10(u) of the Company Disclosure Letter. Schedule 2.10(u) of the Company Disclosure Letter sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under such provisions during each of the fiscal years and the interim period covered by the Financial Statements, and, to the knowledge of the Company, there exists no fact, circumstance, or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. There have been no product liability Claims relating to the Company, or any Company Products, or services related thereto.

(v)Company Websites. To the knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over the Internet comply with Applicable Law and codes of practice in any applicable jurisdiction.

(w)Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Applicable Law in any other jurisdiction in which the Company conducts the Business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Applicable Law.

2.11Taxes.

(a)The Company and each Company Subsidiary has timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it on such Tax Returns (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All such Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any Company Subsidiary other than a Permitted Encumbrance.

(b)The Company and each Company Subsidiary has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and of each Company Subsidiary.

(c)The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and each Company Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Company Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice following the Company Balance Sheet Date.

(d)Except as set forth on Schedule 2.11(d) of the Company Disclosure Letter, there is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or of any Company Subsidiary that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or by any Company Subsidiary currently in effect, and (iv) no agreement with a Tax Authority to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where either the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(e)Neither the Company nor any Company Subsidiary is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and neither the Company nor any Company Subsidiary has any Liability or potential Liability to another party under any such agreement.

(f)Neither the Company nor any predecessor of the Company is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(g)Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.

(h)Neither the Company nor any Company Subsidiary owns and has never owned directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a), other than the Company Subsidiaries. The Company is, and since its formation has been, classified as a partnership for all U.S. federal and applicable state income Tax purposes. Each Company Subsidiary is, and has been since its formation, classified as an entity disregarded as separate from the Company under Treasury Regulation Section 301.7701-3(b)(1)(ii).

(i)The Company and each Company Subsidiary has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company and each Company Subsidiary is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(j)Except as set forth on Schedule 2.11(j) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity) that would apply to the Company or any Company Subsidiary after the Closing Date.

(k)Neither the Company nor any Company Subsidiary is subject to Tax in any foreign jurisdiction by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. Neither the Company nor any Company Subsidiary has (i) employees, (ii) an office or other place of business, (iii) sales representatives or other persons selling or offering to sell on the Company’s or any Company Subsidiary’s behalf or referring customers for a fee or (iv) a volume of sales or volume of transactions, in each case in any U.S. State other than U.S. States in which it currently files a Tax Return that reasonably could be expected to cause the Company or any Company Subsidiary to be subject to income Tax, sales Tax, use Tax, gross receipts Tax or any other type of Tax in that State.

(l)The Company and each Company Subsidiary has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(m)Neither the Company nor any Company Subsidiary owns, and has never owned, any assets that are considered “United States real property interests” within the meaning of Section 897(c) of the Code.

(n)Neither the Company nor any Company Subsidiary has received a claim from a Tax Authority that an independent contractor retained by the Company or any Company Subsidiary should instead be classified as an employee of the Company or such Company Subsidiary.

(o)Schedule 2.11(o) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Company Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company or any Company Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither the Company nor any Company Subsidiary is under any obligation to gross up any Taxes with respect to a “nonqualified deferred compensation plan” under Section 409A of the Code.

(p)Except as set forth on Schedule 2.11(p) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or any ERISA Affiliate to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or their assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company meets the following requirement which exempts the Company from Section 280G of the Code: the Company is not a “corporation” as defined in Q/A-45 of Treasury Regulation Section 1.280G-1. Neither the Company nor any Company Subsidiary has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

2.12 Employee Benefit Plans and Employee Matters.

(a)Schedule 2.12(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all unit option, unit purchase, unit appreciation right, restricted unit, contingent value rights, “phantom” units or rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any Company Units, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee or consultant of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b)The Company has delivered to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The

Company has provided to Acquirer a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has provided to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.

(c)None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has complied with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and each of the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d)There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(e)Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g)No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of the any jurisdiction outside of the United States.

(h)The Company is, and at all times has been, in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. The Company is not engaged in any unfair labor practice. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Except as set forth on Schedule 2.12(h) of the Company Disclosure Letter, the Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity. Except as set forth on Schedule 2.12(h) of the Company Disclosure Letter, the Company has not entered into any settlement agreement relating to an allegation of sexual harassment or other sexual misconduct by, and to the knowledge of the Company, no allegations of sexual harassment or other sexual misconduct have been made against, any officer, employee, contractor or other representative of the Company.

(i)The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, (vii) a schedule of bonus commitments made to employees of the Company and (viii) in each case, any agreements or other arrangements that materially deviate from such forms.

(j)The Company is not a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. Neither the Company nor, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. Except as set forth on Schedule 2.12(j) of the Company Disclosure Letter, no employee of the Company has been terminated in the 12 months immediately preceding the Agreement Date.

(k)Schedule 2.12(k) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company or any Company Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice). To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no contractor of the Company or any Company Subsidiary is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(k) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has given notice to the Company and, to the knowledge of the Company, no employee of the Company or any Company Subsidiary intends to terminate his or her employment with the Company or such Company Subsidiary. Except as set forth on Schedule 2.12(k) of the Company Disclosure Letter, the employment of each of the employees of the Company and the Company Subsidiaries is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Company Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, neither the Company nor any Company Subsidiary has, and to the knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or any Company Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Company Subsidiary of any terms or conditions of employment with Acquirer following the Effective Time.

(l)Schedule 2.12(l)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all officers and employees of the Company and each Company Subsidiary, showing each such individual’s name, position, annual remuneration, the employing entity of such individual, the state in which such individual is employed, whether such individual is in active employment or on leave (and expected return date, if applicable), salary or wage rate, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, vacation eligibility for the current calendar year (including accrued vacation from prior years, if any), and visa status. The Company shall provide Acquirer with an updated version of Schedule 2.12(l)(i) at a minimum of three Business Days, but no later than six Business Days, prior to the Closing Date. The Company has no employees outside of the United States. Schedule 2.12(l)(iii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the Company’s consultants and independent contractors to which the Company has made payments in excess of $10,000 during the nine-month period ended September 30, 2018, and all of the Company’s advisory board members and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.

(m)Except as set forth on Schedule 2.12(m) of the Company Disclosure Letter, there are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s or any Company Subsidiary’s employees.

(n)The Company and the Company Subsidiaries are in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(o)The execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service or any other event in connection therewith or subsequent thereto will not, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise, but excluding any government-mandated unemployment benefits) becoming due or payable, or required to be provided, to any current or former employee independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person or (vi) limit or restrict the ability of the Company or any Company Subsidiary and, after the Closing, Acquirer or any of its Affiliates, to merge, amend or terminate any Company Employee Plan without Liability to Acquirer (other than ordinary and reasonable administrative expense).

2.13Interested-Party Transactions. Except as set forth on Schedule 2.13 of the Company Disclosure Letter, none of the officers of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the other employees of the Company or any Company Subsidiary, any Company Members, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or their assets is bound, except for normal compensation for services as an officer or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Company Members under Applicable Law.

2.14Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since inception. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary. Except as set forth on Schedule 2.14 of the Company Disclosure Letter, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15Books and Records. The Company has provided to Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Formation, the Operating Agreement or equivalent organizational or governing documents of the Company and each Company Subsidiary, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of SM Ventures I LLC (in its capacity as a holder of Class A Units), the Voting Members and the Company Members, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (iv) the membership interest ledger, journal and other records reflecting all unit issuances and transfers and all unit, option and warrant grants and agreements of the Company and the Company Subsidiaries and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any Company Subsidiary, or any securities of the Company or any Company Subsidiary, and all applications for such permits, orders and consents. The minute books of the Company provided to Acquirer contain a true, correct and complete summary of all meetings of SM Ventures I LLC (in its capacity as a holder of Class A Units), the Voting Members and of the Company Members or actions by written consent since the time of incorporation of the Company through the Agreement Date. The books, records and accounts of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a consistent basis, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and the Company Subsidiaries and (D) accurately and fairly reflect the basis for the Financial Statements.

2.16Material Contracts.

(a)Schedules 2.16(a)(i) through (xxvi) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Company Subsidiary is a party that are in effect on the Agreement Date (collectively, the “Material Contracts”):

(i)any Contract with a (A) Significant Supplier or (B) consignment seller other than agreements on the Company’s standard unmodified form of Consignment Agreement (copies of which have been provided to Acquirer);

(ii)any Contract providing for payments by or to the Company (or under which the Company has made or received such payments) or any Company Subsidiary (or under which such Company Subsidiary has made or received such payments) in the period since the Company’s inception in an aggregate amount of $75,000 or more, other than those Contracts otherwise disclosed in Schedule 2.16(a) of the Company Disclosure Letter under another subsection of this Section 2.16(a);

(iii)any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company;

(iv)(A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(v)any separation agreement or severance agreement with any current or former employees under which the Company or any Company Subsidiary has any actual or potential Liability;

(vi)any Contract for or relating to the employment or service of any officer, employee, consultant or beneficial owner of more than 5% of the total Company Units or any other type of Contract with any of its officers, employees, consultants or beneficial owners of more than 5% of the total Company Units, as the case may be;

(vii)any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any Company Subsidiary of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.12(k) of the Company Disclosure Letter;

(viii)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;

(ix)other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $1,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;

(x)any license, sublicense or other Contract to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property Rights;

(xi)any license, sublicense or other Contract pursuant to which the Company or any Company Subsidiary has agreed to any restriction on the right of the Company or any Company Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Company Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property Rights;

(xii)any Contracts relating to the membership of, or participation by, the Company or any Company Subsidiary in, or the affiliation of the Company or any Company Subsidiary with, any industry standards group or association;

(xiii)any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any Company Subsidiary (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquirer);

(xiv)any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice;

(xv)any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;

(xvi)any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company or any Company Subsidiary;

(xvii)any settlement agreement with respect to any Legal Proceeding;

(xviii)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or the other Transactions, either alone or in combination with any other event;

(xix)any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Units or any other securities of the Company or any Company Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) of the Company Disclosure Letter;

(xx)any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xxi)any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xxii)any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xxiii)any Contract for capital expenditures in excess of $75,000 in the aggregate;

(xxiv)any Contract pursuant to which the Company or any Company Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $75,000 per annum;

(xxv)any Contract pursuant to which the Company or any Company Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and

(xxvi)any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).

(b)All Material Contracts are in written form. The Company or the Company Subsidiary, as applicable, has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged in any writing received by the Company to be in material default in respect of, each Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, the Company Subsidiaries or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or the Company Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Company Subsidiary has received any notice or other communication regarding any actual or possible material violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company nor any Company Subsidiary has any Liability for renegotiation of Government Contracts. Except as disclosed in Schedule 2.16(a)(xiv) of the Company Disclosure Letter, true, correct and complete copies of all Material Contracts have been provided to Acquirer prior to the Agreement Date.

2.17Transaction Fees.No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions. Set forth in Schedule 2.17 of the Company Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future).

2.18Anti-Corruption Law.

(a)Neither the Company, the Company Subsidiaries nor any of its or their officers, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)(i) The Company and the Company Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, except as set forth on Schedule 2.4(a)(v)(A) of the Company Disclosure Letter, (ii) there have been no false or fictitious entries made in the books and records of the Company or any Company Subsidiary relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund or account.

(c)None of the Company, any Company Subsidiary, or any of its or their officers or employees (acting in their capacities as such) have been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.19Environmental, Health and Safety Matters.

(a)The Company and the Company Subsidiaries are in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any Company Subsidiary are not, or that its business has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. Neither the Company nor any Company Subsidiary has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or the Company Subsidiaries with respect to Environmental, Health and Safety Requirements.

(b)The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company or any Company Subsidiary that are in the possession or control of the Company, each of which is identified in Schedule 2.19 of the Company Disclosure Letter.

2.20Export Control Laws. Each of the Company and the Company Subsidiaries has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which any of the Company or the Company Subsidiaries conducts business. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company and the Company Subsidiaries are in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Company Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer or the Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost. Without limiting the foregoing, neither the Company nor any Company Subsidiary has, in the past five years, exported, reexported, shipped, distributed, sold, supplied, or otherwise transferred any products, equipment, goods, technology, or software to, or for end use by, any person (i) listed in any sanctions-related list of designated persons maintained by U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union or the United Kingdom or (ii) operating, organized or resident in country or territory that is itself the subject or target of any sanctions (currently Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

2.21Distributors. Except as set forth on Schedule 2.21 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any third-party distribution channel that, for the year ended December 31, 2017 and the nine-month period ended September 30, 2018, was one of the ten largest sources of revenues for the Company other than direct sales, based on amounts paid or payable with respect to such periods (each, a “Significant Distributor”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Distributor with respect to any Company Products. Each Significant Distributor is listed on Schedule 2.21 of the Company Disclosure Letter. The Company has not received any information from any Significant Distributor that such Significant Distributor shall not continue as a distributor of the Company (or the Surviving Company or Acquirer) after the Closing or that such Significant Distributor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Company or Acquirer). The Company has not had any Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history.

2.22Suppliers. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any outstanding material disputes concerning products and/or services (including product packaging) provided by any supplier who, for the year ended December 31, 2017 or the nine-month period ended September 30, 2018, was one of the 30 largest suppliers of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 2.22 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Company Subsidiary (or the Surviving Company or Acquirer) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or the Surviving Company or Acquirer). The Company and the Company Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company and the Company Subsidiaries will not continue to have such access on commercially reasonable terms. The Company implements commercially reasonable measures to verify the authenticity of goods purchased from consignment sellers, and to the Company’s knowledge, neither the Company nor any Company Subsidiary is or will be subject to any material Liability related to goods purchased from a consignment seller, or a consignment seller’s breach of its agreement with the Company, any Company Subsidiary or an original manufacturer or retailer. Each supplier that drop ships products or goods or otherwise ships directly to customers or end users in connection with the Company’s Business is an authorized reseller of such products or goods.

2.23Member Notice. Neither the Member Notice nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.24No Other Representations and Warranties; Non-reliance.

(a)Except for the representations and warranties contained in this Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder), none of the Company, the Converting Holders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Acquirer and its Representatives (including any information, documents or material delivered to Acquirer or made available to Acquirer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 2.24(a) shall limit any Acquirer Indemnified Person’s rights or remedies in the case of the fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company in making any of the representations and warranties contained in this Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions.

(b)The Company acknowledges and agrees that other than as expressly set forth in Article III, the Company has not relied and is not relying on any representation or warranty regarding the subject matter of this Agreement. The Company acknowledges that neither Acquirer, Merger Sub nor any of their respective Affiliates and Representatives shall have or be subject to any liability to the Company, the Company Members or any other Person resulting from the distribution to the Company or the Company’s use of, any information, including any information, documents or material made available to the Company or its Representatives in any electronic data rooms or in any other form in expectation of the Merger, except as expressly set forth in Article III. Nothing in this Section 2.24(b) shall limit any Company Indemnified Person’s rights or remedies in the case of fraud, intentional misrepresentations or willful misconduct by or on behalf of Acquirer or Merger Sub in making any of the representations and warranties contained in Article III (including the related certificates delivered hereunder) or otherwise in connection with the Transactions.

ARTICLE III

Representations and Warranties of Acquirer and Merger Sub

Acquirer and Merger Sub represent and warrant to the Company as follows:

3.1Organization and Standing. Each of Acquirer and Merger Sub is a corporation and limited liability company, respectively duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquirer nor Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

3.2Authority; Non-contravention.

(a)Each of Acquirer and Merger Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Acquirer and Merger Sub. Each Transaction Document required to be executed and delivered by Acquirer and Merger Sub, respectively, has been duly executed and delivered by Acquirer and Merger Sub, respectively, and, assuming the due execution and delivery of such Transaction Document by the other parties thereto, constitutes the valid and binding obligation of Acquirer and Merger Sub, as applicable, enforceable against Acquirer and Merger Sub, as applicable, in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Acquirer and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or certificate of formation, as applicable, or bylaws, limited liability company agreement or other equivalent organizational or governing documents of Acquirer and Merger Sub, in each case as amended to date or (ii) Applicable Law.

(c)Except as required by applicable federal and state securities laws and the rules of the NYSE in connection with the issuance of the Parent Ordinary Shares issuable in the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer or Merger Sub to consummate the Merger or any of the other Transactions.

3.3Issuance of Shares. The Parent Ordinary Shares issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Members herein or in the Investor Representation Letter, will be duly issued, fully paid and non-assessable.

3.4Member Notice. None of the information supplied or to be supplied by Acquirer for inclusion in the Member Notice or any amendment or supplement thereto will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.5No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger, has no Liabilities and has not engaged in any business activities or conducted any operations, in each case, other than in connection with the formation of Merger Sub or the Transactions.

3.6SEC Filings; NYSE Compliance.

(a)SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since September 20, 2018 (collectively, the “Parent SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Acquirer, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)NYSE Compliance. Parent is in compliance with all of the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent.

3.7Sufficiency of Funds. Acquirer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the transactions contemplated by this Agreement.

3.8Compliance with Laws. Acquirer has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, Applicable Law.

3.9No Other Representations and Warranties; Non-reliance.

(a)Except for the representations and warranties contained in this Article III (including the related portions of the certificates delivered hereunder), none of Acquirer, Merger Sub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquirer or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Acquirer or Merger Sub furnished or made available to the Company and its Representatives (including any information, documents or material made available to the Company or its Representatives in any electronic data rooms or in any other form in expectation of the Merger) as to the future revenue, profitability or success of Acquirer, Merger Sub or Parent or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 3.9(a) shall limit any Company Indemnified Person’s rights or remedies in the case of the fraud, intentional misrepresentation or willful misconduct by or on behalf of Acquirer or Merger Sub in making any of the representations and warranties contained in this Article III (including the related portions of the certificates delivered hereunder) or otherwise in connection with the Transactions.

(b)Acquirer acknowledges and agrees that other than as expressly set forth in Article II or as contained in any Investor Representation Letter, Acquirer has not and is not relying on any representation or warranty regarding the subject matter of this Agreement. Acquirer acknowledges that neither the Company, the Converting Holders, nor any of their Affiliates and Representatives shall have or be subject to any liability to Acquirer or Merger Sub or any other Person resulting from the distribution to Acquirer or Acquirer’s use of, any information, including any information, documents or material made available to Acquirer or Merger Sub or their respective Affiliates and Representatives (including any information, documents or material delivered to Acquirer or Merger Sub or their respective Affiliates and Representatives or made available to Acquirer or Merger Sub or their respective Affiliates and Representatives in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby), except as expressly set forth in Article II. Nothing in this Section 3.9(b) shall limit any Acquirer Indemnified Person’s rights or remedies in the case of fraud, intentional misrepresentations or willful misconduct by or on behalf of Company or any Converting Holder in making any of the representations and warranties contained in Article II (including the related portions certificates delivered hereunder) or in any Investor Representation Letter or otherwise in connection with the Transactions.

ARTICLE IV

Conduct Prior to the Effective Time

4.1Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall:

(a)conduct the Business solely in the ordinary course and consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer) and in compliance with Applicable Law;

(b)(i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts, and otherwise consistent with past practice and policies, to collect accounts receivable when due and not extend credit outside of the ordinary course of business and consistent with past practice, (iii) sell the Company’s products and services in the ordinary course, and otherwise consistent with past practice, as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts, and otherwise consistent with past practice and policies, to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)use commercially reasonable efforts to assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(d)maintain each of its leased premises in accordance with the terms of the applicable lease;

(e)promptly notify Acquirer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(f)promptly notify Acquirer of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Acquirer (following the Effective Time) or the Company;

(g)promptly notify Acquirer of any inaccuracy in or breach of any representation, warranty or covenant of the Company herein; provided that the phrase “as of the Agreement Date” in any such representation or warranty shall be disregarded for such purpose; and

(h)to the extent not otherwise required by this Section 4.1, promptly notify Acquirer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VI not to be satisfied.

4.2Restrictions on Conduct of the Business. Without limiting the generality or effect of Section 4.1, except as expressly set forth on Schedule 4.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer):

(a)Charter Documents. Cause, propose or permit any amendments to the Certificate of Formation or the Operating Agreement or equivalent organizational or governing documents;

(b)Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c)Distributions; Changes in Membership Interests. Declare or make any distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former employees and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(d)Material Contracts. (i) Enter into amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, (B) other material Contract or (C) Contract requiring a novation or consent in connection with the Merger or the other Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or of the Joinder Agreement or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or, following consummation of the Merger, Acquirer or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Members’ Agent to perform their respective obligations under this Agreement or the Joinder Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other Transactions; provided that this Section 4.2(d) shall not require the Company to seek or obtain Acquirer’s consent in order to set or change the prices at which the Company sells products or provides services to current end users in the ordinary course of business and consistent with past practice;

(e)Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than the repurchase of any Company Units from former employees and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f)Employees; Consultants; Independent Contractors. (i) Other than in the ordinary course of business and consistent with past practice: (A) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors; (B) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company; (C) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor; or (D) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law); or (ii) without Acquirer’s prior consent (not to be unreasonably withheld, conditioned or delayed), terminate the employment, change the title, office or position, or materially reduce the responsibilities of any hourly employee of the Company;

(g)Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(h)Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than (i) providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need-to-know basis in the ordinary course of business and consistent with past practice and (ii) Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company, (B) has not been modified or customized for the Company and (C) is licensed for an annual fee under $1,000);

(i)Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business and consistent with past practice;

(j)Dispositions. Sell, lease, license or otherwise dispose of or permit to lapse any of its tangible or intangible assets, other than sales and nonexclusive licenses of the Company Products in the ordinary course of business and consistent with past practice, or enter into any Contract with respect to the foregoing;

(k)Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;

(l)Payment of Obligations. Other than in the Company’s ordinary course of business and consistent with past practice with respect to consignment sellers, pay, discharge or satisfy (i) any Liability to any Person who is an officer or member of the Company (other than compensation due for services as an officer) or (ii) any claim or Liability arising other than in the ordinary course of business and consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business and consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business and consistent with past practice, in order to accelerate or induce the collection of any receivable;

(m)Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $75,000 individually or $300,000 in the aggregate;

(n)Insurance. Materially change the amount of, or terminate, any insurance coverage;

(o)Termination or Waiver. Cancel, release or waive any material claims or rights held by the Company;

(p)Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or consultant (other than as set forth on Schedule 4.2(p) of the Company Disclosure Letter) or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter);

(q)Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration as set forth on Schedule 4.2(q) of the Company Disclosure Letter);

(r)Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(s)Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(t)Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state or foreign income Tax Return or any other material Tax Return other than in the ordinary course of business and in a manner consistent with past practice, amend any Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u)Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;

(v)Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(w)Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(x)Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(y)Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;

(z)Subsidiaries. Take any action that would result in the Company having one or more Subsidiaries; and

(aa)Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE V

Additional Agreements

5.1Member Notice.

(a)Promptly (and in any case within two days) after the Agreement Date, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Member other than the Voting Members, a notice (as it may be amended or supplemented from time to time, the “Member Notice”) comprising an information statement to the Company Members (other than the Voting Members) in connection with the solicitation of their signatures to the Joinder Agreement and an Investor Representation Letter. The Member Notice shall include (i) a statement to the effect that the VotingMember Approval has been obtained and (ii) such information as Acquirer and the Company may agree is required or advisable under the DLLCA or the Operating Agreement to be included therein. Prior to its mailing, the Member Notice shall have been approved by Acquirer, and, following its mailing, no amendment or supplement to the Member Notice shall be made by the Company without the approval of Acquirer. Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under the DLLCA or the Operating Agreement in the Member Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Member Notice and any amendment or supplement thereto.

(b)As promptly as practicable after the Agreement Date, Acquirer and the Company shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and the Company shall assist Acquirer as may be necessary to comply with such state securities or “blue sky” laws.

5.2No Solicitation.

(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, and the Company will not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-

public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Members or (vi) enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

(b)The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest or offer and any correspondence or communications related thereto and shall provide Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the Voting Members) of any meeting of the Company Members at which the Voting Members are reasonably expected to discuss any Acquisition Proposal.

5.3Confidentiality; Public Disclosure.

(a)The parties hereto acknowledge that Farfetch.com US, LLC, an Affiliate of Acquirer, and the Company have previously executed a mutual non-disclosure agreement, dated as of October 8, 2018 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence to the same extent as required if such Person was a party to the Confidentiality Agreement. Except as otherwise provided in Section 5.13, at no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary herein, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of the NYSE, and as reasonably necessary for the Company to obtain the Voting Member Approval and approvals from other third parties as contemplated by this Agreement. The Members’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Members’ Agent were a party thereto. With respect to the Members’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Merger or this Agreement received by the Members’ Agent after the Closing or relating to the period after the Closing.

(b)The parties hereto agree that the initial press release of Acquirer and its Affiliates with respect to the Merger and the other Transactions will be issued in a form mutually agreed upon by Acquirer and the Company. Thereafter, except as may be required by Applicable Law, the Company shall consult with Acquirer before the Company issues any press release or public statement with respect to the Transaction Documents or the Transactions and, subject to the requirements of Applicable Law, shall not issue any such press release or public statement or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release or professional or trade publication, or in any print media, whether or not in response to an inquiry, in each case, without the prior written approval of Acquirer. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.

5.4Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions. Notwithstanding the foregoing, the Company agrees to exercise its commercially reasonable efforts to cause the holders of 100% of the outstanding Company Units to execute the Joinder Agreement, including the request for payment instructions and Substitute Form W-9 and Form 8-8BEN, as applicable, in each case as attached thereto, prior to the Closing.

5.5Third-Party Consents; Notices.

(a)Following consultation with Acquirer, the Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, (i) all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date) and (ii) executed confirmatory assignments of Intellectual Property from the Persons set forth on Schedule 5.5(a)(ii) of the Company Disclosure Letter.

(b)The Company shall give all notices and other information, if any, required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

(c)Acquirer shall use commercially reasonable efforts to cooperate, as reasonably requested, with the Company’s efforts to (i) replace the security deposits listed on Schedule III with letters of credit issued by Acquirer’s bank and (ii) in connection with such release, cause the Personal Guarantees to be released prior to or as of the Closing. To the extent the Personal Guarantees are not released prior to or as of the Closing, Acquirer shall use commercially reasonable efforts to cause the Personal Guarantees to be released as soon as reasonably practicable following the Closing.

5.6Litigation. The Company shall (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company, or any of its officers or employees or the Company Members in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.7Access to Information.

(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Acquirer and its Representatives reasonable access during business hours (following reasonable advance notice and in a reasonable manner to minimize material disruption to the Company’s normal operations) to (A) the Company’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Acquirer may reasonably request and (ii) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party and (D) receipts for any Taxes paid to foreign Tax Authorities. Notwithstanding anything to the contrary in the foregoing: (i) the Company may restrict such access to the extent that any Applicable Law requires the Company to restrict or prohibit such access; and (ii) in no event shall the Company be obligated to provide any information the disclosure of which would jeopardize any legal privilege available to the Company relating to such information (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that would not adversely affect any such legal privilege, including by entering into customary joint defense agreements or similar agreements with Acquirer with respect thereto).

(b)Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c)No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

(d)Within five days following the Agreement Date, the Company shall deliver to Acquirer one or more DVDs or other digital media evidencing the documents that were made available, which shall indicate, for each document, the date that such document was first uploaded to the data room.

5.8Spreadsheet. The Company shall prepare and deliver to Acquirer, in accordance with Section 5.12, a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing: (i) the names of all of the Converting Holders and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers, (ii) the number and class of Company Units held by such Converting Holders, (iii) the vesting status and schedule with respect to Unvested Company Units and terms of the Company’s rights to repurchase such Unvested Company Units (including the per unit repurchase price payable with respect thereto), (iv) the calculation of Outstanding Company Units, Closing Per Unit Aggregate Value, Closing Per Unit Cash Consideration, Closing Cash Consideration, Closing Cash Consideration Percentage, Aggregate Threshold Value, Closing Per Unit Share Consideration, Closing Share Consideration, Closing Share Consideration Percentage, Parent Share Price, Pro Rata Share and Accredited Pro Rata Share, (v) for each Class B Unit holder, the calculation of Class B Per Unit Aggregate Consideration, Class B Per Unit Cash Consideration and Class B Per Unit Share Consideration, (vi) the calculation of aggregate cash amounts and number of Parent Ordinary Shares payable and issuable, respectively, to each such Converting Holder pursuant to Section 1.3(a)(i) and Section 1.3(a)(ii) and the total estimated amount of Taxes to be withheld therefrom, (vii) for each Non-Accredited Converting Holder, the calculation of Ineligible Parent Ordinary Shares and the portion of the Non-Accredited Additional Cash Payment payable to such Non-Accredited Converting Holder, (viii) for each Accredited Converting Holder, the calculation of such Accredited Converting Holder’s Accredited Pro Rata Share of the Non-Accredited Additional Cash Payment and the Additional Parent Ordinary Shares, (ix) the vesting schedule with respect to the Parent Ordinary Shares issuable to each Key Employee pursuant to Section 1.3(a), as set forth in the Share Restriction Agreement executed by such Key Employee, (x) the calculation of each Converting Holder’s Pro Rata Share of the Cash Escrow Amount and (xi) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer.

5.9Expenses; Company Debt. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Acquirer shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing and (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.6(i). At the Closing, Acquirer shall repay or cause to be repaid all Company Debt.

5.10Employees.

(a)Notwithstanding anything to the contrary in this Agreement, with the exception of the Key Employees, none of Acquirer, Merger Sub or the Surviving Company shall have any obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 5.10, the Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Acquirer), the Company shall terminate the employment of each of the Company employees specified in writing by Acquirer no later than five Business Days prior to the Closing Date (collectively, the “Designated Employees”), and the Company shall require such Designated Employees, if any, to execute a Separation Agreement as a condition to the receipt of any severance paid by the Company.

(b)The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any Company Units under any circumstances.

(c)During the period commencing on the Closing Date and concluding on the one-year anniversary of the Closing Date, Acquirer shall, or shall cause the Surviving Company or its other applicable Affiliates to, provide the Continuing Employees (other than the Key Employees) who remain employed during such period with compensation and employee benefits that are substantially similar in the aggregate to those provided by the Company to such Continuing Employees as of immediately prior to the Effective Time (excluding for purposes of this sentence any equity-based incentive compensation and any pension benefits). With respect to any health or other group welfare benefit plan of Acquirer in which a Continuing Employee participates following the Closing Date, Acquirer shall take commercially reasonable efforts to cause (i) any pre-existing conditions or limitations and eligibility waiting periods under such Acquirer plan to be waived with respect to such Continuing Employee and his or her eligible dependents, to the extent waived under the corresponding Company Employee Plan in which the Continuing Employee or his or her eligible dependents participated as of immediately prior to the Closing Date, and (ii) any deductibles paid by such Continuing Employee under any Company Employee Plan in the plan year in which the Closing Date occurs to be credited towards the deductibles under the corresponding Acquirer plan.

(d)As soon as practicable following the Effective Time, certain Continuing Employees will be eligible to receive standard equity awards denominated in Parent Ordinary Shares in accordance with Parent’s standard equity award policies, in such amounts as may be set forth in the applicable Employment Agreements and otherwise as shall be determined by Parent. Such awards shall be subject to the terms and conditions set forth in Parent’s 2018 Farfetch Employee Equity Plan, as amended from time to time, and the applicable equity award agreement.

(e)Nothing contained in this Section 5.10, express or implied: (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or modify such Continuing Employee’s at-will employment status, (ii) shall guarantee receipt of any specific employee benefit or constitute an amendment to or any other modification of any benefit plan, (iii) shall alter or limit Acquirer, the Surviving Company, or any of their respective Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iv) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

5.11Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Voting Members. The form and substance of such resolutions shall be subject to review and approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require.

5.12Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than three Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate and the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.12. Without limiting the foregoing or Section 5.7, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.

5.13Tax Matters.

(a)Tax Return Filings for Pre-Closing Tax Period. The Members’ Agent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and each Company Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period that are prepared and filed on a pass-through basis (“Company Pass-Through Tax Returns”). The Company Pass-Through Tax Returns shall be prepared in a manner consistent with past practices (unless otherwise required by Applicable Law) and shall be submitted by the Members’ Agent to Acquirer (together with schedules, statements and, to the extent requested by Acquirer, supporting documentation) for review and comment at least 60 days prior to the due date (including extensions) of any such Tax Returns. The Members’ Agent shall not unreasonably refuse to incorporate any comments of Acquirer with respect to the Company Pass-Through Tax Returns. Acquirer shall prepare all other Tax Returns of the Company and each Company Subsidiary for Pre-Closing Tax Periods and Straddle Periods, and in the case of income and other material Tax Returns that could form the basis of a claim for indemnification, shall permit the Members’ Agent to review and comment on such Tax Returns prior to filing. Except as Acquirer reasonably determines to be necessary to correct positions taken by the Company or its Subsidiaries that are erroneous or inconsistent with applicable Tax law, Acquirer shall not, without the Members’ Agent’s prior written consent, amend or file in a manner inconsistent with past practices any sales and use Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Periods. Any proceeding by a Tax Authority with respect to any sales and use Tax Return resulting from a filing made under the preceding sentence shall be handled in accordance with the procedures set forth in Section 5.13(c).

(b)Transaction Expenses. To the extent permitted by law, all Tax expenses, deductions, losses and credits associated with the Transaction Expenses shall be reported on the Company’s Tax Returns for the Pre-Closing Tax Period.

(c)Tax Claims. Acquirer agrees to give notice to the Members’ Agent of the receipt of any written notice which involves the assertion of any claim, or the commencement of any Legal Proceeding, in respect of the Company or any Company Subsidiary for which an indemnity may be sought by Acquirer pursuant to Article VIII with respect to Taxes (a “Tax Claim”); provided, however, that failure to deliver such notice shall not limit Acquirer’s rights to indemnification except to the extent the Company Members are actually prejudiced thereby. Acquirer shall control the contest or resolution of any Tax Claim; provided, however, that Acquirer shall consult with and take into account the Members’ Agent’s reasonable comments before entering into any settlement of a Tax Claim or ceasing to defend a Tax Claim; and, provided, further, that Acquirer shall keep the Members’ Agent reasonably informed about the conduct of such Tax Claims. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Section 5.13(c), the provisions of Article VIII shall apply. Notwithstanding anything to the contrary in the foregoing, the Members’ Agent or “tax matters partner” (as defined in Section 6231(a)(7) of the Code, prior to the amendments made by P.L. 114-74), as applicable, shall control the conduct of any federal audit of the Company’s IRS Form 1065 for taxable years beginning before December 31, 2017; provided, however, that the Members’ Agent or tax matters partner, as the case may be, shall keep Parent reasonably informed about the conduct of such Tax Claim and, to the extent the settlement of any such Tax Claim could affect the Company’s Taxes in any Taxable Period (or portion thereof) after the Closing Date, shall consult with and take into account Parent’s reasonable comments on the settlement of any such Tax Claim.

(d)Each of Acquirer, the Members’ Agent, the Company Members and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, the Company Members and the Members’ Agent agree to retain all books and records with respect to Tax matters pertinent to the Company and each Company Subsidiary relating to any Pre-Closing Tax Period until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Without limiting the generality of the foregoing, at Acquirer’s request, the Members’ Agent shall cause an election under Section 754 of the Code to be in effect for the Company’s taxable year ending on and including the Closing Date.

(e)The Company shall cause each Company Member to further agree, upon Acquirer’s request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions); provided, however, that this Section 5.13(e) shall not be read to modify or expand the Company’s obligations pursuant to Section 5.13(h).

(f)Acquirer and the Company intend that the cash and Parent Ordinary Shares payable to the holders of Company Units pursuant to Section 1.3(a) will be treated as received in exchange for the applicable holder’s Company Units, and agree to report such payments for income Tax purposes as consideration for such holder’s Company Units and, except as otherwise required by Applicable Law, not as compensation for services.

(g)Purchase Price Allocation. As soon as practicable following the Closing, but in any event within 60 days after the Closing Date, Acquirer shall prepare a draft schedule (the “Allocation Statement”) allocating the Merger Consideration and the Liabilities of the Company (to the extent such Liabilities are included in “amount realized” for U.S. federal income Tax purposes) and each Company Subsidiary among the assets of the Company and each Company Subsidiary for purposes of (i) Section 1060 of the Code, (ii) Section 751 of the Code (and the statement required to be filed under Treasury Regulations Section 1.751-1(a)(3)), (iii) IRS Form 8308, and (iv) the sale by the Company Members of Company Units under Section 741 of the Code and the purchase by Acquirer of undivided interests in the assets of the Company, in each case pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2. The Allocation Statement will allocate the Merger Consideration among the assets of the Company and each Company Subsidiary in a manner consistent with the fair market values of the assets of the Company and each Company Subsidiary and the principles of Section 1060 of the Code and the Treasury Regulations thereunder. Acquirer shall consider in good faith all reasonable comments of the Members’ Agent on the Allocation Statement received within 30 days after delivery of the draft Allocation Schedule, after which the Allocation Schedule shall be deemed final. The parties hereto shall file all Tax Returns, including IRS Form 8594 (with respect to Acquirer), in a manner consistent with the Allocation Statement, and no party shall take any position in any Tax Return that is inconsistent with the Allocation Statement unless required to do so by a Tax Authority. The Allocation Statement shall be adjusted to reflect any adjustments to the Merger Consideration after the Closing Date in a manner consistent with this Section 5.13(g).

(h)Other Covenants. Prior to the Closing, the Company agrees to take the actions set forth on Schedule 5.13(h) of the Company Disclosure Letter.

5.14Rule 144. Acquirer shall cause Parent to comply with the filing requirements set forth in Sections 13 and 15(d) of the Exchange Act (as referred to in subparagraph (c) of Rule 144 adopted by the SEC under the Securities Act) and the rules and regulations adopted by the SEC thereunder (or, if Parent is not required to file such reports, Acquirer will, upon the reasonable request of Accredited Converting Holders holding at least a majority of the then-outstanding Closing Share Consideration held by the Accredited Converting Holders, cause Parent to make publicly available other material information at a time, and in a manner, reasonably determined by Acquirer) and will take such further action as any Accredited Converting Holder may reasonably request, all to the extent required from time to time to enable such Accredited Converting Holder to sell Parent Ordinary Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time. Upon the request of any Accredited Converting Holder, provided that such request may not be made more frequently than once every 12 months, Acquirer shall cause Parent to deliver to such Accredited Converting Holder a written statement as to whether it has complied with such requirements. Notwithstanding anything to the contrary contained in the foregoing, nothing in this Section 5.14 shall be deemed to require Parent to register any of its securities pursuant to the Exchange Act.

5.15Directors’ and Officers’ Tail Insurance.

(a)Prior to the Closing Date, the Company shall purchase a six-year “tail” coverage with respect to its current directors and officers liability policy that will name the Surviving Company as beneficiary (the “Tail Policy”). The Company shall prepay the full premium for the Tail Policy prior to the Closing Date. After the Closing Date, Acquirer and the Surviving Company shall not take any action to cause such Tail Policy to be canceled or terminated.

(b)The last sentence of Section 5.15(a) is intended to be for the benefit of, and shall be enforceable by, the current directors and officers of the Company and the Company Subsidiaries (the “Indemnified D&Os”) (or their heirs, personal representatives, successors or assigns). The Surviving Company shall, and Acquirer shall cause the Surviving Company or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Indemnified D&O (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Acquirer, the Surviving Company or its successors under the last sentence of Section 5.15(a). The obligations of Acquirer, the Surviving Company and its successors under the last sentence of Section 5.15(a) shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified D&O (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Indemnified D&O (or his or her heirs, personal representatives, successors or assigns, as applicable).

ARTICLE VI

Conditions to the Merger

6.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a)Voting Member Approval. The Voting Member Approval shall have been duly and validly obtained.

(b)Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

6.2Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a)Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.

(b)Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).

6.3Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):

(a)Representations, Warranties and Covenants. The representations and warranties made by the Company herein shall be true and correct in all material respects (except for such 60 representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.

(b)Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).

(c)Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing, shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.

(d)No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Surviving Company.

(e)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f)No Outstanding Securities. Other than the Company Units and the Company Convertible Notes, no Person has any Equity Interests of the Company, unit appreciation rights, unit schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Member is a party or by which it or its assets is bound, obliging the Company or such Company Member to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

(g)Employees.

(i)(A) Each Key Employee shall have signed an Employment Agreement, a Share Restriction Agreement and a Restrictive Covenant Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements, and (B) the employment of each of the Designated Employees shall have been terminated effective no later than immediately prior to the Closing and such Designated Employees shall have executed a Separation Agreement.

(ii)No fewer than (A) 80% of the salaried employees of the Company, excluding the Designated Employees, shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall become Continuing Employees and (B) 60 hourly employees are employed by the Company as of the Closing and shall become Continuing Employees.

(iii)The Employment Agreements shall not have been amended, supplemented or modified in any manner (other than with Acquirer’s prior written consent).

(h)Joinder Agreement. The Joinder Agreement shall have been duly executed by each holder of Class C Units and such other holders of Company Units who, together with the holders of Class C Units and the Voting Members, constitute the holders of at least 90% of all Company Units outstanding as of immediately prior to the Closing.

(i)Privacy Policy. The Company will have modified the Company’s Privacy Policies in a form acceptable to Acquirer.

ARTICLE VII

Termination

7.1Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Voting Member Approval is obtained:

(a)by mutual written consent duly authorized by Acquirer and both Voting Members;

(b)by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before July 12, 2019, or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(d)by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to the Company or (iii) the Company shall have breached Section 5.1 or Section 5.2; or

(e)by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).

7.2Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, Merger Sub, the Company or their respective officers, directors, members, stockholders or Affiliates or the Members’ Agent; provided that (i) Section 5.3 (Confidentiality; Public Disclosure), Section 5.9 (Expenses; Company Debt), this Section 7.2 (Effect of Termination), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.

ARTICLE VIII

Escrow Fund and Indemnification

8.1Escrow Fund.

(a)At the Effective Time, Acquirer shall withhold the Cash Escrow Amount from the Merger Consideration payable pursuant to Section 1.3(a) and shall deposit the Cash Escrow Amount with PNC National Bank as escrow agent (the “Escrow Agent”) (the aggregate amount of cash so held by the Escrow Agent from time to time, the “Escrow Fund”), which Escrow Fund shall be governed by this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit G with such changes as Acquirer and the Members’ Agent may agree in writing (the “Escrow Agreement”). The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Acquirer Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.6(h) and this Article VIII. Subject to Section 8.4, the Escrow Agent shall hold the Escrow Fund until 11:59 p.m. local time on April 1, 2020 (the “Escrow Release Date”). Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Escrow Fund to any Converting Holder in accordance with Section 8.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Escrow Fund by will, by the laws of intestacy or by other operation of law.

(b)Within two Business Days following the Escrow Release Date, the Escrow Agent will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Escrow Fund less that portion of the Escrow Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Members’ Agent on or prior to the Escrow Release Date in accordance with this Article VIII. Any portion of the Escrow Fund held by the Escrow Agent following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed by the Escrow Agent to the Converting Holders within two Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund.

8.2Indemnification.

(a)By the Converting Holders on Behalf of the Company. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly (in proportion to each such Converting Holders’ Pro Rata Share) indemnify and hold harmless Acquirer, Merger Sub and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Acquirer Indemnified Person”) from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all losses, Liabilities, damages, claims, fees, Taxes, interest, costs and expenses, including costs of enforcement, investigation and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(i)any failure of any representation or warranty made by the Company herein or in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter) to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;

(iii)any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by the Transaction Documents or the Merger;

(iv)any Company Debt or Transaction Expenses, or any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any Taxes payable by the Company Members described in Section 1.8 that are not included in the calculation of Company Net Working Capital);

(v)any claims by (A) any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the Transactions or this Agreement, including the allocation of the Merger Consideration or any portion thereof, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (C) any Person with respect to any plan, policy or Contract providing for compensation to any Person in the form of Equity Interests;

(vi)any matter that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or the Closing;

(vii)subject to Section 8.3(i), any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital;

(viii)any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company in the making of any of the representations and warranties contained in Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions; and

(ix)the matters set forth in Section 8.2(a)(ix) of the Company Disclosure Letter.

(b)By the Converting Holders on Behalf of Such Converting Holder. Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly (in proportion to each such Converting Holders’ Pro Rata Share) indemnify and hold harmless each Acquirer Indemnified Person from and against, and shall compensate and reimburse each Acquirer Indemnified Person for, any and all Indemnifiable Damages arising out of, resulting from or in connection with:

(i)with respect to any Converting Holder that delivered an Investor Representation Letter, any failure of any representation or warranty made by such Converting Holder in such Converting Holder’s Investor Representation Letter to be true and correct (I) as of the date of such Investor Representation Letter or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates); and

(ii)any fraud, intentional misrepresentation or willful misconduct by or on behalf of such Converting Holder in the making of any representations and warranties contained in such Converting Holder’s Investor Representation Letter or otherwise in connection with the Transactions.

(c)By Acquirer. Subject to the limitations set forth in this Article VIII, from and after the Closing, Acquirer shall indemnify and hold harmless each Converting Holder and their respective officers, directors, agents and employees and each Person, if any, who controls or may control any such Converting Holder within the meaning of the Securities Act (each, a “Company Indemnified Person” and, together with the Acquirer Indemnified Persons, each an “Indemnified Person”) from and against, and shall compensate and reimburse each Company Indemnified Person for, any and all Indemnifiable Damages arising out of, resulting from or in connection with:

(i)any failure of any representation or warranty made by Acquirer or Merger Sub herein to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)any failure of any certification, representation or warranty made by Acquirer or Merger Sub in any certificate delivered to the Company or the Members’ Agent pursuant to this Agreement to be true and correct as of the date such certificate is delivered to the Company or the Members’ Agent;

(iii)any breach of, or default in connection with, any of the covenants, agreements or obligations made by Acquirer or Merger Sub herein or in any other agreements contemplated by the Transaction Documents or the Merger; and

(iv)any fraud, intentional misrepresentation or willful misconduct by or on behalf of Acquirer or Merger Sub in the making of any of the representations and warranties contained in Article III (including the related portions of the certificates delivered hereunder) or otherwise in connection with the Transactions.

(d)Materiality and knowledge standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.

8.3Indemnifiable Damage Threshold; Other Limitations.

(a)Notwithstanding anything to the contrary contained herein, no Acquirer Indemnified Person, on the one hand, or Company Indemnified Person, on the other hand, may make a claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (ii) of Section 8.2(a), with respect to Acquirer Indemnified Persons, or clauses (i) or (ii) of Section 8.2(c), with respect to Company Indemnified Persons (in each case, other than claims arising out of, resulting from or in connection with (i) fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company (in the making of any of the representations and warranties contained in Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions) or such Converting Holder (in the making of any of the representations and warranties contained in such Converting Holder’s Investor Representation Letter or otherwise in connection with the Transactions), on the one hand, or Acquirer or Merger Sub (in the making of any of the representations and warranties contained in Article III (including the related portions of the certificates delivered hereunder or otherwise in connection with the Transactions), on the other hand (as applicable), or (ii) any failure of any of the Special Representations to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates by Acquirer Indemnified Persons, on the one hand, or Company Indemnified Persons, on the other hand) describing Indemnifiable Damages in an aggregate amount greater than $2,000,000 (the “Basket”) has been delivered, in which case the Acquirer Indemnified Person or Company Indemnified Person, as applicable, may make claims for indemnification, compensation and reimbursement and, with respect to the Acquirer Indemnified Person, may receive cash from the Escrow Fund for all such Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.

(b)If the Merger is consummated, the aggregate Liability of the Converting Holders under this Agreement shall not exceed the Cash Escrow Amount for Indemnifiable Damages (and not specific performance or other equitable remedies in accordance with Section 9.10) arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a), except (i) in the case of fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company (in the making of any of the representations and warranties contained in Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions) or such Converting Holder (in the making of any of the representations and warranties contained in such Converting Holder’s Investor Representation Letter or otherwise in connection with the Transactions) and (ii) any failure of any of the representations and warranties made by (A) the Company in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-contravention), Section 2.9 (Title to, Condition and Sufficiency of Assets), Section 2.10 (Intellectual Property), Section 2.11 (Taxes) or Section 2.12 (Employee Benefit Plans and Employee Matters) or (B) the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections (collectively, the “Special Representations”) to be true and correct as aforesaid.

(c)Other than with respect to any matters described in clause (i) of Section 8.3(b), the Acquirer Indemnified Persons (x) must first seek recovery for any Indemnifiable Damages from the then-remaining Escrow Fund, which shall be the first source of recovery for all such Indemnifiable Damages with respect to claims made on or prior to the Escrow Release Date, and (y) only after exhaustion of the then-remaining Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Escrow Fund made by any Acquirer Indemnified Person), or following the Escrow Release Date, may any Acquirer Indemnified Person seek indemnification for such amounts not satisfied by the then-remaining Escrow Fund from the Converting Holders directly, in each case, in accordance with, and subject to, the terms and limitations set forth in this Article VIII. In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Special Representations to be true and correct as aforesaid or the matters listed in clauses (iii) through (x) of Section 8.2(a) or the matters listed in Section 8.2(b) (collectively, “Special Claims”), after the Acquirer Indemnified Persons have exhausted or made claims upon all amounts held in the Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Escrow Fund made by any Acquirer Indemnified Person), or following the Escrow Release Date (in each case, as described in the immediately preceding sentence), each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of a Converting Holder for Special Claims shall be limited to the aggregate amount of cash and the aggregate number of Parent Ordinary Shares payable and issuable, respectively, to such Converting Holder pursuant to Section 1.3(a), and (ii) any limitation of Liability in this Section 8.3(c) shall not apply in the case of fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company (in the making of any of the representations and warranties contained in Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions) or such Converting Holder (in the making of any of the representations and warranties contained in such Converting Holder’s Investor Representation Letter or otherwise in connection with the Transactions).

(d)Notwithstanding anything to the contrary contained herein, Acquirer’s aggregate Liability for Indemnifiable Damages indemnifiable under Section 8.2(c) shall not exceed $90,000,000.

(e)Except to the extent that such damages are actually awarded to or otherwise part of a settlement with a third party in connection with a Third-Party Claim, Indemnifiable Damages shall not include (i) any punitive or special damages of any kind, or (ii) incidental, consequential or indirect damages, lost profits or loss of value, damage to reputation or loss of goodwill, whether based on contract, tort, strict liability or otherwise, except, in the case of clause (ii), to the extent such damages are reasonably foreseeable in connection with the event that gives rise thereto or the matter for which indemnification is sought hereunder.

(f)Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Company or any other Acquirer Indemnified Person (based upon such Converting Holder’s position as an officer, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Acquirer Indemnified Person or any right of subrogation against the Company or the Surviving Company with respect to any indemnification, compensation or reimbursement of an Acquirer Indemnified Person by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Acquirer Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i) and (ii) of Section 8.2(a), subject to any limitations expressly set forth therein), any Acquirer Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, (iii) if an Acquirer Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Acquirer Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII and (iv) no Converting Holder shall be liable for the breach of any representation, warranty, covenant or agreement of another Converting Holder or any fraud, intentional misrepresentation or willful misconduct by or on behalf of any Person other than the Company (in the making of any of the representations and warranties contained in Article II (including the related portions of the Company Disclosure Letter and certificates delivered hereunder) or otherwise in connection with the Transactions) or such Converting Holder (in the making of any of the representations and warranties contained in such Converting Holder’s Investor Representation Letter or otherwise in connection with the Transactions); provided that nothing herein shall limit the liability of a Converting Holder for any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company or such Converting Holder.

(g)All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries. In any case where an Indemnified Person recovers under insurance policies any amount in respect of a matter for which such Indemnified Person was indemnified pursuant to Section 8.2, such Indemnified Person shall promptly pay over to the Members’ Agent, with respect to an Acquirer Indemnified Person, or Acquirer, with respect to a Company Indemnified Person, the amount so recovered (after deducting therefrom the amount of the out-of-pocket expenses incurred by such Indemnified Person in procuring such recovery), but not in excess of the sum of any amount previously so paid to or on behalf of such Indemnified Person in respect of such matter.

(h)In no event shall any Indemnified Person be entitled to seek or receive indemnification for the same Indemnifiable Damages more than once under this Article VIII even if a claim for indemnification with respect to such Indemnifiable Damages has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(i)No Acquirer Indemnified Person shall be entitled to indemnification pursuant to any provision of Section 8.2(a) for any Indemnifiable Damages described in Schedule 8.3(i) of the Company Disclosure Letter.

8.4Period for Claims. Except as otherwise set forth in this Section 8.4, the period (the “Claims Period”) during which claims may be made (i) for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a) (other than with respect to any of the Special Representations) or clauses (i) and (ii) of Section 8.2(c) (other than with respect to any of the Acquirer Special Representations) shall commence at the Closing and terminate at 11:59 p.m. local time on the Escrow Release Date, (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including Special Claims but excluding the matters listed in clause (viii) of Section 8.2(a), shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 30 days following the expiration of the statute of limitations applicable thereto, and (iii) for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clause (viii) of Section 8.2(a) shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is seven years and one month following the Closing Date. Notwithstanding anything to the contrary contained herein: (A) such portion of the Escrow Fund at the Escrow Release Date as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Members’ Agent on or prior to the Escrow Release Date shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied; and (B) the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with fraud, intentional misrepresentation or willful misconduct (in the making of any of the representations and warranties contained in this Agreement or in any Investor Representation Letter or otherwise in connection with the Transactions) shall not be limited.

8.5Claims.

(a)From time to time during the Claims Period, Acquirer may deliver to the Members’ Agent, and the Members’ Agent may deliver to Acquirer, one or more certificates signed by any officer of Acquirer or the Members’ Agent, as applicable (each, a “Claim Certificate”):

(i)stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters and Indemnifiable Damages related thereto for which an Acquirer Indemnified Person may seek recovery pursuant to Section 8.2, that any Tax Authority may raise such matter in audit of the Company or any of its Affiliates, that could give rise to Indemnifiable Damages);

(ii)stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by the Indemnified Person in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii)specifying in reasonable detail (based upon the information then possessed by the Person sending the Claim Certificate) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b)Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer or the Members’ Agent, as applicable, as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer or the Members’ Agent, as applicable, by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Members’ Agent or the Converting Holders, or Acquirer, as applicable, are materially prejudiced thereby.

8.6Resolution of Objections to Claims.

(a)If the Members’ Agent or Acquirer, as applicable does not contest, by written notice to the Members’ Agent, with respect to Acquirer, or Acquirer, with respect to the Members’ Agent, any claim or claims by such Company Indemnified Person or Acquirer Indemnified Person, respectively, made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then (i) with respect to any Acquirer Indemnified Person (I) if prior to the Escrow Release Date, the Escrow Agent shall, upon Acquirer’s direction, distribute to Acquirer an amount of cash from the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims made by Acquirer Indemnified Persons as set forth in such Claim Certificate, and (II) if on or after the Escrow Release Date, each Converting Holder shall, on a several but not joint basis, pay to the Acquirer Indemnified Person such Converting Holder’s Pro Rata Share of an amount of cash having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate or (ii) with respect to any Company Indemnified Person, Acquirer shall pay to the Members’ Agent (on behalf of the Converting Holders) an amount of cash having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.

(b)If the Members’ Agent or Acquirer, as applicable, objects in writing to any claim or claims by an Indemnified Person in any Claim Certificate within the 20-day period set forth in Section 8.6(a), Acquirer and the Members’ Agent shall attempt in good faith for 45 days after receipt of such written objection to resolve such objection. If Acquirer and the Members’ Agent shall so agree with respect to a Claim Certificate delivered by Acquirer to the Escrow Agent prior to the Escrow Release Date and if any amount remains available in the Escrow Fund as of the date of such agreement, then a joint written instruction setting forth such agreement shall be prepared, signed by both parties and delivered to the Escrow Agent, which joint written instruction shall direct the Escrow Agent to distribute to Acquirer an amount of cash from the Escrow Fund in accordance with the terms of such joint written instruction. If Acquirer and the Members’ Agent shall so agree either (i) with respect to a Claim Certificate delivered by Acquirer on or after the Escrow Release Date or (ii) with respect to a Claim Certificate delivered by the Members’ Agent, the applicable Person(s) required to provide indemnification under this Agreement (an “Indemnifying Person”) shall pay to the Indemnified Person (or to the Members’ Agent on behalf of the Converting Holders in the event the Acquirer is the Indemnifying Person) the agreed amount.

(c)If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 45-day period, either Acquirer or the Members’ Agent may bring an arbitration in accordance with the terms of Section 9.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and, with respect to a Claim Certificate delivered by Acquirer to the Escrow Agent prior to the Escrow Release Date and if any amount remains available in the Escrow Fund as of the date of the arbitrator’s decision, Acquirer shall be entitled to instruct the Escrow Agent to distribute to Acquirer an amount of cash from the Escrow Fund in accordance therewith.

(d) Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Members’ Agent (on behalf of the Converting Holders) with respect to more than one-half of the amount in dispute, in which case the Converting Holders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

(e) Any portion of the Escrow Fund held by the Escrow Agent following the Escrow Release Date shall be paid by the Escrow Agent to the Members’ Agent for further distribution to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund.

8.7Members’ Agent.

(a)At the Closing, Jed Stiller shall be constituted and appointed as the Members’ Agent. The Members’ Agent shall be the agent for and on behalf of the Converting Holders to: (i) execute, as the Members’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VIII, (iv) object to such claims pursuant to Section 8.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Members’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment and issuance of the Merger Consideration less the Cash Escrow Amount) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.6, review, negotiate, object to, accept or agree to Acquirer’s calculation of Company Net Working Capital and (ix) take all actions necessary or appropriate in the judgment of the Members’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Company) shall be entitled to rely on the appointment of Jed Stiller as the Members’ Agent and treat such Members’ Agent as the duly appointed attorney-in-fact of each Converting Holder and as having the duties, power and authority provided for in this Section 8.7. The Converting Holders shall be bound by all actions taken and documents executed by the Members’ Agent in connection with this Article VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Members’ Agent. The Person serving as the Members’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Members’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash then held in the Escrow Fund (or, in the event that there is no cash then held in the Escrow Fund by the Converting Holders collectively having a Pro Rata Share greater than 50% upon not less than 30 days’ prior written notice to Acquirer). No bond shall be required of the Members’ Agent.

(b)Except as otherwise provided herein, the Members’ Agent shall have the sole discretion to use the Expense Fund Amount to pay any out-of-pocket costs or expenses incurred by the Members’ Agent in its capacity as the Members’ Agent, including any attorneys’, accountants’ and other experts’ fees. Once the Members’ Agent determines, in its discretion, that it will not incur any additional expenses in its capacity as the Members’ Agent, it will distribute, at its sole expense, to the Converting Holders, pro rata in proportion to each such Converting Holders’ Pro Rata Share, the remaining unused portion of the Expense Fund Amount, if any, without interest; provided, further, however, that in the event (i) the Expense Fund Amount is, in the opinion of the Members’ Agent, insufficient to satisfy those costs or expenses referenced in the first sentence of this Section 8.7(b), or (ii) subsequent to distribution of any unused portion of the Expense Fund Amount pursuant to this Section 8.7(b), the Members’ Agent incurs any additional costs or expenses in its capacity as the Members’ Agent (or in good faith believes it will do so), then any amounts necessary to satisfy the Members’ Agent pursuant to clauses (i) or (ii) of this Section 8.7(b) shall be deducted from any amounts that are otherwise payable to the Converting Holders from the Escrow Fund in connection with any distribution therefrom to the Converting Holders in accordance with the Escrow Agreement.

(c)The Members’ Agent shall not be liable to any Converting Holder for any act done or omitted hereunder as the Members’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Members’ Agent shall serve as the Members’ Agent without compensation; provided that the Converting Holders shall severally but not jointly indemnify the Members’ Agent and hold him harmless against any loss, Liability, damage, penalty, fine, cost or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Members’ Agent and arising out of, resulting from or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Members’ Agent. The Expense Fund Amount shall be available to satisfy any such indemnification obligation of the Converting Holders according to their respective Pro Rata Shares. If not satisfied from the Expense Fund Amount or paid directly to the Members’ Agent by the Converting Holders, such losses, Liabilities, damages, penalties, fines, costs or expenses may be recovered by the Members’ Agent from the portion of the Escrow Fund otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Escrow Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such losses, Liabilities, damages, penalties, fines, costs or expenses.

(d)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Members’ Agent that is within the scope of the Members’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer, Merger Sub, the Surviving Company and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Members’ Agent.

(e)From and after the Effective Time, Acquirer shall cause the Surviving Company and its Subsidiaries to provide the Members’ Agent with reasonable access to information about the Surviving Company and its Subsidiaries and the reasonable assistance of their officers and employees, in each case, for the limited purpose of defending against a claim for Indemnifiable Damages; provided, however, that the Members’ Agent shall not unreasonably interfere with any of the operations or business activities of the Surviving Company or its Subsidiaries in exercising the rights pursuant to this Section 8.7(e).

8.8Third-Party Claims. In the event Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right, subject to this Section 8.8, in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Acquirer in connection with defense, settlement, resolution or enforcement in connection with such Third-Party Claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 8.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.2). Acquirer shall keep the Members’ Agent reasonably informed of all material developments relating to all Third-Party Claims, including by reasonably promptly providing the Members’ Agent with copies of all pleadings, notices and communications with respect to each such Third-Party Claim, in each case to the extent that the provision of such information or any portion thereof to the Members’ Agent would not, on the advice of counsel to Acquirer, result in the loss of any legal privilege for the benefit of any Indemnified Person with respect to such information or portion thereof, subject to execution by the Members’ Agent of a non-disclosure agreement reasonably acceptable to Acquirer (and, if required, such third party) to the extent that such materials contain confidential or propriety information. Notwithstanding anything to the contrary in the foregoing, Acquirer shall not, without the prior written consent of the Members’ Agent, enter into any settlement or compromise or consent to the entry of any judgment with respect to any Third-Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Members’ Agent shall have objected within 30 days after a written request therefor by Acquirer; it being understood and agreed that the Members’ Agent will be deemed to be reasonable in withholding consent if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing that results in liability of the Converting Holdings, (B) does not include a written release by the claimant or plaintiff of each Converting Holder from all liability in respect of such Third-Party Claim or (C) imposes equitable remedies, criminal liability or any obligation on any such Company Member other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder in accordance with and subject to the limitations set forth herein. Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Members’ Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). In the event that the Members’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such Third-Party Claim, or if the Members’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution of such Third-Party Claim, neither the Members’ Agent nor any Converting Holder shall have any power or authority to object under this Article VIII to the amount of Indemnifiable Damages related to such claim as consented to or any claim by or on behalf of any Indemnified Person against the Escrow Fund or, if applicable, any Converting Holder for indemnity with respect to such settlement or resolution.

8.9Treatment of Indemnification Payments. Acquirer, the Members’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by any Indemnified Persons pursuant to this Article VIII as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE IX

General Provisions

9.1Survival of Representations, Warranties and Covenants. If the Merger is consummated, the representations and warranties made by any party hereto, including in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (a) (i) the Special Representations (other than Section 2.11 (Taxes)) and (ii) the representations and warranties made by (A) Acquirer and Merger Sub in Section 3.1 (Organization and Standing), Section 3.2 (Authority; Non-contravention) and Section 3.3 (Issuance of Shares) (collectively, the “Acquirer Special Representations”), or (B) Acquirer or Merger Sub in any certificate delivered to the Company or Members’ Agent pursuant to this Agreement that are within the scope of those covered by the foregoing Sections, will remain operative and in full force and effect until the date that is 30 days following expiration of the statute of limitations applicable thereto, and (b) the representations and warranties made by the Company in Section 2.11 (Taxes), will remain operative and in full force and effect until the date that is seven years and one month following the Closing Date, in each case of clauses (a) and (b) for claims against any Indemnifying Person that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such representations or warranties; provided, further, that no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered to the applicable Indemnifying Person on or prior to the expiration of such representations and warranties shall be affected by such expiration; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud, intentional misrepresentation or willful misconduct by or on behalf of any Indemnifying Person (in the making of any of the representations and warranties contained in this Agreement or in any Investor Representation Letter or otherwise in connection with the Transactions). If the Merger is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

9.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (in each case, if provided below and with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)if to Acquirer, Merger Sub or Parent, to:

Farfetch Limited

The Bower, 211 Old Street

London EC1V 9NR, United Kingdom

Attention: Holly Sage, Head of Legal (Corporate/Commercial)

Telephone No.: ##################

Email: ##################

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

Attention: Ken S. Myers

Telephone No.: ##################

Email: ##################

(ii)if to the Company, to:

Stadium Enterprises LLC

c/o White and Williams LLP

7 Times Square Suite, 2900

New York NY 10036

Attention: Jed Stiller

Telephone No.: ##################

Email: ##################

with a copy (which shall not constitute notice) to:

White and Williams LLP

7 Times Square, Suite 2900

New York, NY 10036

Attention: Randy M. Friedberg and Joshua Galante

Telephone ##################; ##################

Email: ##################;

##################

(iii)If to the Members’ Agent, to:

Jed Stiller

c/o White and Williams LLP

7 Times Square, Suite 2900

New York, NY 10036

Telephone No.: ##################

Email: ##################

with a copy (which shall not constitute notice) to:

White and Williams LLP

7 Times Square, Suite 2900

New York, NY 10036

Attention: Randy M. Friedberg and Joshua G. Galante

Telephone No.: ##################, ##################

Email: ##################,

##################

Any notice given as specified in this Section 9.2 (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

9.3Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein; provided, however, that with respect to Contracts and instruments set forth in the Company Disclosure Letter, no such amendment, modification or supplement (including by waiver or consent) shall be deemed incorporated therein unless expressly set forth in the Company Disclosure Letter and a copy of which has been provided to Acquirer in accordance with clause (viii) below. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.4Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Members without such further approval. To the extent permitted by Applicable Law, Acquirer and the Members’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Members’ Agent.

9.5Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Members’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Members, signed by the Company, (II) after the Closing with respect to the Converting Holders and/or the Members’ Agent, signed by the Members’ Agent and (III) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

9.6Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.7Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons).

9.8Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.9Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10Remedies Cumulative; Specific Performance. Except as otherwise provided herein, including Section 1.6(j) and Section 8.3, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy; provided that nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 8.3(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.11Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of New York, New York. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 9.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

(b)THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

9.13Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.14Provisions Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its Representatives, that White and Williams LLP may serve as counsel to the Members’ Agent, any Converting Holder and/or their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, White and Williams LLP (or any successor) may serve as counsel to the Holder Group in connection with this Agreement, the other Transaction Documents and/or the Transactions notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Acquirer and Merger Sub further agree that, as to all communications prior to the Closing between the Holder Group and White and Williams LLP relating to the Transactions or the other Transaction Documents, following the Effective Time, the attorney-client privilege and the expectation of client confidence belongs solely to Acquirer and the Surviving Company and may be controlled only by Acquirer and the Surviving Company and shall not be claimed by the Holder Group; provided that Acquirer and the Surviving Company shall not assert such attorney-client privilege against the Holder Group or assert any such privileged communications or information learned as a result thereof (or use any of the foregoing as evidence) in a dispute (including a dispute under Article VIII) with any members of the Holder Group.

9.15Acquirer and Merger Sub Obligations. Parent shall cause Acquirer and Merger Sub to satisfy their respective obligations under this Agreement.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company, the Members’ Agent and Parent, solely for purposes of Section 9.15, have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Members’ Agent, personally but solely in his capacity as the Members’ Agent), all as of the date first written above.

FARFETCH US HOLDINGS, INC.

farfetch us Holdings, Inc.

By:	/s/ Jeffery Fowler
Name:	Jeffery Fowler
Title:	Chief Executive Officer

Yankee Merger sub, LLC

By:	/s/ Jeffery Fowler
Name:	Jeffery Fowler
Title:	President and Chief Executive Officer

farfetch Limited

By:	/s/ Jose Neves
Name:	Jose Neves
Title:	CEO

]

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company, the Members’ Agent and Parent, solely for purposes of Section 9.15, have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Members’ Agent, personally but solely in his capacity as the Members’ Agent), all as of the date first written above.

STADIUM ENTERPRISES LLC

By:	/s/ Jed Stiller
Name:	Jed Stiller
Title:	Managing Partner

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company, the Members’ Agent and Parent, solely for purposes of Section 9.15, have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Members’ Agent, personally but solely in his capacity as the Members’ Agent), all as of the date first written above.

MEMBERS’ AGENT

/s/ Jed Stiller
Name:	Jed Stiller

]

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

As used herein, the following terms shall have the meanings indicated below:

“Accredited Pro Rata Share” means, with respect to a particular Accredited Converting Holder, a fraction, the numerator of which is such Accredited Converting Holder’s Pro Rata Share and the denominator of which is the aggregate Pro Rata Share of all Accredited Converting Holders.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or other bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or other bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from the Company Members, by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business and consistent with past practice, in each case the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions.

“Adjustment Threshold Amount” means $750,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Aggregate Threshold Value” means the sum of the Threshold Values of all outstanding Class B Units as of immediately prior to the Effective Time.

“Agreed Adjustment Amount” means $10,000,000.

“AMEX Balance Allocation” means an amount equal to 50% of the aggregate outstanding balance as of immediately prior to the Effective Time under all American Express (AMEX) credit cards utilized by, or on behalf of, the Company or any Company Subsidiary; provided, however, that in no event shall the Amex Balance Allocation exceed $225,000.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

“Cash Escrow Amount” means $25,000,000 in cash.

“Class A Units” has the meaning set forth in the Operating Agreement.

“Class B Per Unit Aggregate Consideration” means, with respect to each Class B Unit, the Closing Per Unit Aggregate Value minus the Threshold Value for such Class B Unit.

“Class B Per Unit Cash Consideration” means, with respect to each Class B Unit, the Class B Per Unit Aggregate Consideration for such Class B Unit multiplied by the Closing Cash Consideration Percentage.

“Class B Per Unit Share Consideration” means, with respect to each Class B Unit, the quotient of (i) the product of (A) the Class B Per Unit Aggregate Consideration for such Class B Unit multiplied by the Closing Share Consideration Percentage divided by (ii) the Parent Share Price.

“Class B Units” has the meaning set forth in the Operating Agreement.

“Class C Units” has the meaning set forth in the Operating Agreement.

“Class D Units” has the meaning set forth in the Operating Agreement.

“Closing Cash Consideration” means $150,000,000 in cash, (i) increased by the sum of (A) an amount in cash equal to the Company Cash, plus (B) an amount in cash equal to the Closing Net Working Capital Surplus, if any, and (ii) decreased by the sum of (X) an amount in cash equal to the Closing Net Working Capital Shortfall, if any, plus (Y) an amount in cash equal to Transaction Expenses that are incurred but unpaid as of the Closing, plus (Z) an amount in cash equal to the Company Debt that is unpaid as of the Closing, in each case, calculated based on the amounts set forth in the Company Closing Financial Certificate.

“Closing Cash Consideration Percentage” means one minus the Closing Share Consideration Percentage, expressed as a percentage.

“Closing Net Working Capital Shortfall” means the amount, if any, by which (i) the Closing Net Working Capital Target exceeds (ii) the sum of (A) Company Net Working Capital as set forth in the Company Closing Financial Certificate plus (B) the Adjustment Threshold Amount.

“Closing Net Working Capital Surplus” means the amount, if any, by which (i) the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, minus the Adjustment Threshold Amount exceeds (ii) the Closing Net Working Capital Target.

“Closing Net Working Capital Target” means negative $656,000.

“Closing Per Unit Aggregate Value” means (i) the sum of (A) the Closing Per Unit Cash Consideration plus (B) the product of (I) the Closing Per Unit Share Consideration multiplied by (II) the Parent Share Price.

“Closing Per Unit Cash Consideration” means (i) the sum of (A) the Closing Cash Consideration plus (B) (I) the Aggregate Threshold Value multiplied by (II) the Closing Cash Consideration Percentage divided by (ii) the Outstanding Company Units.

“Closing Per Unit Share Consideration” means (i) the quotient of (A) the Closing Share Consideration divided by (B) the Outstanding Company Units plus (ii) the quotient of (A) the product of (I) the Aggregate Threshold Value multiplied by (II) the Closing Share Consideration Percentage divided by (B) the product of (I) the Parent Share Price multiplied by (II) the Outstanding Company Units.

“Closing Share Consideration” means a number of Parent Ordinary Shares equal to the quotient of (a) $100,000,000 minus the Agreed Adjustment Amount divided by (b) the Parent Share Price.

“Closing Share Consideration Percentage” means a fraction, expressed as a percentage, the numerator of which is the product of (i) the Closing Per Unit Share Consideration multiplied by (ii) the Parent Share Price and the denominator of which is the Closing Per Unit Aggregate Value.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company AR” means the Company’s total consolidated accounts receivable as of the Closing (as defined by and determined in accordance with GAAP)

“Company Cash” means the aggregate amount of all unrestricted cash and cash equivalents of the Company as of the Closing (as defined by and determined in accordance with GAAP), including the amounts of any received but uncleared checks, drafts and wires issued to or for the benefit of the Company prior to such date and time, less the amounts of any unpaid checks, drafts and wires issued by or on behalf of the Company prior to such date and time and the aggregate amount of all cash in the payment escrows set forth on Schedule IV hereto as of the Closing, irrespective of whether such cash is eligible for release from such payment escrows to the Company as of the Closing.

“Company Chargebacks” mean the Company’s total consolidated chargebacks as of the Closing (as defined by and determined in accordance with GAAP and otherwise consistent with the line item labelled “Chargebacks(Pending)” in the Company Balance Sheet).

“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Cash, (ii) Company Debt (including (A) an itemized list of each Company Debt (other than Excess Consignor AP) with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed and (B) a calculation of Excess Consignor AP), (iii) Company Net Working Capital (including (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each element of the Company’s consolidated current assets, including Company AR, Company Chargebacks and Company Inventory, and (C) an itemized list of each element of the Company’s consolidated total current liabilities, including Company Consignor AP) and (iv) any Transaction Expenses that are incurred but unpaid.

“Company Consignor AP” means the Company’s total consolidated accounts payable in respect of consignment sellers as of the Closing (as defined by and determined in accordance with GAAP).

“Company Convertible Notes” means the convertible promissory notes issued by the Company to the purchasers thereof on such dates and in such initial principal amounts as set forth on Schedule V hereto.

“Company Debt” means indebtedness of the Company for money borrowed (which, for purposes of this Agreement, shall include (i) Excess Consignor AP, (ii) Company Convertible Notes and any other convertible promissory notes or other similar convertible instruments issued by the Company that remain outstanding as of immediately prior to the Effective Time, (iii) any separation fees incurred by the Company or any Company Subsidiary prior to the Agreement Date to the extent not fully paid as of immediately prior to the Effective Time, (iv) any amounts then owed under the Company’s truck lease, (v) an amount equal to $20,000 as a dilapidations provision, (vi) the Company’s total unredeemed store credits as of immediately prior to the Effective Time and (vii) all outstanding credit card debt of the Company and the Company Subsidiaries as of immediately prior to the Effective Time minus the AMEX Balance Allocation), including any prepayment or other penalties or premium payable in connection with the repayment of such Company Debt at the Closing.

“Company Inventory” means the Company’s total consolidated inventory as of the Closing (as defined by and determined in accordance with GAAP).

“Company Members” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Units outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Units outstanding as of immediately prior to the Effective Time.

“Company Net Working Capital” means (i) the Company’s total consolidated current assets as of the Closing (as defined by and determined in accordance with GAAP) less (ii) the Company’s total consolidated current liabilities as of the Closing (as defined by and determined in accordance with GAAP). For purposes of calculating Company Net Working Capital, the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP) exclude Company Cash and deferred Tax assets but shall include the

Company’s restricted cash. For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP) (A) include, without duplication, (I) all Liabilities for trade and other payables and deferred revenue, and (II) all accrued Liabilities, including Liabilities for vacation, paid time off and performance or other bonuses accrued by or for the Company’s employees as of the Closing and (B) exclude all Liabilities for (I) Pre-Closing Taxes (other than sales Tax), (II) Company Debt (which, for purposes of the definition of Company Net Working Capital, shall include all outstanding credit card debt of the Company and the Company Subsidiaries as of immediately prior to the Effective Time) and (III) Transaction Expenses that are incurred but unpaid as of the Closing. Set forth on Schedule VI, for illustrative purposes only, is an example calculation of the Company Net Working Capital as if the Closing had occurred as of October 31, 2018.

“Company Subsidiaries” means each of Kicks Lite and SGNY.

“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.

“Company Units” means, collectively, the Class A Units, the Class B Units, the Class C Units and the Class D Units of the Company.

“Continuing Employees” means the employees of the Company who remain employees of the Surviving Company or become employees of Acquirer or one of its subsidiaries as of immediately after the Effective Time.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

“Converting Holders” means the Company Members as of immediately prior to the Effective Time.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Excess Consignor AP” means Company Consignor AP minus (i) Company AR, minus (ii) the product of (A) Company Inventory multiplied by (B) 90%, minus (iii) the product of (A) Company Chargebacks multiplied by (B) 80%. In the event that the calculation of Excess Consignor AP yields a negative number, then, for purposes of this Agreement, Excess Consignor AP shall be deemed to equal zero.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund Amount” means $250,000.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the United States Internal Revenue Service.

“Kicks Lite” means Kicks Lite LLC, a New York limited liability company.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual other than the Company, the executive officers of such Person, and with respect to the Company, the Key Employees.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, capitalization, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors) or (C) changes in GAAP (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and Applicable Law.

“Merger Consideration” means the Closing Cash Consideration (as adjusted pursuant to Section 1.6) plus the Closing Share Consideration plus the Aggregate Threshold Value.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by Intercontinental Exchange or any successor thereto.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Outstanding Company Units” means the number of Company Units that are issued and outstanding immediately prior to the Effective Time.

“Parent Ordinary Shares” means the Class A ordinary shares, par value $0.04 per share, of Parent.

“Parent Share Price” means the volume-weighted average daily closing sales price of Parent Ordinary Shares as reported on the NYSE for the 15 consecutive trading days ending two trading days prior to the Closing Date.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business and consistent with past practice on its standard unmodified form of end user agreement (a copy of which has been made available to Acquirer).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Guarantees” means the limited personal guarantees disclosed in Item 2 of Schedule 2.13 of the Company Disclosure Letter.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any (i) Taxes of the Company and the Company Subsidiaries with respect to a Pre-Closing Tax Period and (ii) Taxes of any other Person for which the Company or any Company Subsidiary is liable if the agreement, event or occurrence giving rise to such Liability occurred with respect to a Pre-Closing Tax Period. For clarity, Pre-Closing Taxes includes any payroll taxes of the Company and the Company Subsidiaries arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date. In the case of any Taxes of the Company or any Company Subsidiary that are payable for a Taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

“Pro Rata Share” means, with respect to a particular Converting Holder, a fraction, the numerator of which is the sum of (i) the aggregate amount of cash plus the (ii) product of (A) the Parent Share Price multiplied by (B) the aggregate number of Parent Ordinary Shares that such Converting Holder is entitled to be paid and issued, respectively, pursuant to Section 1.3(a) and the denominator of which is the sum of (i) the aggregate amount of cash plus the (ii) product of (A) the Parent Share Price multiplied by (B) the aggregate number of Parent Ordinary Shares that all Converting Holders are entitled to be paid and issued, respectively, pursuant to Section 1.3(a).

“Representatives” means, with respect to a Person, such Person’s officers, directors, managers, Affiliates, stockholders, members or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SGNY” means SGNY1 LLC, a New York limited liability company.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amended return or claim for refund) filed or required to be filed with respect to Taxes.

“Threshold Value” has the meaning set forth in the Operating Agreement.

“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Merger, this Agreement and the Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all bonuses or severance obligations owed by the Company to the Company’s officers, employees and/or consultants in connection with the Merger that are unpaid as of the Closing, and any amounts payable by the Company in order to obtain any Unit Waiver Agreements, including in each case including any employer-side payroll or other similar Taxes arising in connection therewith, and (iv) any such fees, costs, expenses, payments and expenditures incurred by Company Members paid for or to be paid for by the Company).

“Treasury Regulation” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury.

“Unvested Company Units” means Company Units that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company.

Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“Accounts Receivable”	2.4(e)	“Acquirer Adjustment Notice”	1.6(b)
“Accredited Converting Holder”	1.3(f)	“Acquirer Special Representations”	9.1
“Acquirer”	Preamble	“Additional Parent Ordinary Shares”	1.3(f)
“Adjustment Calculations”	1.6(b)	“Company-Owned Data”	2.10(a)(vi)
“Adjustment Component”	1.6(b)	“Company-Owned Intellectual Property”	2.10(a)(vii)
“Agreement”	Preamble	“Confidential Information”	2.10(i)
“Agreement Date”	Preamble	“Confidentiality Agreement”	5.3(a)
“Allocation Statement”	5.13(g)	“Designated Employees”	5.10(a)
“Author”	2.10(g)	“DMCA”	2.10(w)
“Basket”	8.3(a)	“Effective Time”	1.1(d)
“Certificate of Merger”	1.1(d)	“Employment Agreement”	Recitals
“Claim Certificate”	8.5(a)	“ERISA”	2.12(a)
“Claims Period”	8.4	“ERISA Affiliate”	2.12(a)
“Closing”	1.1(c)	“Escrow Agent”	8.1(a)
“Closing Date”	1.1(c)	“Escrow Agreement”	8.1(a)
“COBRA”	2.12(c)	“Escrow Fund”	8.1(a)
“Company”	Preamble	“Escrow Release Date”	8.1(a)
“Company Authorizations”	2.8(b)	“Export Approvals”	2.20
“Company Balance Sheet”	2.4(b)	“Final Adjustment Calculations”	1.6(f)
“Company Balance Sheet Date”	2.4(b)	“Final Closing Cash Consideration”	1.6(f)
“Company Data”	2.10(a)(i)	“Final Shortfall”	1.6(g)
“Company Data Agreement”	2.10(a)(ii)	“Final Surplus”	1.6(h)
“Company Databases”	2.10(r)(ii)	“Financial Statements”	2.4(a)
“Company Disclosure Letter”	Article II	“Government Contract”	2.16(a)(xxvi)
“Company Employee Plans”	2.12(a)	“Holder Group”	9.14
“Company Intellectual Property”	2.10(a)(iii)	“ICT Infrastructure”	2.10(a)(xiii)
“Company Intellectual Property Agreements”	2.10(a)(iv)	“Indemnifiable Damages”	8.2(a)
“Company Pass-Through Tax Returns”	5.13(a)	“Indemnified D&Os”	5.15(b)
“Company Privacy Commitments”	2.10(q)(i)	“Indemnified Person”	8.2(a)
“Company Privacy Policies”	2.10(a)(viii)	“Ineligible Parent Ordinary Shares”	1.3(f)
“Company Products”	2.10(a)(ix)	“Intellectual Property”	2.10(a)(xiv)
“Company Registered Intellectual Property”	2.10(a)(x)	“Intellectual Property Rights”	2.10(a)(xv)
“Company Source Code”	2.10(a)(xi)	“Investor Representation Letter”	Recitals
“Company Voting Debt”	2.2(c)	“Joinder Agreement”	Recitals
“Company Websites”	2.10(a)(xii)	“Key Employee”	Recitals
“Company-Licensed Data”	2.10(a)(v)	“Key Members”	Recitals
“Member Notice”	5.1(a)	“Material Contracts”	2.16(a)
“Members’ Agent”	Preamble	“Voting Members”	Recitals
“Merger”	Recitals	“Voting Member Approval”	Recitals
“Merger Sub”	Preamble	“WARN Act”	2.12(n)
“New Litigation Claim”	5.6	“Written Consent”	Recitals
“Non-Accredited Additional Cash Payment”	1.3(f)
“Non-Accredited Converting Holder”	1.3(f)
“Note Repayment Agreement”	1.2(b)(xix)
“Notice of Objection”	1.6(c)
“Open Source Materials”	2.10(a)(xvi)
“Operating Agreement”	1.2(b)(ii)
“Parent”	Recitals
“Personal Data”	2.10(a)(xvii)
“Privacy Laws”	2.10(a)(xviii)

“Process” or “Processing”	2.10(a)(xix)
“Proprietary Information and Technology”	2.10(a)(xx)
“R&D Sponsor”	2.10(e)
“Restrictive Covenant Agreement”	Recitals
“Reviewing Accountant”	1.6(e)
“Separation Agreement”	1.2(b)(xiii)
“Share Restriction Agreement”	Recitals
“Significant Distributor”	2.21
“Significant Supplier”	2.22
“Special Claims”	8.3(c)
“Special Representations”	8.3(b)
“Spreadsheet”	5.8
“Surviving Company”	1.1(a)
“Tail Policy”	5.15(a)
“Tax Claim”	5.13(c)
“Termination Date”	7.1(b)
“Third-Party Claim”	8.8
“Third-Party Intellectual Property”	2.10(a)(xxi)
“Transactions”	Recitals

Final Form

EXHIBIT B

Form of Joinder Agreement

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) is entered into as of ________ __, 201_ by and between Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”), and the undersigned members (each, solely as to himself, herself or itself, “Member”) of Stadium Enterprises LLC, a Delaware limited liability company (the “Company”), effective as to Member as of the date set forth on Member’s signature page hereto (such date, as to Member, the “Effective Date”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). If the terms of this Agreement conflict in any way with the provisions of the Merger Agreement, then the provisions of the Merger Agreement shall control.

RECITALS

A.WHEREAS, the execution and delivery of this Agreement by Member is a material inducement to the willingness of Parent (as defined below), Acquirer and Merger Sub (as defined below) to enter into that certain Agreement and Plan of Merger, dated as of December 12, 2018 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Acquirer, Yankee Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquirer (“Merger Sub”), the Company, the Members’ Agent, and, solely for the limited purposes set forth therein, Farfetch Limited, a Cayman limited company and the ultimate parent entity of Acquirer (“Parent”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Acquirer (the “Merger”).

B.WHEREAS, Member understands and acknowledges that each of the Company and its Subsidiaries, Merger Sub and Acquirer are entitled to rely on (i) the truth and accuracy of Member’s representations contained herein and (ii) Member’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Restrictions on Units.

(a)Member shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber any of the Units (as defined in Section 3), or enter into any agreement or other arrangement relating thereto, at any time prior to the Expiration Time (as defined below); provided that Member may (i) if Member is a partnership, limited liability company or corporation, distribute any of the Units to its partners, members and equity holders (as applicable), (ii) if Member is an individual, transfer any of the Units to any member of Member’s immediate family, or to a trust for the benefit of Member or any member of Member’s immediate family for estate planning purposes, and (iii) transfer any of the Units upon the death or dissolution of Member; provided, further, that any such transfer shall be permitted only if, as a condition to the effectiveness of such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement. As used herein, the term “Expiration Time” shall mean the earliest occurrence of (A) the Effective Time, (B) the date and time of the valid termination of the Merger Agreement in accordance with its terms and (C) such date and time designated by Acquirer in a written notice to Member. 2

(b)Except pursuant to this Agreement, Member shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Units, deposit any of the Units into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any of the Units.

(c)Except as otherwise provided herein, Member shall not, in his, her or its capacity as a member of the Company, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or that would have the effect of impairing the ability of Member to perform his, her or its obligations under this Agreement or preventing or delaying the consummation of any of the Transactions or the transactions contemplated hereby or by the Voting Member Approval executed by the Voting Members.

(d)Any Company Units or other securities of the Company that Member purchases or with respect to which Member otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the Effective Date and prior to the Expiration Time, including by reason of any unit split, unit dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of options or warrants to purchase such units (collectively, the “New Units”) shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised a portion of the Units and shall be deemed to be included in the Units for the purposes hereof.

2.Agreement to Vote Units. Prior to the Expiration Time, at every meeting of the members of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the members of the Company with respect to any of the following matters, Member shall vote, to the extent Member holds voting Units, the Units (i) in favor of the approval of the Merger Agreement, the Merger and the other Transactions, and any other matter that is reasonably necessary to facilitate the consummation of the Merger and the other Transactions, (ii) against any Adverse Proposal (as defined below) and (iii) against any other matter that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions; provided that nothing in this Agreement shall preclude Member from exercising full power and authority to vote the Units and any of the New Units (in each case, to the extent said Units or New Units are entitled to vote) in Member’s sole discretion for or against any proposal submitted to a vote of the Company Members to approve any matter relating to the declaration or payment or the making of any distributions in respect of the Equity Interests of the Company. For purposes of this Agreement, “Adverse Proposal” means (A) any Acquisition Proposal, (B) any amendment to the Company’s certificate of formation or Operating Agreement, (C) any material change in the capitalization of the Company or the Company’s structure or in the terms of any security of the Company, or otherwise obligating the Company to grant any security, or (D) any other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or transactions contemplated by this Agreement. Any such vote shall be cast (and each consent shall be given) by Member in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

3. Representations, Warranties and Covenants of Member. Member hereby represents, warrants and covenants, as of the Effective Date, to Acquirer as follows:

(a)Member is the beneficial or record owner of, or exercises voting power over, that number of Company Units set forth on the signature page hereto (all such Company Units owned beneficially or of record by Member, or over which Member exercises voting power, on the Effective Date, collectively, the “Units”). The Units constitute Member’s entire interest in the outstanding membership interests of the Company and Member is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding membership interests of the Company. Member has sole right to vote and execute member written consents (with respect to voting Units) and sole power of disposition and sole power to agree and to issue instructions with respect to all Units and the other matters contemplated herein, with no restrictions on Member’s right and powers of voting (with respect to voting Units) or disposition pertaining thereto and no person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Units (other than, if Member is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in Member under the partnership agreement or operating agreement governing Member and applicable partnership or limited liability company law, or if Member is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws, which spouse hereby consents to this Agreement by executing the spousal consent attached hereto). The Units are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Member’s voting rights (with respect to voting Units), charges and other encumbrances of any nature that could adversely affect the Merger, the Merger Agreement or the exercise or fulfillment of the rights and obligations of the Company, Acquirer, Merger Sub or Member under this Agreement or the Merger Agreement. Member’s principal residence or place of business is set forth on the signature page hereto.

(b)If Member is a corporation, limited partnership or limited liability company, Member is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted.

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(c)Member has all requisite power, capacity and authority to enter into this Agreement and to perform his, her or its obligations under this Agreement and consummate the Transactions and the other transactions contemplated hereby. The execution and delivery of this Agreement by Member and the consummation by Member of the Transactions and the other transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Member (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Member are necessary to authorize the execution and delivery by Member of this Agreement and the consummation by Member of the Transactions and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Member and, assuming the due authorization, execution and delivery of this Agreement by Acquirer, constitutes a valid and binding obligation of Member, enforceable against Member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d)The execution and delivery of this Agreement does not, and the performance by Member of his, her or its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provisions of the organizational documents of Member (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Member is a party or by which Member is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger, the Transactions and the other transactions contemplated by this Agreement or otherwise prevent or materially delay Member from performing his, her or its obligations under this Agreement.

(e)Member acknowledges that Member has received a copy of the Merger Agreement and familiarized himself, herself or itself with the terms and conditions contained therein, including provisions relating to post-closing adjustments to the Merger Consideration and the payment and allocation of the consideration to be paid to the Converting Holders. Until the Expiration Time, Member (in his, her or its capacity as such) shall not take directly or indirectly any action prohibited by Section 5.2 of the Merger Agreement. In the event Member shall receive or become aware of any Acquisition Proposal following the Effective Date, Member shall promptly inform Acquirer as to any such matter and the details thereof.

(f)By executing and delivering this Agreement, Member acknowledges and agrees to be bound by the escrow, adjustment and indemnification provisions set forth in Section 1.4, Section 1.6 and Article VIII of the Merger Agreement, including the indemnification obligations of Member contained therein, the withholding of the Cash Escrow Amount and the Expense Fund Amount and the creation of the Escrow Fund and the indemnification obligations of the Company Members in connection with the Merger as more fully described in the Merger Agreement, the appointment of the Members’ Agent to perform the functions on behalf of Member as set forth in the Merger Agreement, and the indemnification of the Members’ Agent in accordance with Section 8.7 of the Merger Agreement. Member further acknowledges and agrees that Member’s Pro Rata Share of the Escrow Fund Amount and the Expense Fund Amount, as contemplated by the Merger Agreement, shall be payable, if at all, pursuant to the terms and conditions of the Merger Agreement.

(g)Member hereby agrees that, should it execute a Written Consent setting forth the resolutions required by the Merger Agreement (including the Voting Member Approval), Member shall not revoke or rescind such Written Consent or any resolution contained therein and further agrees not to adopt any resolutions rescinding or revoking such Written Consent or any resolution contained therein or otherwise precluding the approval of the Merger Agreement and the adoption of the Merger Agreement at any time prior to the Expiration Time. Member agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Legal Proceeding, in any court or before any Governmental Entity, that challenges the validity of or seeks to enjoin the operation of any provision of such Written Consent (including the Voting Member Approval, or this Agreement or the execution and delivery of the Merger Agreement and the consummation of the Merger and the other Transactions provided for in the Merger Agreement).

(h)No broker, investment banker, financial advisor or other person (including Member) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Acquirer or any of their respective affiliates in connection with the Merger Agreement and the Transactions based upon arrangements made by or on behalf of Member.

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(i)Member has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Merger and the Transactions. Member understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Acquirer, the Company or any of their agents or representatives. Member understands that Member (and not Acquirer, the Company or the Surviving Company) shall be responsible for Member’s tax liability that may arise as a result of the Merger or the Transactions.

4.Release and Waiver; Consent; Termination of Existing Agreements. Member’s share of the Merger Consideration represents the only consideration to be received by Member in exchange for the Company Units owned by Member. In exchange for such consideration and as a condition and inducement to the Company’s, Acquirer’s and Merger Sub’s willingness to enter into the Merger Agreement, Member, for himself, herself or itself and on behalf of his, her or its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), solely to the extent involving, or that may be asserted or exercised by Member in Member’s capacity as a member of the Company, and subject to and contingent upon the consummation of the Closing (as defined in the Merger Agreement), hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges Acquirer, each of the Company and its Subsidiaries and Merger Sub, and each of their respective officers, directors, employees, agents, divisions, affiliated corporations, subsidiaries, Affiliates, managers affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, accounts, reckonings, bills, sums of money, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, controversies, covenants, Contracts, promises, judgments, Liabilities, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time, that in any way arise from or out of, are based upon or relate to (i) such Relevant Person’s or Relevant Persons’, as applicable, ownership or purported ownership of the Units, the New Units or other securities of the Company or any of its Subsidiaries, provided, however, that nothing contained herein shall operate to release any obligation, undertaking or covenants of any Released Party or right of the undersigned arising under the terms of the Merger Agreement or the other Transaction Documents, or the Merger (including the right to receive amounts payable to Member under the Merger Agreement) (the “Reserved Rights”), (ii) the allocation or adequacy of the consideration received by Member in the aggregate or in respect of any class of Company Units owned by Member or any of its Affiliates, or (iii) the negotiation or execution of this Agreement, the Merger Agreement or any of the other documents referenced in the Merger Agreement or the consummation of any of the Transactions, except for such Relevant Person’s or Relevant Persons’, as applicable, rights under the Merger Agreement and each agreement attached as an exhibit thereto or entered into in connection therewith (after taking into account such exceptions, the “Member Claims”).

Member hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Member is a party or subject or in respect of any rights Member may have in connection with the Merger or the other Transactions (whether such rights exist under the certificate of formation of the Company, the Operating Agreement, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, and without limiting any of Members’ Reserved Rights and the rights below), Member hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Voting Members’ actions in approving and recommending the Merger, the consummation of the Merger and the other Transactions, or to the execution and delivery of a Written Consent and the granting of the Voting Member Approval, or to seek damages or other legal or equitable relief in connection therewith. Any and all existing agreements between the Company and Member (other than the Operating Agreement), including any investment agreement, unit purchase agreement, carve-out bonus plans, equity incentive plans, member agreements, registration rights agreements and any of the agreements specified in Exhibit A hereto, shall, contingent upon the occurrence of the Closing, automatically terminate and be of no force and effect effective immediately prior to the Effective Time (it being understood and agreed that the Operating Agreement is being amended and restated in its entirety, at the Effective Time, as set forth in Section 1.1(e)(ii) of the Merger Agreement), and Member hereby agrees to the waiver of any rights of first refusal, rights to any liquidation preference, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights of Member under any such agreements or otherwise. As of and subject to the Closing, Member, in his, her or its capacity as a member of the Company, will not be entitled to any indemnity, reimbursement or other similar rights from Acquirer, the Company or their respective subsidiaries, including by virtue of Member’s investment

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in the Company or any other Contract, and no obligation, liability or other circumstances shall exist at the Effective Time that give or may give rise to any liability of Acquirer, the Company or their respective subsidiaries to Member, other than as specifically set forth in the Merger Agreement, the other Transaction Documents and this Agreement. From and after the Effective Time, Member’s right to receive consideration on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Member’s sole and exclusive right against the Company and/or Acquirer in respect of Member’s ownership of the Units and New Units or status as a member of the Company or any agreement or instrument with the Company pertaining to the Units and New Units or Member’s status as a member of the Company. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, the release set forth above shall not extend to any of the following: (i) to the extent Member is an employee of the Company or its Subsidiary, any right to receive accrued but unpaid wages, salary, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits owed to Member in its capacity as an employee or ex-employee in accordance with the terms of any Contract with the Company or its Subsidiary set forth on any of Schedules 2.16(a)(v) and/or 2.16(a)(vi) of the Company Disclosure Letter, and any right to receive the reimbursement of expenses incurred by Member in its capacity as an employee and in the ordinary course of his or her employment with the Company or its Subsidiary and which are reimbursable under the Company’s or its Subsidiary’s expense reimbursement policies; (ii) if Member is a party to, or is an express third party beneficiary of any Contract that is set forth on any of Schedules 2.16(a)(v) and/or 2.16(a)(vi) of the Company Disclosure Letter, the Merger Agreement or any other Transaction Document, the enforcement of, or exercise of any rights and remedies (if any) under any provisions thereof; (iii) any obligation, undertaking or covenants of any Released Party or any right of Member under the Merger Agreement or the other Transaction Documents (including the right to receive amounts payable to Member pursuant to and in accordance with the terms of the Merger Agreement); or (iv) if Member is an employee of the Company or any of its Subsidiaries, any employment rights that cannot be waived as a matter of applicable law.

5.Confidentiality. Member shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Acquirer has publicly disclosed the Merger; provided that Member may disclose such information (i) to his, her or its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring Member’s interests in the Company and Member’s rights under the Merger Agreement or other agreements entered into in connection with the Merger, including his, her or its rights to receive proceeds from the Merger (provided that such advisors are subject to substantially similar confidentiality provisions as the Company), (ii) to any existing Affiliate, partner, member, stockholder, parent or subsidiary of Member in the ordinary course of his, her or its business, provided that, in each case, Member informs the Person receiving the information that such information is confidential and such Person is subject to a written confidentiality obligation that is substantially similar to the provisions set forth in Section 5 of this Agreement and/or (iii) pursuant to an Order of a Governmental Entity or Applicable Law; provided, that, Member shall provide prompt advance notice of such Order or requirement of Applicable Law to Acquirer and shall cooperate with and, upon Acquirer’s request, shall provide reasonable assistance to Acquirer in connection with Acquirer’s efforts to obtain a protective order or otherwise prevent or restrict such disclosure. Neither Member, nor any of his, her or its Affiliates (other than the Company, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement, the other Transactions or the other transactions contemplated hereby without the prior written consent of Acquirer, except as may be required by Applicable Law, in which circumstance such announcing party shall make reasonable efforts to consult with Acquirer to the extent practicable.

6.Agreement to Indemnification Provisions; Appointment of the Members’ Agent. By executing and delivering this Agreement, Member acknowledges and agrees to be bound by the escrow and indemnification provisions set forth in the Merger Agreement, including the indemnification obligations of Member contained in Article VIII of the Merger Agreement, the withholding of the Cash Escrow Amount to be available to compensate Acquirer for Indemnifiable Damages in Article VIII of the Merger Agreement, if any, and the irrevocable nomination, appointment and constitution of the Members’ Agent as the Member’s agent and true and lawful attorney in fact, with the powers to take all actions and to perform the functions on behalf of Member, all as set forth in Article VIII in the Merger Agreement. Member further acknowledges and agrees that any proceeds from the Merger Consideration shall be payable, if at all, pursuant to the terms and conditions of the Merger Agreement. Member hereby expressly agrees that, in accordance with the Merger Agreement, an amount equal to Member’s Pro Rata Share of the Expense Fund shall be deducted from the Closing Cash Consideration otherwise payable to Member pursuant to the Merger Agreement and the Spreadsheet, and shall be held and used by the Members’ Agent in accordance with the terms and conditions of the Merger Agreement.

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7.Payment Instructions. Member acknowledges and agrees that attached hereto as Exhibit B are true and correct payment instructions for Member’s receipt of the cash portion of the Merger Consideration (the “Payment Instructions”). Member has additionally executed and returned true and correct copies of a Substitute Form W-9, a form of which is attached hereto as Exhibit C or a Form W-8BEN, a form of which is attached hereto as Exhibit D, as applicable.

8.Miscellaneous.

8.1Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile or electronic mail (with automated confirmation of receipt, provided that the sender has received confirmation of receipt prior to 5:00 p.m. Eastern Time and, if sender has received confirmation of receipt after 5:00 p.m. Eastern Time, then notice shall be deemed given on the next Business Day) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquirer or Merger Sub, to:

Farfetch Limited

The Bower, 211 Old Street

London EC1V 9NR, United Kingdom

Attention: Holly Sage, Head of Legal (Corporate/Commercial) Telephone No.: ##################

Email: ##################

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

Attention: Ken S. Myers

Telephone No.: #################

Email: ##################

(ii)	if to Member, to the address set forth for Member on the signature page hereof.

8.2Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; (v) references to any person include the successors and permitted assigns of that person; (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively; and (vi) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and references to a Person are also to its permitted successors and assigns.

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8.3Specified Performance; Injunctive Relief. The parties hereto acknowledge that Acquirer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Member set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquirer upon any such violation of this Agreement, Acquirer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquirer at law or in equity and Member hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

8.4Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective as to Acquirer and Member on the Effective Date when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.5Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, for the avoidance of doubt, the Merger Agreement and the other Transaction Documents referenced herein) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Member without the prior written consent of Acquirer, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Acquirer hereunder, may be assigned or delegated in whole or in part by Acquirer to any direct or indirect wholly owned subsidiary of Acquirer; without the consent of or any action by Member upon notice by Acquirer to Member as provided herein; provided that Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any person to whom any Units or New Units are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of Member and in the event of Member’s death or incapacity, any obligation of Member hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Member.

8.6Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative (but without duplication) with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

8.8Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of

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New York, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of New York, New York. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 8.8. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

8.9Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of Member, provided that if the Closing occurs, the provisions of Section 2 (Agreement to Vote Shares), Section 3 (Representations, Warranties, and Covenants of Member), Section 4 (Release and Waiver; Consent; Termination of Existing Agreements), Section 5 (Confidentiality), Section 6 (Agreement to Indemnification Provisions; Appointment of the Members’ Agent), Section 7 (Payment Instructions), and this Section 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.10Amendment, Extension; Waiver. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Voting Member Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by Member without such further approval. To the extent permitted by Applicable Law, Acquirer and Member may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and Member. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is signed on behalf of Acquirer and Member. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

8.11Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.12Additional Documents, Etc. Member shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Acquirer, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Member hereunder, Member hereby authorizes Acquirer to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquirer may rely upon such delivery as conclusively evidencing the consents, waivers and terminations of Member referred to in Section 4, in each case for purposes of all agreements and instruments to which such elections, consents, waivers and/or terminations are applicable or relevant.

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8.13WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14Acknowledgements. Each party to this Agreement acknowledges that (a) Fenwick & West LLP (“F&W”), counsel for Acquirer and Merger Sub, represented Acquirer and Merger Sub in connection with this Agreement, the Merger and the other Transactions, (b) F&W has not represented Member in connection with this Agreement, the Merger or otherwise and (c) Member acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel.

8.15Nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the date first above written.

FARFETCH US HOLDINGS, INC.:

By:
Name:
Title:

MEMBER:

(Print Name of Member)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Units beneficially owned and/or owned of record on the date hereof:

shares of Company Class A Units
shares of Company Class B Units
shares of Company Class C Units
shares of Company Class D Units

JOINDER AGREEMENT

SPOUSAL CONSENT

I ____________________, spouse of ____________________, having the legal capacity, power and authority to do so, hereby confirm that I have read and approve the Joinder Agreement (the “Agreement”) and the written consent of the holders of voting Company membership interests (the “Voting Member Approval”). In consideration of the terms and conditions as set forth in the Agreement and the matters set forth in the Voting Member Approval, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement and the Voting Member Approval, and agree to be bound by the provisions of the Agreement and the Voting Member Approval insofar as I may have any rights or obligations in the Agreement or in the Voting Member Approval under the community property laws of the state of our residence or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement or the Voting Member Approval.

Date:
Signature of Spouse:
Printed Name of Spouse:

EXHIBIT A

AGREEMENTS TO BE TERMINATED1

1.	Letter Agreement, dated November 3, 2016, by and among the Company, SM Ventures I LLC and TCG Digital LLC.
2.	Letter Agreement, dated December 13, 2016, by and between the Company and Forerunner II SG Holdings Corp.

1 Note to Draft: List subject to completion of disclosure schedule process.

EXHIBIT B

PAYMENT INSTRUCTIONS

The instructions accompanying the Payment Instructions should be read carefully before the Payment Instructions are completed. If units are registered in different names, separate Payment Instructions must be submitted for each different registered owner.

DESCRIPTION OF UNITS SURRENDERED (If already filled in, please correct any errors.)
Name and Address of Seller of Units	Number of Units Held

Member Instructions to Farfetch US Holdings, Inc.: Please issue and deliver the cash portion of the Merger Consideration in payment for the Units described in the Payment Instructions to the undersigned at the address specified above unless otherwise indicated under Special Delivery Instructions below.

WIRE TRANSFER INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS (See Instruction 3)

To be completed if the cash portion of the Merger Consideration is to be paid by wire transfer instead of by check. Note that the recipient financial institution may charge a fee for each incoming wire.

To be completed ONLY if the cash portion of the Merger Consideration to be paid for the Units, paid in the name of the undersigned, is to be sent to someone other than the undersigned or to the undersigned at an address other than the name appearing above.

Bank Name:	Name:
(Please Print)
Bank Address:	Address:
ABA No
Account Name:
Account No.:
Reference:

SIGN HERE AND COMPLETE ACCOMPANYING SUBSTITUTE FORM W-9

Signature:
Signature:

(Signature(s) of Member(s)) (See guarantee requirement below)

Dated:
(Must be signed by registered holder(s) exactly as name(s) appear(s) in the Company’s records.)

If signature is by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or any other person acting in a fiduciary or representative capacity, please provide the following information.)

Name(s):

(Please Print)

Capacity (full title):

Address:

PLEASE ALSO COMPLETE THE SUBSTITUTE FORM W-9

INSTRUCTIONS FOR SURRENDERING RECEIVING PAYMENT

(Please read carefully the instructions below)

1.

SIGNATURES, UNIT POWERS AND ENDORSEMENTS. In case of endorsements or signatures by attorneys, executors, administrators, trustees, guardians, agents or others acting in a fiduciary or representative capacity, the Payment Instructions must be accompanied by evidence satisfactory to Acquirer of the authority of the person to make the endorsement or to sign, together with all supporting documents necessary to validate the surrender. If the Units are surrendered by two or more joint holders or owners, all such persons must sign. If the Units are registered in different names, it will be necessary to fill in, sign and submit as many separate Payment Instructions as there are different registrations of the Units surrendered.

2.

VALIDITY OF SURRENDER, IRREGULARITIES. All questions as to validity, form and eligibility of any surrender of the Units will be determined by Acquirer. Acquirer reserves the right to waive any irregularities or defects in the surrender of any Units. A surrender will not be deemed to have been made until all irregularities have been cured or waived by Acquirer.

3.

SPECIAL DELIVERY INSTRUCTIONS. If the cash portion of the Merger Consideration paid in exchange for the Units is made by check payable to a different name and mailed to a different address from the name or address of the person(s) signing the Payment Instructions, fill out the box above, entitled “SPECIAL DELIVERY INSTRUCTIONS”.

4.

PAYMENT INSTRUCTIONS REQUIRED. Company Members will not receive the payment for their Units (subject to any agreement between such holders and Acquirer entered into in connection with the Agreement) unless and until the Payment Instructions, duly completed and signed, are delivered to Purchaser, together with any required accompanying evidence of authority in form approved by Acquirer, which approval will not be unreasonably withheld.

5.

CHANGE OF ADDRESS. It is the responsibility of the registered owner to notify Acquirer, in writing, by mail or hand delivery to Acquirer at the address shown in Section 8.1 of the Joinder Agreement, if the address of the registered owner changes subsequent to the delivery of the Payment Instructions.

6.

SUBSTITUTE FORM W-9. Under federal income tax law, each holder of the Units is required to provide a correct taxpayer identification number (“TIN”) on Substitute Form W-9, which is attached to the Joinder Agreement as Exhibit C, or its equivalent. If such unitholder is an individual, the TIN is his social security number and if unitholder is an entity, then its TIN is its employer identification number. If Acquirer is not provided with the correct TIN, such holder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder pursuant to the Merger Agreement may be subject to 28 percent federal income tax withholding on the payments made to the holder or other payee with respect to the Units surrendered. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of criminal and/or civil fines and penalties.

Surrendering holders who are subject to backup withholding must cross out item (2) of Part 2 of Substitute Form W-9. The box in Part 3 of the form may be checked if such holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and Purchaser is not provided with a TIN within sixty days, thereafter Purchaser will withhold 28 percent on all payments of the transaction consideration until a TIN is provided to Purchaser.

Certain holders of the Units (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that holder must submit a properly completed Internal Revenue Service Form W-8 BEN, signed under penalty of perjury, attesting to such holder’s exempt status. A Form W-8 BEN is attached to the Joinder Agreement as Exhibit D.

If backup withholding applies, Acquirer is required to withhold 28 percent of any payments made to the holder. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

To prevent backup withholding on payments that are made to a holder pursuant to the Merger Agreement, the holder is required to notify Acquirer of its TIN by completing the form below certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder is awaiting a TIN), that the holder is a U.S. person (which includes (i) an individual who is a citizen or resident of the United States, (ii) a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, and (iii) any estate (other than a foreign estate) or trust) and that (a) the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends, or (b) the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding.

EXHIBIT C

SUBSTITUTE FORM W-9

(See Attached)

SUBSTITUTE FORM W-9

Department of the Treasury Internal Revenue Department

Part 1 - PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number(s) or Employer Identification Number(s)

Part 2 - Certification:

Under penalties of perjury, I certify that:

(1)The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

(2)I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)I am a U.S. Person (including a U.S. resident alien).

Part 3 - Payer’s Request for Taxpayer’s Identification Number (“TIN”)

Awaiting TIN ☐

Certification Instructions-You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you receive another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature:Date:

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28 PERCENT OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER AGREEMENT.

Payer’s Request for Taxpayer’s Identification Number (“TIN”)

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalty of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28 percent of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY number of —	For this type of account:		Give the EMPLOYER IDENTIFICATION number of —
1.	An individual’s account	The individual	8.	Sole proprietorship account	The owner(4)
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	9.	A valid trust, estate or pension trust	The legal entity(5)
3.	Husband and wife (joint account)	The actual owner of the account or, if joint funds, the first individual on the account(1)	10.	Corporate account	The corporation
4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	11.	Religious, charitable, or educational organization account	The organization
5.	Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)	12.	Partnership account held in the name of the business	The partnership
6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)	13.	Association, club, or other tax-exempt organization	The organization
7.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	14.	A broker or registered nominee	The broker or nominee
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	15.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)

You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(5)

List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

EXHIBIT D

FORM W-8BEN

Certification of Foreign Status of Beneficial Owner for United States Tax Withholding

(See Attached)

Form W-8 BEN (Rev. February 2006)	Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding	OMB No. 1545-1621
Department of the Treasury Internal Revenue Service	► Section references are to the Internal Revenue Code. ► See separate instructions. ► Give this form to the withholding agent or payer. Do not send to the IRS.
Do not use this form for:	Instead, use Form:
•	A U.S. citizen or other U.S. person, including a resident alien individual	W-9

•	A person claiming that income is effectively connected with the conduct of a trade or business in the United States............	W-8ECI

•	A foreign partnership, a foreign simple trust, or a foreign grantor trust (see instructions for exceptions) ...............................	W-8ECI or W-8IMY

•

A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession that received effectively connected income or that is claiming the applicability of section(s) 115(2), 501(c), 892, 895, or 1443(b) (see instructions) ..................................................................

W-8ECI or W-8EXP

Note:	These entities should use Form W-8BEN if they are claiming treaty benefits or are providing the form only to claim they are a foreign person exempt from backup withholding

●	A person acting as an intermediary ...........................................................................................................................................	W-8IMY

Note:	See instructions for additional exceptions
Part I	Identification of Beneficial Owner (See instructions.)
1	Name of individual or organization that is the beneficial owner	2. Country of Incorporation or organization

3.	Type of beneficial owner ☐ Grantor ☐ Central bank of issue	☐ Individual ☐ Complex trust ☐ Tax-exempt organization	☐ Corporation ☐ Estate ☐ Private foundation	☐ Disregarded entity ☐ Government	☐ Partnership ☐ International organization	☐ Simple trust
4.	Permanent residence address (street, apt. or suite no., or rural route) Do not use a P.O. box or in-care of address
City or town, state or province. Include postal code where appropriate.
5.	Mailing address (if different from above)
City or town, state or province Include postal code where appropriate.
6.	U.S taxpayer identification number, if required (see instructions) ☐ SSN or ITIN ☐ EIN	7. Foreign tax identifying number, if any (optional)
8.	Reference number(s) (see instruction)

Part II	Claim of Tax Treaty Benefits (if applicable)
9.	I certify that (check all that apply):
a. ☐ The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country.
b. ☐ If required, the U.S. taxpayer identification number is stated on line 6 (see instructions)

c.    ☐ The beneficial owner is not an individual, derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty article dealing with limitation on benefits (see instructions)

d.    ☐ The beneficial owner is not an individual, is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation, and meets qualified resident status (see instructions)

e.    ☐ The beneficial owner is related to the person obligated to pay the income within the meaning of section 267(b) or 707(b), and will file Form 8833 if the amount subject to withholding received during a calendar year exceeds, in the aggregate, $500,000.

10.

Special rates and conditions (if applicable — see instructions): The beneficial owner is claiming the provisions of Article          of the treaty identified on the line 9a above to claim a           % rate of withholding on (specify type of income):          Explain the reasons the beneficial owner meets the terms of the treaty article:

Part III	Notional principal Contracts
11.

☐ I have provided or will provide a statement that identifies those notional principal contracts from which the income is not effectively connected with the conduct of a trade or business in the United States. I agree to update this statement as required.

Part IV	Certification

Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:

1 I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this from relates,
2 The beneficial owner is not a U.S. person,

3 The income to which this form relates is (a) not effectively connected with the conduct of a trade or business in the United States, (b) effectively connected but is not subject to tax under an income tax treaty, or (c) the partner’s share of a partnership’s effectively connected income, and

4 For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.

Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner.

Sign Here ►
Signature of beneficial owner (or individual authorized to sign for beneficial owner) Date (MM-DD-YYYY) Capacity in which acting
For Paperwork Reduction Act Notice, see separate instructions.	Cat. No 25047Z	Form W-8BEN (Rev. 12-2000)

Final Form

Exhibit C

Form of Investor Representation Letter

__________ __, 201_

Farfetch Limited

The Bower, 211 Old Street

London EC1V 9NR, United Kingdom

Attn: Holly Sage, Head of Legal (Corporate/Commercial)

Re: Investor Representation Letter

Ladies and Gentlemen:

The undersigned (“Converting Holder”) is a holder of membership interests of Stadium Enterprises LLC, a Delaware limited liability company (the “Company”) Pursuant to that certain Agreement and Plan of Merger, dated December 12, 2018 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”), Yankee Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquirer, the Company, Jed Stiller, solely in his capacity as the Members’ Agent, and, solely for the limited purposes set forth therein, Farfetch Ltd., a Cayman limited company and the ultimate parent entity of Acquirer (“Parent”), Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Acquirer (the “Merger”) Capitalized terms used in this letter (this “Investor Representation Letter”) and not otherwise defined herein shall have the same meanings ascribed to such terms in the Merger Agreement.

Upon the closing of the Merger (the “Closing”, and the date of such Closing, the “Closing Date”), all of the Company Units held by Converting Holder shall be cancelled and automatically converted into the right to receive a certain amount of cash and a certain number of Class A ordinary shares, par value $0.04 per share, of Parent (the total number of shares of Parent ordinary shares to be issued, the “Merger Shares”), subject to and in accordance with the terms of the Merger Agreement, in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law. The undersigned acknowledges and agrees that Acquirer is relying on the truth and accuracy of the representations and warranties made by Converting Holder in this Investor Representation Letter in order to rely on the exemptions described above. In addition, it is a condition to the Closing that the undersigned enters into and delivers this Investor Representation Letter.

1.REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF CONVERTING HOLDER. Converting Holder hereby makes the following representations, warranties and agreements to Acquirer, each of which representations and warranties is true and correct as to Converting Holder as of the date hereof and will be true and correct on and as of the Closing Date as if made on the Closing Date.

1.1Investment Representation Authorization Letter. This Investor Representation Letter constitutes Converting Holder’s valid and legally binding obligation, enforceable against Converting Holder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) the effect of rules of law governing the availability of equitable remedies.

1.2Acquisition for Own Account. The Merger Shares to be acquired by Converting Holder pursuant to the Merger Agreement will be acquired for investment for Converting Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Converting Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

1.3No Solicitation. At no time was Converting Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Merger Shares by Acquirer or its agents.

1.4Accredited Investor. Converting Holder is either an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or has appointed a purchaser representative (as defined in Rule 501(h) of Regulation D promulgated under the Securities Act)

1.5Disclosure of Information. Converting Holder has received or has had full access to all the information Converting Holder considers necessary or appropriate to make an informed investment decision with respect to the Merger Shares. Converting Holder further has had an opportunity to ask questions and receive answers from Acquirer regarding the terms and conditions of the offering of the Merger Shares and to obtain additional information (to the extent Acquirer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Converting Holder or to which Converting Holder had access.

1.6Understanding of Risks. Converting Holder is fully aware of: (a) the highly speculative nature of the Merger Shares, (b) the financial hazards involved, (c) the lack of liquidity of the Merger Shares and the restrictions described in Section 1.11 below (the “Contractual Restrictions”) (which, for example, may prevent Converting Holder from being able to sell or dispose of the Merger Shares or use the Merger Shares as collateral for loans), (d) the qualifications and backgrounds of the management of Acquirer and (e) the tax consequences of acquiring the Merger Shares.

1.7Converting Holder’s Qualifications. Converting Holder either alone or with his purchaser representative(s) (as defined in Rule 501(h) of Regulation D promulgated under the Securities Act), has such knowledge and experience in financial and business matters that Converting Holder is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect Converting Holder’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Merger Shares.

1.8Compliance with Securities Laws. Converting Holder understands and acknowledges that, in reliance upon the representations and warranties made by Converting Holder herein, the Merger Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the Securities Act or being qualified under the California Corporate Securities Law of 1968, as amended (the “Law”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the Securities Act and the Law or other applicable securities laws which impose certain restrictions on Converting Holder’s ability to transfer the Merger Shares.

1.9Restricted Securities. Subject to Section 1.11 below, Converting Holder agrees not to make any disposition of all or any portion of the Merger Shares unless and until (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (b) Converting Holder shall have furnished Acquirer with an opinion of counsel, in a form satisfactory to Acquirer, that such disposition will not require registration of the Merger Shares under the Securities Act and otherwise complies with applicable state and international securities laws; provided that no such registration statement or opinion shall be required for (i) dispositions effected under Rule 144 promulgated under the Act, (ii) any transfer by a Converting Holder that is a partnership, limited liability company or a corporation to (A) a partner of such partnership, member of such limited liability company or stockholder of such corporation, (B) a controlled affiliate of such partnership, limited liability company or corporation, (C) a retired partner of such partnership or retired member of such limited liability company or (D) the estate of any such partner, member or stockholder or (iii) the transfer by gift, will or intestate succession by Converting Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing, in each case without additional consideration (each, a “Permitted Transferee”); provided, further, that the Converting Holder executes and delivers to Acquirer a written certificate attesting that the Permitted Transferee qualifies as a Permitted Transferee pursuant to this Section 1.9 and the Permitted Transferee agrees in writing to be subject to the terms of this Section 1.9 to the same extent as if such Permitted Transferee were an original Converting Holder hereunder. Converting Holder has been advised by Acquirer that only Acquirer may file a registration statement with the SEC or the California Commissioner of Corporations or other applicable securities commissioners and that Acquirer is under no obligation to do so with respect to the Merger Shares. Converting Holder has also been advised by Acquirer that exemptions from registration and qualification may not be available or may not permit Converting Holder to transfer all or any of the Merger Shares in the amounts or at the times proposed by Converting Holder.

1.10Rule 144. Converting Holder acknowledges that, because the Merger Shares have not been registered under the Securities Act, the Merger Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Converting Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

1.11 Contractual Restrictions; Lock-up Period.

(a)[Converting Holder acknowledges and agrees that he, she or it shall be bound by and comply with the right of repurchase described in that certain Share Restriction Agreement between Converting Holder and Acquirer dated on or about the date hereof (the “Share Restriction Agreement”)]1

(b)Converting Holder agrees that during the period beginning on the date the Merger Shares are issued to Converting Holder and continuing to and including March 19, 2019 (the “Lock-up Period”), Converting Holder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Merger Shares or any options or warrants to purchase any Merger Shares, or any securities convertible into, exchangeable for or that represent the right to receive Merger Shares, whether now owned or hereafter acquired, owned directly by Converting Holder (including holding as a custodian) or with respect to which Converting Holder has beneficial ownership within the rules of the SEC (collectively, “Converting Holder’s Shares”), or make any public announcement during the Lock-up Period of its intention to enter into any such transaction. The foregoing restriction is expressly agreed to preclude Converting Holder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Converting Holder’s Shares even if such Converting Holder’s Shares would be disposed of by someone other than Converting Holder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Converting Holder’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Converting Holder’s Shares. Notwithstanding the foregoing, Converting Holder may transfer the Converting Holder’s Shares:

1 Note to draft: Applicable only to the Key Employees.

(i)as a bona fide gift or gifts;

(ii)to any beneficiary of Converting Holder pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member of the undersigned;

(iii)to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of Converting Holder or the immediate family of Converting Holder;

(iv)to any immediate family member or other dependent;

(v)as a distribution to limited partners, members or stockholders of the undersigned;

(vi)to Converting Holder’s affiliates or to any investment fund or other entity controlled or managed by Converting Holder;

(vii)to a nominee or custodian of a person or entity to whom a disposition nor transfer would be permissible under clauses (i) through (vi) above;

(viii)pursuant to an order of a court or regulatory agency or to comply with any regulations related to the undersigned’s ownership of Ordinary Shares; provided, that if the undersigned is required to file a report under the Exchange Act, the undersigned shall include a statement in such report to the effect that such transfer is pursuant to an order of a court or regulatory agency or to comply with any regulations related to the ownership of the Ordinary Shares unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory authority;

(ix)to the Company or its affiliates upon death, disability or termination of employment, in each case, of the undersigned;

(x)pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Parent Ordinary Shares involving a change of control of Parent that has been approved by Parent’s board of directors, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Converting Holder’s Shares shall remain subject to the provisions of the restrictions set forth in this Section 1.11, and provided further that “change of control” as used herein, shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 90% of total voting power of the voting stock of Parent; or

(xi)in connection with transactions by any person other than Parent relating to Parent Ordinary Shares acquired in open market transactions;

provided that, (1) in the case of each transfer or distribution pursuant to clauses (i) through (vii) and (x) above, each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein, (2) each transfer or distribution pursuant to clauses (v) through (vii) above shall not involve a disposition for value and (3) in the case of each transfer or distribution pursuant to clauses (i), (iii) through (vi) and (xi) above, no filing under the Exchange Act reporting a reduction in beneficial ownership of shares of Ordinary Shares, shall be required or shall be voluntarily made during the

Lock-up Period. For purposes of this Section 1.11, “immediate family” shall mean any relationship by blood, marriage, civil partnership or adoption, not more remote than first cousin.

(c)Notwithstanding anything to the contrary contained in this Section 1.11, if Converting Holder is a corporation, the corporation may transfer the capital stock of Parent to any wholly owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Section 1.11 and there shall be no further transfer of such capital stock except in accordance with this Section 1.11, and provided further that any such transfer shall not involve a disposition for value.

(d)The restrictions described in this Section 1.11 shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that no transfers occur under such plan during the Lock-up Period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith until after the expiration of the Lock-up Period.

1.12Legends. The certificate, certificates or book-entry entitlements representing the Merger Shares shall bear the following legends (as well as any other legends required hereunder or by applicable state and federal corporate and securities laws) until such time as such legends are no longer relevant or applicable:

(a) THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (II) UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

(b) [THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A RIGHT OF REPURCHASE AS SET FORTH IN A CERTAIN SHARE RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER, SUCH RIGHT TO REPURCHASE IS BINDING ON THE TRANSFEREES OF THESE SHARES.]

The legends set forth in (a) above shall be removed by Acquirer from any certificate or book-entry entitlement evidencing the Merger Shares upon [(y)] with regard to legend(a), delivery to Acquirer of an opinion of counsel, reasonably satisfactory in form and substance to Acquirer, that either (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) such security can be freely transferred in a public sale (other than pursuant to Rule 144, Rule 144A or Rule 145 promulgated under the Securities Act) without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Acquirer issued the Merger Shares [and (z) with regard to legend (b), the termination or lapse of the restrictions on transfer referred to in Section 1.11(a)].

1.13Stop-Transfer Instructions. Converting Holder agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, Acquirer may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Acquirer acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Acquirer will not be required (a) to transfer on its books any Merger Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Merger Shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such Merger Shares have been so transferred. Converting Holder further understands and agrees that Acquirer may require written assurances, in form and substance satisfactory to counsel for Acquirer (which may include a requirement that Converting Holder’s counsel provide a legal opinion acceptable to Acquirer), before Acquirer effects any future transfers of the Merger Shares.

1.14Stock Certificates. Converting Holder understands that Acquirer’s current policy is to not issue share certificates in respect of shares in its capital, and all new issuances of shares are reflected on Parent’s books and records in book entry only, with appropriate notations reflecting the applicable legends.

2.COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Merger Shares will be subject to and conditioned upon compliance by Acquirer and Converting Holder with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Merger Shares may be listed or quoted at the time of such issuance or transfer.

3.ENTIRE AGREEMENT. This Investor Representation Letter[, the Share Restriction Agreement (if applicable to Converting Holder)] and the Merger Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Investor Representation Letter, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Investor Representation Letter as of the date and year first entered.

Very truly yours,

CONVERTING HOLDER:

(Print Name of Company Member)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

[Signature Page to Investor Representation Letter]

EXHIBIT D

Form of Certificate of Merger

(See Attached)

CERTIFICATE OF MERGER

FOR THE MERGER OF

YANKEE MERGER SUB, LLC

(a Delaware limited liability company)

WITH AND INTO

STADIUM ENTERPRISES LLC

(a Delaware limited liability company)

_______________, 201_

Pursuant to Title 6, Section 18-209 of the

Delaware Limited Liability Act

Stadium Enterprises LLC a Delaware limited liability company (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Yankee Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), with and into the Company, with the Company remaining as the surviving limited liability company of the Merger (the “Surviving Limited Liability Company”):

FIRST:

The name of the surviving limited liability company is Stadium Enterprises LLC, and the name of the limited liability company being merged into this surviving limited liability company is Yankee Merger Sub, LLC. The Company and Merger Sub are (i) the constituent limited liability companies in the Merger and (ii) are organized under the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by the Company and by Merger Sub.
THIRD:	The name of the Surviving Limited Liability Company shall be Stadium Enterprises LLC.
FOURTH:

Upon effectiveness of the Merger, the Certificate of Formation of the Surviving Limited Liability Company shall be amended and restated in its entirety as set forth in the Amended and Restated Certificate of Formation attached hereto as Exhibit A.

FIFTH:	This Certificate of Merger shall be effective at the time of its filing with the Secretary of State of the State of Delaware.
SIXTH:	The Surviving Limited Liability Company shall be a limited liability company formed and existing under the laws of the State of Delaware.
SEVENTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Limited Liability Company at 780 Third Avenue, 7th Floor, New York, NY 10017.
EIGHTH:

A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Limited Liability Company, on request and without cost, to any member of the constituent limited liability companies of the Merger.

IN WITNESS WHEREOF, Stadium Enterprises LLC has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

STADIUM ENTERPRISES LLC

By:

Name:	Jed Stiller

Title:	Authorized Representative

EXHIBIT A

STATE OF DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

FIRST:The name of the limited liability company is Stadium Enterprises LLC.

SECOND:	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

The name of its registered agent at such address is Corporation Service Company.

* * * * *

EXHIBIT E

CERTIFICATION UNDER SECTION 1.1445-11T(d)(2)

OF THE TREASURY REGULATIONS

______________________, 201_

This Certificate is being provided by Stadium Enterprises LLC, a Delaware limited liability company (the “Company”), to Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”) pursuant to Section 1.2(b)(xvi) of that certain Agreement and Plan of Merger, dated as of December 12, 2018 (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Acquirer, Yankee Merger Sub, LLC a Delaware limited liability company and a wholly owned, subsidiary of Acquirer, the Company, the Members’ Agent (as defined therein) and, solely for the limited purposes set forth therein, Parent (as defined therein)

Withholding is required under Section 1445(e)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. § 1.1445-11T(d)(1) with respect to the disposition by a foreign partner of an interest in a domestic or foreign partnership in which fifty percent or more of the value of the gross assets consist of “U.S. real property interests” (as that term is defined in § 897(c)(1) of the Code and in Treas. Reg. § 1.897-1(c) and Treas. Reg. § 1.897-7T), and ninety percent or more of the value of the gross assets consist of U.S. real property interests plus any cash or cash equivalents. To inform Purchasers that withholding is not required under § 1445 of the Code from amounts paid to any Company Member (as defined in the Merger Agreement) in relation to the receipt of cash and/or cancellation of indebtedness in the unit cancellation and conversion contemplated by the Merger Agreement, the undersigned, an authorized person of the Company under Treas. Reg. § 1.1445-11T(d)(2) and Treas. Reg. § 1.897-7T, hereby certifies as follows:

1.	As of the date hereof, the Company is classified as a partnership for United States federal tax purposes.
2.

Notice is hereby given that, as of the date hereof, neither do fifty percent or more of the value of the gross assets of the Company consist of U.S. real property interests, nor do ninety percent or more of the value of the gross assets of the Company consist of U.S. real property interests plus cash or cash equivalents.

3.	The Company’s federal employer identification number is 37-1775891, and the Company’s address is 47 Howard St, New York, NY 10013.
4.

The Company acknowledges that it is issuing this statement and making the certifications contained herein pursuant to Treas. Reg. § 1.1445-11T(d)(2), and the Company authorizes Purchasers to file this statement with the Internal Revenue Service at any time after the closing of the transactions described in the Purchase Agreement.

[Signature Page Follows]

Under penalties of perjury, I declare that I have examined this statement and the certifications contained herein and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Company.

STADIUM ENTERPRISES LLC

By:
Name:	Jed Stiller
Title:	Authorized Representative

[Signature Page to FIRPTA Certificate]

CERTIFICATE OF NON–FOREIGN STATUS

Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a partnership interest must withhold tax if the transferor is a foreign person and any portion of the gain on the disposition of the partnership interest would be treated under Section 864(c)(8) as effectively connected with the conduct of a trade or business within the United States. To inform Farfetch US Holdings, Inc., a Delaware corporation, (the “Acquirer”) that withholding of tax is not required upon my disposition of my partnership units, I, ___________________ (the “Transferor”), hereby certify the following:

a.I am not a nonresident alien for purposes of U.S. income taxation;

b.b. My U.S. taxpayer identifying number is __________________; and

c.c. My home address is __________________________________.

I understand that this certificate may be disclosed to the Internal Revenue Service by the Acquirer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct, and complete.

Date:	By:

CERTIFICATION OF NON-FOREIGN STATUS

Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a partnership interest must withhold tax if the transferor is a foreign person and any portion of the gain on the disposition of the partnership interest would be treated under Section 864(c)(8) of the Code as effectively connected with the conduct of a trade or business within the United States. For U.S. tax purposes (including Section 1446(f) of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Farfetch US Holdings, Inc., a Delaware corporation, (the “Acquirer”) that withholding of tax is not required upon my disposition of U.S. real property interest by                                                                  (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

(a)The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

(b)The Transferor is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

(c)The Transferor’s U.S. employer identification number is _____________________; and

(d)(d) The Transferor’s office address is:

                                                                                                                                              .

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Date:	By:
Name:
Title:

Execution Version

EXHIBIT F

Form of Note Repayment Agreement

NOTE REPAYMENT AGREEMENT

This NOTE REPAYMENT AGREEMENT (this “Agreement”) is entered into as of ________ __, 201_ (the “Effective Date”), by and between Stadium Enterprises LLC, a Delaware limited liability company (the “Company”), and [●] (“Holder”) Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes (as defined below)

RECITALS

WHEREAS, the Company issued to Holder certain Convertible Note(s) on the dates, and in the amounts set forth on Exhibit A (each a “Note” and together, the “Notes”), and Exhibit A sets forth for each Note, the outstanding principal balance, accrued interest and change-in-control premium as of the Effective Date.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”), and other parties named therein, pursuant to which a wholly-owned subsidiary of Acquirer (the “Merger Sub”) will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquirer (the “Merger”)

WHEREAS, the Merger constitutes a Change of Control pursuant to the terms of the Notes.

WHEREAS, in connection with the Merger, the Company wishes to repay the Notes in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Note Repayment.

(a)The Company and the Holder hereby agree that effective as of, and in connection with, the Closing (as defined in the Merger Agreement), and notwithstanding anything to the contrary contained in the Notes, the Company shall pay, or cause to be paid, to the Holder an amount equal to $[AMOUNT] (the “Repayment Amount”), which amount is equal to the sum of (i) all accrued but unpaid interest due on such Notes as of January [●], 2019 plus (ii)                            times the outstanding principal balance of such Notes. If the Repayment Amount is not paid by the Company to Holder by 5:00 p.m. (Eastern Time) on January [●], 2019, additional interest will accrue on the Notes, and the Repayment Amount shall increase, at the per diem rate of $[●] (the “Per Diem”) until the receipt by Holder of the Repayment Amount.

(b)Other than the right to receive the Repayment Amount pursuant to this Agreement, Holder for himself, herself or itself and on behalf of his, her or its heirs, legal representatives, successors and assigns (collectively, the “Relevant Persons”), hereby irrevocably, unconditionally 2 and forever acquits, releases, waives and discharges Acquirer, each of and the Company and its subsidiaries and Merger Sub, and each of their respective officers, directors, employees, agents, divisions, affiliated corporations, subsidiaries, affiliates, managers affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, accounts, reckonings, bills, sums of money, bonds, suits, actions, causes of action, liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, controversies, covenants, contracts, promises, judgments, liabilities, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Relevant Persons had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time, that in any way arise from or out of, are based upon or relate to such Relevant Person’s or Relevant Persons’, as applicable, ownership of the Notes (the “Released Claims”) The release is intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein.

(c)Holder further acknowledges and agrees that: (i) the payment to the Holder of the Repayment Amount constitutes the full and complete satisfaction of Company’s obligations under the Notes; and (ii) upon Holder’s receipt of the Repayment Amount, the Notes shall be deemed satisfied in full and cancelled and of no further force and effect, without any further action required.

(d)Notwithstanding the foregoing, in the event the Merger Agreement is terminated prior to the Closing, this Agreement shall terminate and be of no further force and effect upon the date and time of the valid termination of the Merger Agreement in accordance with its terms.

2.Representations and Warranties of Holder. Holder represents and warrants to the Company as follows: (a) Holder has not assigned, or agreed to assign, any of its rights under the Notes; (b) Holder has the full legal right and capacity to enter into this Agreement; and (c) this Agreement has been duly and validly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

3.Miscellaneous.

(a)Further Assurances. Holder and the Company shall execute and deliver, or cause to be executed and delivered all such documents and/or instruments to be executed in connection with the repayment of the Notes, and will take or cause to be taken such further or other action as is necessary or desirable in order to carry out the intent and purpose of this Agreement.

(b)Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement. 3

(c)Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

(d)Successors and Assigns. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

(e)Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that body of law relating to choice of laws.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties hereto have executed this NOTE REPAYMENT AGREEMENT as of the day and year first written above.

COMPANY

STADIUM ENTERPRISES LLC

By:
Name:
Title:

HOLDER

[NAME]

By:
Name:
Title:

Address:

[SIGNATURE PAGE TO NOTE REPAYMENT AGREEMENT]

3

Exhibit A

Convertible Notes

Date	Principal Balance	Accrued Interest	Change in Control Premium	Repayment Amount

Total:

4

Final Form

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective as of this [__] day of [______], 2019, by and among PNC Bank, National Association, a national banking association (the “Escrow Agent”), Farfetch US Holdings, Inc., a Delaware corporation (“Acquirer”), and Jed Stiller (the “Members’ Agent”), solely in his capacity as agent on behalf of the Converting Holders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below)

WHEREAS, Acquirer, Yankee Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquirer (“Merger Sub”), Stadium Enterprises LLC, a Delaware limited liability company (“Company”), the Members’ Agent and, solely for the limited purposes set forth therein, Farfetch Ltd., a Cayman limited company and the ultimate parent entity of Acquirer, have entered into that certain Agreement and Plan of Merger, dated December 12, 2018 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity of the Merger and as a wholly-owned subsidiary of Acquirer.

WHEREAS, pursuant to the Merger Agreement, Acquirer has agreed to deposit certain funds into an escrow account (the “Escrow Account”) at the Closing by wire transfer of immediately available cash funds, with such funds to be held, invested and disbursed by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account established by this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.Terms and Conditions

1.1.Appointment of and Acceptance by Escrow Agent. Acquirer and the Members’ Agent hereby appoint the Escrow Agent to serve as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to perform its duties as provided herein.

1.2. Establishment of Escrow. At the Closing, Acquirer will deposit (or cause to be deposited) into the Escrow Account pursuant to the wire instructions set forth on Schedule A hereto, in immediately available funds, US$25,000,000, representing the Cash Escrow Amount referred to in the Merger Agreement (together with all interest and earnings thereon, and less any disbursements hereunder, the “Escrow Fund”)

1.3. Application of the Escrow Fund. Subject to the terms, conditions and limitations contained herein and in the Merger Agreement, the Escrow Fund shall be available to satisfy (i) adjustments to the Merger Consideration payable to the Acquirer pursuant to the Merger Agreement and (ii) Indemnifiable Damages due to the Acquirer Indemnified Persons pursuant to the Merger Agreement.

1.4. Disbursements of the Escrow Fund. The Escrow Agent shall only disburse amounts from the Escrow Fund as follows:

(a)Disbursement of the Escrow Fund.

i.If at any time prior to the Escrow Release Date (as defined below), Acquirer shall deliver a Claim Certificate to the Members’ Agent pursuant to the Merger Agreement, or shall assert an indemnity claim under the Merger Agreement, Acquirer shall also deliver a copy of the Claim Certificate or other claim assertion, as the case may be, to the Escrow Agent (such copy to the Escrow Agent being an “Indemnity Claim Notice”), which Indemnity Claim Notice shall include the amount claimed therein (the “Claim Amount”) and instructions for the payment of the Claim Amount. The Escrow Agent shall not disburse any amount with respect to such Indemnity Claim Notice during the 20-day period following receipt of such Indemnity Claim Notice except pursuant to a Joint Written Direction. “Joint Written Direction” shall mean a written notification, in the form of Exhibit B hereto, delivered to the Escrow Agent and signed by an authorized representative of each of Acquirer and the Members’ Agent (a list of whom are provided in Exhibit A-1 and Exhibit A-2, respectively) If the Escrow Agent receives a Joint Written Direction with respect to the entire Claim Amount, the Escrow Agent shall distribute such Claim Amount in immediately available funds from the Escrow Fund, to the extent of the amount of the Escrow Fund that has not previously been distributed pursuant to this Escrow Agreement, in accordance with the payment instructions. If the Escrow Agent receives a Joint Written Direction with respect to a portion, but not all, of the Claim Amount set forth in such Claim Notice, the Members’ Agent shall be deemed to have accepted the portion of such Claim Amount as valid, and the Escrow Agent shall pay such portion of such Claim Amount in immediately available funds from the Escrow Fund in accordance with the payment instructions and shall disburse the balance of such Claim Amount in accordance with Section 1.4(a)(ii), (iii) or

(iv), as the case may be. If the Member’s Agent contests by written notice to Acquirer (with a copy delivered to the Escrow Agent) any claim or claims in the Indemnity Claim Notice within the 20-day period following receipt of such Indemnity Claim Notice, the Escrow agent will not release any funds with respect to such disputed portion of the Claim Amount (the “Disputed Amount”) unless and until the Escrow Agent receives either (x) a copy of a final, non-appealable award or order of a court of competent jurisdiction or arbitrator or arbitration panel determining the parties’ respective rights to such Disputed Amount, or (y) a Joint Written Direction with respect to such Disputed Amount. Notwithstanding anything contained in the foregoing, if the Members’ Agent does not contest by written notice to Acquirer (with a copy delivered to the Escrow Agent) the entire Claim Amount or a portion of the Claim Amount within the 20-day period following receipt of such Indemnity Claim Notice, the Escrow Agent shall distribute such undisputed portion of the Claim Amount to Acquirer in accordance with the instructions contained in such Indemnity Claim Notice.

ii.Notwithstanding the provisions of Section 1.4(a)(i), in the event that the Escrow Agent receives a copy of a final, non-appealable award or order of a court of competent jurisdiction or arbitrator or arbitration panel forwarded by Acquirer, which award or order specifies the specific dollar amount to be delivered by any Converting Holder and to which such copy Acquirer shall attach payment instructions (an “Indemnification Demand Notice”), the Escrow Agent shall distribute such specific dollar amount (to the extent of the amount of the Escrow Fund that has not previously been distributed pursuant to this Escrow Agreement) in accordance with the attached payment instructions; provided that Acquirer shall simultaneously provide a copy of such Indemnification Demand Notice to the Members’ Agent.

iii.Notwithstanding the provisions of Sections 1.4(a)(i) and (ii) above, if at any time Acquirer and the Members’ Agent jointly execute and deliver a Joint Written Direction, the Escrow Agent shall disburse the Escrow Fund (or a portion thereof) in accordance with the instructions contained in such Joint Written Direction.

iv.With respect to the Escrow Fund, the “Release Date” shall be 11:59 p.m. local time on April 1, 2020, or the date the Escrow Agent no longer holds any of the Escrow Fund hereunder as a result of the distribution of all of the Escrow Fund pursuant to the terms herein. Upon the occurrence of a Release Date, Acquirer and the Members’ Agent shall jointly execute and deliver to the Escrow Agent a Joint Written Direction specifying the amount of the Escrow Fund to be released to the Members’ Agent, and the Escrow Agent shall deliver the specified portion of the Escrow Fund to the Members’ Agent in the amount provided for in the Joint Written Direction. To the extent the amount set forth in any pending Claim Notice exceeds the remaining funds in the Escrow Account, Acquirer and the Members’ Agent shall be responsible for determining such portion of the Escrow Fund as may be necessary to satisfy the entire aggregate amount of the then-pending claims set forth in all such Indemnity Claim Notices (each, a “Pending Claim Notice”), which amount shall be retained by the Escrow Agent until each such claim set forth in a Pending Claim Notice is finally resolved in accordance with Section 1.4(a)(i), (ii) or (iii) above or the last sentence of this Section 1.4(a)(iv), and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on the release amount specified in the Joint Written Direction. With respect to a Pending Claim Notice, in the event that the Escrow Agent receives a copy of a final, non-appealable order of a court of competent jurisdiction or arbitrator or arbitration panel forwarded by the Members’ Agent, which order specifies that no dollar amount is owed by the Members’ Agent or the Converting Holders to Acquirer with respect to a Pending Claim Notice (a “Disbursement Notice”), the Escrow Agent shall distribute the dollar amount subject to such Pending Claim Notice (to the extent of the amount of the Escrow Fund that has not previously been distributed pursuant to this Escrow Agreement) in accordance with the payment instructions set forth in such Disbursement Notice; provided that the Members’ Agent shall simultaneously provide a copy of the Disbursement Notice to Acquirer.

(b)Any final, non-appealable award or order of a court of competent jurisdiction or arbitrator or arbitration panel delivered under Section 1.4(a) shall be accompanied by a certificate of the presenting party that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator or arbitration panel, upon which the Escrow Agent shall be entitled to conclusively rely without further investigation. Any party requesting the disbursement of funds from the Escrow Account pursuant to an Indemnity Demand Notice or Disbursement Notice with respect to such an award or order shall include with its delivery of such Indemnity Demand Notice or Disbursement Notice to the Escrow Agent wire instructions to which the Escrow Agent is instructed to release the funds.

(c)Notwithstanding anything to the contrary in this Escrow Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Account, the Escrow Agent shall release the balance in the Escrow Account and shall have no liability or responsibility to any party for any deficiency.

(d)The Escrow Agent will disburse any amounts from the Escrow Fund as required by this Section 1.4 within two (2) Business Days (as defined below) or as soon as commercially reasonable thereafter from (x) the date of the Escrow Agent’s receipt of a Joint Written Direction, Indemnification Demand Notice or Disbursement Notice, as applicable, or (y) with respect to any Undisputed Amount, the expiration of the 20-day period following an Indemnity Claim Notice.

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II. Provisions as to the Escrow Agent

2.1.Limited Duties of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement that shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Escrow Agreement. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to determine, make inquiry into or consider, any term or provision of any agreement between the Members’ Agent, the Acquirer Indemnified Parties, Acquirer and/or any other third party or as to which the escrow relationship created by this Escrow Agreement relates, including without limitation the Merger Agreement or any other documents referenced in this Escrow Agreement.

2.2. Limitations on Liability of Escrow Agent.

(a)In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s fraud, willful misconduct, bad faith or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)Except in cases of the Escrow Agent’s fraud, willful misconduct, bad faith or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith provided by the Members’ Agent or Acquirer with respect to such party’s information and believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Escrow Agreement or the Escrow Agent’s duties has been duly authorized to do so and (iii) in acting or failing to act in good faith in accordance with the terms of this Escrow Agreement on the advice of outside counsel retained by the Escrow Agent.

(c)The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by the applicable authorized representative of each of Acquirer and the Members’ Agent set forth on Exhibit A-1 and Exhibit A-2. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions except as set forth in Section 2.3 below, but it may do so in its discretion on any occasion without incurring any liability to any party for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by us]ing the account number. In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) the Members’ Agent, Acquirer or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time.

(d)No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.3.Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by telephone call-back to a person specified on Exhibit A-1 (in the case of a funds transfer to Acquirer) or Exhibit A-2 (in the case of a funds transfer to the Members’ Agent) at the telephone number specified for such authorized person on Exhibit A-1 or Exhibit A-2, as applicable. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only by a writing signed by an authorized representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or Exhibit A-2 or a rescission of an existing Exhibit A-1 or Exhibit A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the applicable authorized representative of each of Acquirer and the Members’ Agent under this Escrow Agreement. Acquirer and the Members’ Agent understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the above security procedure may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

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2.4.Depository Role. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.5.No Duty to Notify. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.6.Other Relationships. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and its affiliates, and any of their respective directors, officers or employees may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent or its affiliates from acting in any other capacity for any such party.

2.7.Disputes.

(a)In the event of any disagreement between Acquirer and the Members’ Agent, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until directed by (i) an order of a court of competent jurisdiction, or (ii) directed otherwise a Joint Written Direction. Notwithstanding the immediately preceding sentence, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of Acquirer and the Members’ Agent as provided in the immediately following paragraph, institute or defend such proceedings. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

(b)In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds, equity and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, Acquirer and the Members’ Agent agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.8.Indemnification. Acquirer and the Members’ Agent (solely on behalf of the Converting Holders and in its capacity as the Members’ Agent, not in its individual capacity) jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Escrow Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Escrow Agent Losses”) which any such Escrow Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Escrow Indemnified Party shall be entitled to indemnity with respect to Escrow Agent Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by such Escrow Indemnified Party’s fraud, gross negligence, bad faith or willful misconduct. Acquirer and the Members’ Agent agree solely between themselves, and without affecting any Escrow Indemnified Party’s right to indemnification hereunder, that Acquirer and the Members’ Agent (solely on behalf of the Converting Holders and in his capacity as the Members’ Agent, not in his individual capacity) shall each be responsible for fifty percent (50%) of such indemnification obligations and shall have a right of contribution against the other to the extent that they pay more than their fifty percent (50%) share of such indemnification obligations. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

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2.9.Mergers, Consolidations, Etc. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case without the execution or filing of any instrument or paper or the performance of any further act (other than due notice to Acquirer and the Members’ Agent)

2.10.Resignation; Removal.

(a)The Escrow Agent may resign and be discharged from it duties and obligations at any time under this Escrow Agreement by providing written notice to Acquirer and the Members’ Agent. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Fund as depository and cooperate reasonably in the transfer of the Escrow Fund to a successor escrow agent. Acquirer and the Members’ Agent shall promptly appoint a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.

(b)Acquirer and the Members’ Agent acting together shall have the right to terminate the appointment of the Escrow Agent upon thirty (30) days’ joint written notice to the Escrow Agent specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Fund as depository and cooperate reasonably in the transfer of the Escrow Fund to a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such termination is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.

(c)In the case of a resignation or removal of the Escrow Agent, the Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. The successor escrow agent appointed by Acquirer and the Members’ Agent shall execute, acknowledge and deliver to the Escrow Agent and the other parties an instrument in writing accepting its appointment hereunder, and thereafter, the Escrow Agent shall deliver all of the then-remaining balance of the Escrow Fund, less any fees and expenses then incurred by and unpaid to the Escrow Agent, to such successor escrow agent in accordance with the Joint Written Direction of Acquirer and the Members’ Agent and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

2.11.Compensation of the Escrow Agent. The parties agree that upon the execution of this Escrow Agreement, Acquirer and the Members’ Agent (solely on behalf of the Converting Holders and in his capacity as the Members’ Agent, not in his individual capacity) will pay the Escrow Agent as stated in the fee schedule attached hereto as Schedule B.

III.Tax Matters

3.1.Tax Matters

(a)On or before the execution and delivery of this Escrow Agreement, each of Acquirer and the Members’ Agent shall provide to the Escrow Agent a completed IRS Form W-9 or Form W-8 (or, in each case, any successor form), as applicable, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Internal Revenue Code of 1986, as amended (the “Code”) and applicable state and local income tax law. To the extent any such forms to be delivered under this Section 3.4(a) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Fund or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment. The Escrow Agent shall have the sole right to make the determination as to which payments hereunder are “reportable payments” or “withholdable payments” under the Code.

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(b)Acquirer and the Members’ Agent agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the funds held in the Escrow Account is Acquirer for all tax purposes and the Escrow Agent shall report to the Internal Revenue Service (“IRS”), as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of Acquirer for purposes of the Code and applicable state and local income tax law. The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the IRS Form W-9 or W-8 provided to the Escrow Agent by Acquirer. Acquirer shall report all interest or other income, if any, that is earned on the Escrow Fund as income of Acquirer in the taxable year or years in which such income is properly includable in Acquirer’s gross income and shall pay any and all taxes attributable thereto.

(c)The Escrow Agent shall, to the extent applicable, timely furnish to Acquirer, the IRS, and any other taxing authority, an IRS form 1099 (and any other applicable form) showing the income earned from the Escrow Account for each tax year. The Escrow Agent shall make an annual cash distribution by March 15 of each year to Acquirer out of the Escrow Account in an amount equal to twenty-five percent (25%) of the income earned in the Escrow Account, if any, in the preceding year. Notwithstanding anything to the contrary herein provided, except for the delivery of IRS Form 1099, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return (including, without limitation IRS Forms 1099-B) with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon other than such information reports as the Escrow Agent is required to prepare and file as required by applicable law. The Escrow Agent shall have no responsibility to report any payments from the Escrow Fund other than the interest earned on the Escrow Fund as set forth in this Section 3.1.

(d)Acquirer and the Members’ Agent (solely on behalf of the Converting Holders and in its capacity as the Members’ Agent, not in its individual capacity), jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds and equity held under this Escrow Agreement or any earnings or interest thereon, unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement. The indemnification provided in this section is in addition to the indemnification provided in Section 2.8 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

IV.Miscellaneous

4.1.Disbursements. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2.Permitted Investments. The Escrow Agent shall invest the Escrow Fund in a PNC Non-Interest Bearing Deposit Account, unless Schedule C is completed to provide direction for investment in the Money Market Deposit Account. Information relating to investment of Escrow Fund in a PNC Non-Interest Bearing Deposit Account or, if elected, the Money Market Deposit Account, are set forth on Schedule C. Acquirer and the Members’ Agent recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Acquirer or the Members’ Agent or any other person or entity for any loss incurred in connection with any such investment, including, without limitation, any loss due to interest rate fluctuation, early withdrawal penalty or the decline in value of any investment. Any investment earnings and income on the funds held in the Escrow Account shall become part of the Escrow Account and shall be disbursed in accordance with this Escrow Agreement. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits or investments made pursuant to this Section 4.2, other than as a result of the gross negligence, bad faith or willful misconduct of the Escrow Agent.

4.3.Accounting. The Escrow Agent shall provide monthly reports of transactions and holdings to Acquirer and the Members’ Agent as of the end of each month, at the address provided by Acquirer and the Members’ Agent

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4.4.Notices. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to any individual party, (ii) when delivered by electronic mail to the e-mail address given below, provided that written confirmation of receipt is obtained promptly from the recipient after completion of the electronic mail transmission or (iii) on the first (1st) Business Day after the date of deposit with an overnight courier with a reputable national overnight delivery service for next day delivery, postage paid, or on the third (3rd) Business Day after deposit in the U.S. mail, certified or registered, return receipt requested, postage prepaid, addressed in all cases to the party at her, his or its respective address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to the Escrow Agent:

PNC Bank, National Association
Attn: Heather Kelly
IDS Building
80 South Eighth Street, Suite 1450
Minneapolis, Minnesota 55402
Email: ##################
Phone: ##################

If to Acquirer:
Farfetch Limited
The Bower, 211 Old Street
London EC1V 9NR, United Kingdom
Email: ##################
Attention: Holly Sage, Head of Legal (Corporate/Commercial)

with a copy (which shall not constitute notice) to

Fenwick & West LLP
902 Broadway, Suite 14
New York, NY 10010
Email: ##################
Attention: Ken S. Myers
If to the Members’ Agent
Jed Stiller
c/o White and Williams LLP
7 Times Square, Suite 2900
New York, NY 10036
Email: ##################

with a copy (which shall not constitute notice) to
White and Williams LLP
7 Times Square, Suite 2900
New York, NY 10036
Email: ##################, ##################
Attention: Randy M. Friedberg and Joshua G. Galante

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party. In all cases, the Escrow Agent shall be entitled to rely on a copy or electronic transmission of any document with the same legal effect as if it were the original of such document. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions located in Pennsylvania are authorized or obligated by law or executive order to close.

4.5.Governing Law. This Escrow Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Escrow Agreement.

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4.6.Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.7.Assignment; Binding Effect. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.8.Amendment and Waiver. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

4.9.Severability. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.10.Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the parties shall execute and deliver any and all such agreements or other documents and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

4.11.No Third Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. Additionally, any permitted assignee must also satisfy the Escrow Agent’s requirements set forth in Section 2.9.

4.12.Force Majeure. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, interruption or malfunctions of communications or power supplies, labor difficulties, actions of public authorities or other similar causes reasonably beyond its control.

4.13.Termination. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent in accordance with this Escrow Agreement of all funds, equity and property held under this Escrow Agreement or upon the earlier Joint Written Direction.

4.14.Titles and Headings. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.15.Counterparts; Facsimile Execution. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Escrow Agreement and agreements, certificates, instruments and documents entered into in connection herewith by facsimile or other electronic transmission (including Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Escrow Agreement or such agreements, certificates, instruments and documents.

4.16.Entire Agreement; Effect of Merger Agreement. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Acquirer and the Members’ Agent in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Acquirer and the Members’ Agent, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof. The parties hereto acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

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4.17.Procedures for Opening a New Account. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent must obtain each party’s name, address, date of birth (as applicable), taxpayer or other government identification number or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license, passport or other identifying documents. For parties that are business or other legal entities, the Escrow Agent may require such documents as it deems necessary to confirm the legal existence of the entity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, as the
Escrow Agent

By:
Name:
Title:

FARFETCH US HOLDINGS, INC.

By:
Name:
Title:

JED STILLER, solely in his capacity as the Members’ Agent

Name:

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SCHEDULE A

Escrow Agent

Wire Instructions

PNC Bank, National Association

ABA: [_____]

Account: [____]

Account Name: [Escrow Services]

Reference: [                                                                 ]

Attention: [______]

SCHEDULE B

Escrow Agent Fee

I. Acceptance Fee:	Waived

A one-time fee, payable upon execution of the Escrow Agreement, to cover the review of the Escrow Agreement, initial set-up of the account, and other reasonably required services up to and including the closing.

II. Annual Administration Fee:	Waived

The annual administration fee covers routine duties of Escrow Agent associated with the administration of the account. Administration fees are payable annually in advance, on the closing date and each anniversary of the closing date, without pro-ration for partial years.

III. Out-of-Pocket Expenses (if any):	At Cost

Reimbursement of expenses associated with Escrow Agent’s acceptance of, administration of, or performance under the Escrow Agreement, including without limitation fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing and recording fees, will be billed at cost.

The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. Acquirer and the Members’ Agent (solely on behalf of the Converting Holders and in his capacity as the Members’ Agent, not in his individual capacity) acknowledge their joint and several obligations to pay any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Escrow Agreement; provided that solely as between Acquirer and the Members’ Agent, Acquirer, on the one hand, and the Members’ Agent, on the other hand, shall each be responsible for one-half of such fees, expenses and other amounts. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Fund with respect to its incurred but unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund. The terms of this paragraph shall survive termination of this Escrow Agreement, and shall not in any way limit the rights of the Escrow Agent to indemnification as set forth in this Escrow Agreement.

SCHEDULE C

Investment Direction

[X]

As of the date of this Escrow Agreement, the Parties authorize and direct the Escrow Agent to invest the Escrow Fund, pursuant to this Escrow Agreement, into a PNC Money Market Deposit Account (“MMDA”)

The MMDA is an interest bearing account and is insured by the Federal Deposit Insurance Corporation, to the standard maximum deposit insurance amount, (including principal and interest), for all deposits held in the same ownership capacity with the Escrow Agent. The MMDA has monthly withdrawal/disbursement restrictions of a maximum of six (6) per month and in the event the maximum is reached in any one calendar month, the funds will be moved to a PNC non-interest bearing deposit option until the beginning of the following month. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy.

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives of Acquirer)

Client Name: [________]

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity and is authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the above referenced entity, and that the title, signature and contact number appearing beside each name is true and correct.

Name	Title	Email Address	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:
Its:	Authorized Officer

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives of the Members’ Agent)

Client Name: [_______]

As the Members’ Agent I hereby certify that each person listed below is an authorized signor and is authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Members’ Agent, and that the title, signature and contact number appearing beside each name is true and correct.

Name	Title	Email Address	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed on:

Date

By:

EXHIBIT B

JOINT WRITTEN DIRECTION

[INSERT DATE]

Pursuant to that certain Escrow Agreement dated as of [●], 20[__], by and among Farfetch US Holdings, Inc. (“Acquirer”), Jed Stiller (the “Members’ Agent”), and PNC Bank, National Association, a national banking association (the “Escrow Agent”), Acquirer and the Members’ Agent hereby instruct the Escrow Agent to release funds from the Escrow Fund in accordance with the following instructions:

$ [_______________] to Acquirer:	$ [_______________] to Members’ Agent:

Wire Instructions:	Wire Instructions:
Account Name:	Account Name:
Account Number:	Account Number:
Bank Name:	Bank Name:
Bank ABA Number:	Bank ABA Number:
Bank Address:	Bank Address:

For credit to:	For credit to:
Special Instructions:	Special Instructions:

Bank Check:	Bank Check:
Payee Name:	Payee Name:
Mailing Address:	Mailing Address:

IN WITNESS WHEREOF, the parties hereto have caused this Joint Written Direction to be executed as of the date first above written.

FARFETCH US HOLDINGS, INC.	JED STILLER, solely in its capacity as the Members’ Agent

By:	By:
Name:	Name:
Title:	Title: